EXECUTION VERSION

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MEMC ELECTRONIC MATERIALS, INC.,

OSCAR ACQUISITION SUB, INC.,

SOLAICX, and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as the Representative

Dated as of May 21, 2010

INDEX OF DEFINED TERMS

280G Approval	73
Accounts Receivable	39
Accredited Investor	104
Acquisition Proposal	76
Acquisition Subsidiary	1
Act	2
Action	49
Adjusted Initial Merger Consideration	6
Adjustment Amount	20
Adverse Recommendation Change	72
Affiliate	104
Agents	74
Aggregate Cap	96
Aggregate Exercise Price Amount	6, 13
Aggregate Preferred Stock Liquidation Preference Amount	6
Aggregate Residual Amount	6
Agreed Estimated Closing Statement	17
Agreement	1
Agreement of Merger	2
AIQ Form	23
Annual Financial Statements	33
Articles	29
Assets	37
Auditor	19
Balance Sheet	33
Business Day	104
California Audit	83
Cash Election Percentage	24
Certificates	8
Closing	3
Closing Balance Sheet	18
Closing Date	3
Closing Indebtedness	18
Closing Net Working Capital	18
Closing New Investment Adjustment Amount	18
Closing Statement	18
Closing Statement of Indebtedness	18
Closing Statement of Net Working Capital	18
Closing Statement of New Investment Adjustment Amount	18
COBRA	58
Code	34
Common Stock	5
Common Stock Exchange Amount	8
Common Stock Warrant	23
Company	1

Company Entities	53
Company Fundamental Representations	90
Company Indemnified Person	79
Company Indemnified Persons	79
Company Intellectual Property	43
Company Intellectual Property Agreement	45
Company Intellectual Property License	45
Company Manufacturing Tools	43
Company Material Adverse Effect	104
Company Options	9
Company Organizational Documents	29
Company Recommendation	72
Company Shareholder Approval	32
Company Software	43
Company Warrants	10
Company’s Knowledge	105
Confidentiality Agreement	71
Contract	42
Contracts	42
Covered Employees	78
Defense Notice	94
Determination Date	20
Dispute	26
Dispute Notice	26
Dispute Period	26
Dissenting Shares	15
Earnout Calculation Schedule	23
Earnout Consideration	23
Earnout Period	23
Earnout Statement	26
Effective Time	2
Effects	104
Election	23
Election Deadline	23
employee benefit plans	60
Employee Inducement Grants	85
Energy Credit Agreement	36
Environmental Claim	55
Environmental Laws	53
Environmental Permits	54
ERISA	57
ERISA Plans	57
Escrow Agent	21
Estimated Closing Net Working Capital	17
Estimated Closing Statement	17
Estimated Indebtedness	17

Estimated New Investment Adjustment Amount	17
Estimated Transaction Expenses	22
Exchange Act	105
Exchange Agent	16
Exchange Agent Agreement	16
Exchange Fund	16
Expense Escrow Agreement	28
Expense Escrow Amount	3
Expense Escrow Fund	28
Final Closing Indebtedness	20
Final Closing Net Working Capital	20
Final Closing New Investment Adjustment Amount	20
Final Determination	26
Final Determination Date	26
Financial Statements	33
Form of Election	23
Fully Diluted Company Share Amount	7, 13
GAAP	17
General Cap	96
Government	17
Government Contracts	63
Governmental Authorization	52
Hazardous Materials	54
Hazardous Materials Activities	53
HIPAA	58
HSR Act	32
Income Taxes	82
Indebtedness	105
Indebtedness Adjustment Amount	20
Indemnification Escrow Account	21
Indemnification Escrow Agreement	21
Indemnification Escrow Amount	21
Indemnification Escrow Release Amount	3
Indemnification Threshold	96
Indemnified Losses	91
Indemnified Party	94
Indemnifying Party	94
Individual Cap	96
Inducement Grant Plan	85
Information Statement	72
Initial Merger Consideration	4
Intellectual Property	43
Interim Financials	33
Investment Adjustment Amount	20
IRS	89
Law	52

Leased Real Property	38
Letter of Transmittal	16
Lien	32
Lock-Up Agreement	23
Losses	91
made available	106
Management Carveout Plan	84
Merger	1
Merger Consideration	3
Net Working Capital	106
Net Working Capital Adjustment Amount	20
New Investment Adjustment Amount	106
NLRA	57
Non-Competition and Confidentiality Agreements	2
off-balance sheet arrangements	33
Order	49
Ordinary Course of Business	34
Owned Software	43
Parent	1
Parent Cap	97
Parent Capital Stock	65
Parent Common Stock	65
Parent Common Stock Value	25
Parent Financials	66
Parent Fundamental Representations	90
Parent Indemnified Persons	91
Parent Material Adverse Effect	107
Parent SEC Documents	65
Parties	1
Party	1
Patents	43
Payment Event	109
PBGC	59
Permits	52
Person	107
Plan	57
Plans	57
Positive Working Capital Adjustment	3
Post-Execution Investment Amount	107
Pre-Closing Tax Period	81
Preferred Stock Warrant	23
Preliminary Earnout Consideration	26
Property	37
Public Software	44
Qualifying Acquisition Proposal	109
Real Property Leases	38

v

Release	54
Remaining Payments	99
Representative	27
Scheduled Company Intellectual Property	44
Scheduled Indemnity Matters	92
SEC	107
Securities Act	107
Securityholder	107
Securityholder Claim	108
Securityholder’s Percentage	108
Series 1 Preferred Stock	5
Series 1 Preferred Stock Exchange Amount	8
Series 2 Preferred Stock	4
Series 2 Preferred Stock Exchange Amount	8
Series 2 Preferred Stock Liquidation Preference Amount	8
Seris 1 Preferred Stock Liquidation Preference Amount	8
Share	30
Shareholder	108
Shareholder Indemnified Persons	93
Shares	30
Side Agreement	1
Software	44
Spreadsheet	15
Statement	89
Statement of Estimated Transaction Expenses	22
Stock Election	24
Stock Election Percentage	23
Straddle Period	82
Subsequent SEC Documents	65
Subsidiary	30
Superior Proposal	76
Surviving Company	2
Surviving Company Organizational Documents	26
Tail Policy	79
Takeover Statute	64
Target Net Working Capital	108
Tax	37
Tax Attributes	36
Tax Returns	37
Taxes	37
Termination Fee	109
Third Party	76
Third Party Intellectual Property License	45
Third Person	94
Third Person Claim	94
Transaction Expenses	108

Transaction Payroll Taxes	106
Voting Agreement	1
Warrantholder	109

2.23	Labor Matters	56
2.24	Employee Benefit Matters	57
2.25	Overtime, Back Wages, Vacation and Minimum Wage	60
2.26	Discrimination and Occupational Safety and Health	60
2.27	Customers and Suppliers	61
2.28	Product Liability Claims	61
2.29	Product and Service Warranties	61
2.30	Product Safety Authorities	62
2.31	Foreign Operations and Export Control	62
2.32	Customs	63
2.33	Government Contracts	63
2.34	Restrictions on Business Activities	63
2.35	Brokers, Finders	64
2.36	Takeover Statutes	64
2.37	Investment Company	64
2.38	Information Statement	64
2.39	Accredited Investors	64

Article 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUBSIDIARY		64
3.1	Organization; Authorization; No Conflict	64
3.2	Capitalization	65
3.3	Consents	65
3.4	SEC Documents; Financial Statements	65
3.5	Brokers, Finders	66
3.6	Financing	66
3.7	Litigation	66
3.8	Information Statement	66
3.9	Absence of Certain Changes or Events	66
3.10	Interim Operations of Acquisition Subsidiary	67

Article 4 COVENANTS OF THE COMPANY		67
4.1	Conduct of Business of the Company	67
4.2	Notification of Certain Matters	70
4.3	Access to Information	71
4.4	Reasonable Best Efforts; Cooperation	71
4.5	Company Shareholder Approval	72
4.6	Takeover Statutes	74
4.7	No Solicitation	74
4.8	Securityholder Litigation	77
4.9	SAS 100 Review	77

Article 5 COVENANTS OF PARENT		77
5.1	Notification of Certain Matters	77
5.2	Reasonable Best Efforts; Cooperation	78
5.3	Benefits Covenant	78
5.4	Directors and Officers	79
5.5	Subsidiary Compliance	80

Article 6 ADDITIONAL COVENANTS		80
6.1	Certain Filings	80
6.2	Public Announcements; Confidentiality	81
6.3	Further Assurances	81
6.4	Taxes	81
6.5	Information Statement	84
6.6	Company Employee Carve-Out Plan; Parent Inducement Plan	84
6.7	New Investment Adjustment Amount; Post-Execution Investment Amount Payoff; Certain Payoff Letters	85

Article 7 CONDITIONS PRECEDENT		85
7.1	Conditions to Each Party’s Obligations	85
7.2	Conditions to Obligations of the Company	86
7.3	Conditions to Obligations of Parent and Acquisition Subsidiary	87

Article 8 INDEMNIFICATION		90
8.1	Survival of Representations and Warranties and Covenants	90
8.2	Indemnification of Parent Indemnified Persons	91
8.3	Indemnification of the Securityholders	93
8.4	Notice of Claim	94
8.5	Right to Contest Claims of Third Persons	94
8.6	Limitations on Indemnity	96
8.7	Exclusive Remedy	99

Article 9 TERMINATION		100
9.1	Termination	100

Article 10 MISCELLANEOUS PROVISIONS		102
10.1	Notice	102
10.2	Entire Agreement	103
10.3	Assignment; Binding Agreement	103
10.4	Counterparts	103
10.5	Headings; Interpretation	103
10.6	Definitions	104
10.7	Expenses	109
10.8	Remedies Cumulative	110
10.9	Specific Performance	110
10.10	Governing Law	110
10.11	Submission to Jurisdiction; Waivers	110
10.12	No Waiver	111
10.13	Severability	111
10.14	Amendments	111
10.15	No Third Party Beneficiaries	111

x

Exhibits
Exhibit A	Side Agreements
Exhibit B	Voting Agreements
Exhibit C	Non-Competition and Confidentiality Agreements
Exhibit D	Form of Agreement of Merger
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Indemnification Escrow Agreement
Exhibit G	Form of Election
Exhibit H	AIQ Form
Exhibit I	Form of Lock-Up Agreement
Exhibit J	Certificate of Incorporation of Surviving Company
Exhibit K	Bylaws of Surviving Company
Exhibit L	Management Carve-Out Plan
Exhibit M	Form of Inducement Grant Agreement

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 21, 2010, by and among MEMC Electronic Materials, Inc., a Delaware corporation (“Parent”), Oscar Acquisition Sub, Inc., a California corporation and direct and wholly owned subsidiary of Parent (“Acquisition Subsidiary”), Solaicx, a California corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the initial Representative. Parent, Acquisition Subsidiary, the Company and the Representative are referred to herein each as a “Party” and together as the “Parties.”

RECITALS

A. The Board of Directors of the Company has unanimously approved the merger (the “Merger”) of Acquisition Subsidiary with and into the Company in accordance with the terms and conditions of this Agreement and determined that the Merger is advisable and in the best interests of its Shareholders and has approved and declared advisable this Agreement, the Agreement of Merger (as defined herein) and the transactions contemplated hereby.

B. The Board of Directors of Parent and the Board of Directors of Acquisition Subsidiary have unanimously approved the Merger of Acquisition Subsidiary with and into the Company in accordance with the terms and conditions of this Agreement and have determined that the Merger is advisable and in the best interests of the shareholder of Acquisition Subsidiary and the stockholders of Parent, and the Board of Directors of Parent and the Board of Directors of Acquisition Subsidiary have approved and declared advisable this Agreement, the Agreement of Merger and the transactions contemplated hereby.

C. The Company, Acquisition Subsidiary, the Representative and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

D. As a condition and inducement to Parent and Acquisition Subsidiary entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain Shareholders have entered into a Side Agreement dated as of the date hereof and attached hereto as Exhibit A (the “Side Agreement”) pursuant to which such Shareholders have agreed (severally and jointly) to, among other things, make certain representations, indemnities and covenants and certain releases for the benefit of Parent and Acquisition Subsidiary.

E. As a condition and inducement to Parent and Acquisition Subsidiary entering into this Agreement, concurrently with the execution and delivery of this Agreement, the officers and directors of the Company and certain Securityholders have entered into a Voting Agreement dated as of the date hereof and attached hereto as Exhibit B (the “Voting Agreement”) pursuant to which each director, officer and certain Securityholders agreed to vote in favor of approval of this Agreement and the transactions contemplated hereby and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in the Voting Agreement.

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F. As a condition and inducement to Parent and Acquisition Subsidiary entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain employees of the Company have entered into non-competition and confidentiality agreements dated as of the date hereof and attached hereto as Exhibit C (the “Non-Competition and Confidentiality Agreements”).

NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

ARTICLE 1

THE MERGER

1.1 Merger and Effect of Merger.

(a) The constituent entities of the Merger are the Company and Acquisition Subsidiary.

(b) Upon the terms and subject to the conditions hereof, and in accordance with the California Corporations Code (the “Act”), at the Effective Time, Acquisition Subsidiary shall be merged into the Company and the separate existence of Acquisition Subsidiary thereupon shall cease. The Company shall be the Surviving Company in the Merger (the “Surviving Company”), and the separate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

(c) At and after the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of both Acquisition Subsidiary and the Company, as provided more particularly in the Act.

1.2 Method of Effecting Merger; Closing.

The Merger shall be effected as follows:

(a) The Company and Acquisition Subsidiary shall each execute an Agreement of Merger and related officers’ certificate in substantially the forms set forth in Exhibit D (the “Agreement of Merger”) and the Company shall cause the Agreement of Merger to be filed and recorded on the Closing Date (as hereinafter defined) with the Secretary of State of California in accordance with the applicable provisions of the Act. The Merger shall thereupon become effective and be consummated immediately upon the later of the acceptance of such filing by the Secretary of State of California or at such later time as may be mutually agreed by Parent, the Company and Acquisition Subsidiary and specified in the Agreement of Merger in accordance with the Act (the “Effective Time”).

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(b) Subject to the satisfaction or waiver of all conditions to Closing set forth in Article 7 hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Palo Alto, California, at 8:00 a.m., Pacific time, on a date that is within two (2) Business Days immediately following the satisfaction or waiver (if permitted hereunder and by applicable Law) of all conditions to Closing set forth in Article 7 hereof, other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (if permitted hereunder and by applicable Law) of such conditions at the Closing) or at such other time and/or on such other date as Parent and the Company may agree in writing (the “Closing Date”).

1.3 Conversion of Acquisition Subsidiary Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the issued and outstanding capital stock of Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock in the Surviving Company and, upon surrender of the certificate or certificates representing such common stock of Acquisition Subsidiary, the Surviving Company shall promptly issue to Parent or its designated Affiliate a certificate representing the common stock in the Surviving Company into which it has been converted. After the Effective Time such share of common stock shall be the only issued and outstanding equity interest of the Surviving Company and shall be owned by Parent or its designated Affiliate.

1.4 Merger Consideration.

(a) For purposes of this Agreement, the “Merger Consideration” shall be calculated as follows:

(i) Initial Cash Payment. Fifty-Two Million Six Hundred Fifty-Eight Thousand Dollars ($52,658,000.00) in cash; plus

(ii) Escrow Release. Any cash amounts released from the Indemnification Escrow Account and delivered to the Securityholders upon the expiration of the Indemnification Escrow Account (the “Indemnification Escrow Release Amount”); plus

(iii) Expense Escrow Amount Deposit. $1,000,000 in cash, to be deposited in the Expense Escrow Fund at the Closing and distributed in accordance with the terms hereof and the terms of the Expense Escrow Agreement (the “Expense Escrow Amount”); and

(iv) Net Working Capital Adjustment. (x) less an amount in cash equal to the amount, if any, by which the Net Working Capital as of the Closing is less than the Target Net Working Capital, or (y) plus an amount in cash equal to the amount, if any, by which the Net Working Capital as of the Closing is greater than the Target Net Working Capital (the “Positive Net Working Capital Adjustment”); less

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(v) Indebtedness Adjustment. An amount in cash equal to the aggregate amount of any Indebtedness of the Company as of immediately prior to the Effective Time, less

(vi) Transaction Expense Adjustment. An amount in cash equal to the aggregate amount of Transaction Expenses; plus

(vii) New Investment Adjustment. An amount in cash equal to the New Investment Adjustment Amount, if any, less the amount of the Positive Net Working Capital Adjustment, provided that such amount shall not be less than zero, if any; plus

(viii) Earnout Consideration. The amount, if any, of the Earnout Consideration, which shall be paid, if at all, at the time and in the manner set forth in Section 1.13.

(b) The Merger Consideration shall be subject to adjustment as described in Section 1.10 and as otherwise provided for in this Agreement. For purposes of calculating the Merger Consideration payable at the Closing, the Parties have agreed to include estimates of the Closing Net Working Capital, the Closing Indebtedness and the Closing New Investment Adjustment Amount, each as set forth on the Agreed Estimated Closing Statement and an estimate of the Transaction Expenses, as forth on Statement of Estimated Transaction Expenses in accordance with Section 1.12(a). As adjusted using such estimates, the Merger Consideration set forth above (excluding the Indemnification Escrow Release Amount, the Expense Escrow Amount, the amount of any Earnout Consideration and the final adjustment amounts pursuant to Section 1.10(d)) shall be referred to herein as the “Initial Merger Consideration.” Illustrative examples of such calculation are set forth on Schedule 1.4(b).

(c) Any net positive adjustment to the Initial Merger Consideration for the Net Working Capital Adjustment Amount, the Indebtedness Adjustment Amount and/or the Investment Adjustment Amount shall be paid in cash, and any net negative adjustment to the Initial Merger Consideration for the Net Working Capital Adjustment Amount, the Indebtedness Adjustment Amount and/or the Investment Adjustment Amount shall be distributed from the Indemnification Escrow Fund.

1.5 Effect on Shares.

(a) Subject to the terms of this Section 1.5, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof,

(i) each Share of Series 2 Preferred Stock of the Company (“Series 2 Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to and in accordance with Section 1.5(c) and Dissenting Shares, if any) shall be converted into and become the right to receive:

(A) an amount in cash equal to the Series 2 Preferred Stock Exchange Amount, plus an amount, if any, payable in respect of each share of Series 2 Preferred Stock pursuant to the terms of Section 1.7; plus

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(B) an amount in cash, if any, as is payable with respect thereto in accordance with the provisions of Section 1.10(d)(iii) hereof; plus

(C) an amount in cash, if any, as is payable with respect thereto in accordance with the terms of Section 1.11 hereof and the Indemnification Escrow Agreement; plus

(D) an amount in cash and (if applicable) shares of Parent Common Stock, if any, as is payable and/or issuable with respect to the Earnout Consideration pursuant to and in accordance with the terms of Section 1.13 hereof; plus

(E) an amount in cash, if any, as is payable with respect thereto in accordance with Section 1.16(e) hereof and the Representative Expense Escrow Agreement.

(ii) each Share of Series 1 Preferred Stock of the Company (“Series 1 Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to and in accordance with Section 1.5(c) and Dissenting Shares, if any) shall be converted into and become the right to receive:

(A) an amount in cash equal to the Series 1 Preferred Stock Exchange Amount, plus an amount, if any, payable in respect of each share of Series 1 Preferred Stock pursuant to the terms of Section 1.7; plus

(B) an amount in cash, if any, as is payable with respect thereto in accordance with the provisions of Section 1.10(d)(iii) hereof; plus

(C) an amount in cash, if any, as is payable with respect thereto in accordance with the terms of Section 1.11 hereof and the Indemnification Escrow Agreement; plus

(D) an amount in cash and (if applicable) shares of Parent Common Stock, if any, as is payable and/or issuable with respect to the Earnout Consideration pursuant to and in accordance with the terms of Section 1.13 hereof; plus

(E) an amount in cash, if any, as is payable with respect thereto in accordance with Section 1.16(e) hereof and the Representative Expense Escrow Agreement.

(iii) each Share of Common Stock of the Company (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to and in accordance with Section 1.5(c) and Dissenting Shares, if any) shall be converted into and become the right to receive:

(A) an amount in cash equal to the Common Stock Exchange Amount, plus an amount, if any, payable in respect of each share of Common Stock pursuant to the terms of Section 1.7; plus

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(B) an amount in cash, if any, as is payable with respect thereto in accordance with the provisions of Section 1.10(d)(iii) hereof; plus

(C) an amount in cash, if any, as is payable with respect thereto in accordance with the terms of Section 1.11 hereof and the Indemnification Escrow Agreement; plus

(D) an amount in cash as is payable with respect thereto as Earnout Consideration, if any, pursuant to and in accordance with the terms of Section 1.13 hereof; plus

(E) an amount in cash, if any, as is payable with respect thereto in accordance with Section 1.16(e) hereof and the Representative Expense Escrow Agreement.

(b) For purposes of Section 1.5(a) of this Agreement:

(i) “Adjusted Initial Merger Consideration” shall mean an amount equal to the sum of (x) Initial Merger Consideration and (y) the Aggregate Exercise Price Amount.

(ii) “Aggregate Exercise Price Amount” shall mean the aggregate dollar amount payable to the Company as the purchase price for the exercise of (i) each Company Option which remains outstanding and unexercised as of immediately prior to the Effective Time with a per share exercise price that is less than $3.00, and (ii) each Company Warrant which remains outstanding and unexercised as of immediately prior to the Effective Time with a per share exercise price that is less than $3.00.

(iii) “Aggregate Residual Amount” shall mean an amount equal to (x) the Adjusted Initial Merger Consideration, less (y) the Aggregate Preferred Stock Liquidation Preference Amount.

(iv) “Aggregate Preferred Stock Liquidation Preference Amount” shall mean the sum of:

(A) the product obtained by multiplying (x) the Series 1 Preferred Stock Liquidation Preference Amount by (y) the sum of (I) the aggregate number of shares of Series 1 Preferred Stock outstanding as of immediately prior to the Effective Time and (II) the aggregate number of shares of Series 1 Preferred Stock issuable upon the exercise in full of each Company Warrant which (1) is exercisable for shares of Series 1 Preferred Stock (2) remains outstanding and unexercised as of immediately prior to the Effective Time and (3) has a per share exercise price that is less than $3.00; plus

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(B) the product obtained by multiplying (x) the Series 2 Preferred Stock Liquidation Preference Amount by (y) the sum of (I) the aggregate number of shares of Series 2 Preferred Stock outstanding as of immediately prior to the Effective Time and (II) the aggregate number of shares of Series 2 Preferred Stock issuable upon the exercise in full of each Company Warrant which (1) is exercisable for shares of Series 2 Preferred Stock (2) remains outstanding and unexercised as of immediately prior to the Effective Time and (3) has a per share exercise price that is less than $3.00.

(v) “Fully Diluted Company Share Amount” shall mean the sum (without duplication) of the following:

(A) the aggregate number of shares of Common Stock outstanding as of immediately prior to the Effective Time;

(B) the aggregate number of shares of Common Stock issuable upon the conversion in full of any and all shares of Series 1 Preferred Stock outstanding as of immediately prior to the Effective Time;

(C) the aggregate number of shares of Common Stock issuable upon the conversion in full of any and all shares of Series 2 Preferred Stock outstanding as of immediately prior to the Effective Time;

(D) the aggregate number of shares of Common Stock issuable upon the exercise in full of each Company Option which remains outstanding and unexercised as of immediately prior to the Effective Time with a per share exercise price that is less than $3.00;

(E) the aggregate number of shares of Common Stock issuable upon the exercise in full of each Company Warrant which (1) is exercisable for shares of Common Stock (2) remains outstanding and unexercised as of immediately prior to the Effective Time and (3) has a per share exercise price that is less than $3.00; and

(F) the aggregate number of shares of Common Stock issuable upon the conversion in full of all shares of Series 1 Preferred Stock issuable upon the exercise in full of each Company Warrant which (1) is exercisable for shares of Series 1 Preferred Stock (2) remains outstanding and unexercised as of immediately prior to the Effective Time and (3) has a per share exercise price that is less than $3.00.

(G) the aggregate number of shares of Common Stock issuable upon the conversion in full of all Shares of Series 2 Preferred Stock issuable upon the exercise in full of each Company Warrant which (1) is exercisable for shares of Series 2 Preferred Stock (2) remains outstanding and unexercised as of immediately prior to the Effective Time and (3) has a per share exercise price that is less than $3.00.

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(vi) “Common Stock Exchange Amount” shall mean an amount equal to the quotient obtained by dividing (x) the Aggregate Residual Amount, by (y) the Fully Diluted Company Share Amount.

(vii) “Series 1 Preferred Stock Exchange Amount” shall mean an amount equal to the sum of (i) the Series 1 Preferred Stock Liquidation Preference Amount, and (ii) Common Stock Exchange Amount.

(viii) “Series 1 Preferred Stock Liquidation Preference Amount” shall mean $2.592.

(ix) “Series 2 Preferred Stock Exchange Amount” shall mean an amount equal to the sum of (i) the Series 2 Preferred Stock Liquidation Preference Amount, and (ii) Common Stock Exchange Amount.

(x) “Series 2 Preferred Stock Liquidation Preference Amount” shall mean $1.80.

An illustrative example of the calculations set forth in this Section 1.5 (based on the estimates of the applicable amounts as of the date hereof) is attached hereto as Schedule 1.5.

(c) Any and all unpaid dividends (accrued but unpaid, declared but unpaid or otherwise) on the Shares immediately prior to the Effective Time shall be canceled at the Effective Time. All the Shares held in the treasury of the Company as of immediately prior to the Effective Time shall be canceled and no consideration of any kind shall be paid, payable or otherwise delivered in exchange therefor under this Agreement as a result of or in connection with the Merger.

(d) Parent shall be entitled to deduct and withhold from each Shareholder’s respective portion of the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, Tax Law. Such amounts shall be timely paid over to the appropriate taxing authority and shall be treated for all purposes of this Agreement as having been paid to the applicable Securityholder in respect of which Parent made such deduction and withholding.

(e) Upon consummation of the Merger, certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) shall cease to represent any rights with respect thereto, other than the right to receive the portion of the Merger Consideration payable hereunder with respect to such Shares.

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1.6 Treatment of Options and Certain Warrants.

(a) Treatment of Company Options. Set forth on Schedule 1.6(a) is a list of the options to acquire shares of the Company’s Common Stock (the “Company Options”) outstanding as of the date hereof, which list sets forth the holder of each such Company Option, the aggregate number of shares of Common Stock issuable upon the exercise in full of each such Company Option and the exercise price per share of each such Company Option. Prior to Closing, the Company shall deliver to Parent (with a copy to the Representative) an updated version of Schedule 1.6(a) to reflect those Company Options that remain outstanding and unexercised immediately prior to the Effective Time. Subject to any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Option which remains outstanding and unexercised immediately prior to the Effective Time shall be converted into and become the right to receive:

(i) an amount in cash, if any, equal to the Common Stock Exchange Amount, plus an amount, if any, payable in respect of each share of Common Stock pursuant to the terms of Section 1.7; plus

(ii) an amount in cash, if any, as is payable with respect thereto in accordance with the provisions of Section 1.10(d)(iii) hereof; plus

(iii) an amount in cash, if any, as is payable with respect thereto in accordance with the terms of Section 1.11 hereof and the Indemnification Escrow Agreement; plus

(iv) an amount in cash as is payable with respect thereto as Earnout Consideration, if any, pursuant to and in accordance with the terms of Section 1.13 hereof; plus

(v) an amount in cash, if any, as is payable with respect thereto in accordance with Section 1.16(e) hereof and the Representative Expense Escrow Agreement; less

(vi) the exercise price per share of such Company Option (it being understood and hereby agreed that no cash amounts shall be paid in respect of any such Company Option unless and until the aggregate cash amount otherwise payable in respect of such Company Option pursuant to the preceding clauses (i) – (v) of this Section 1.6(a), inclusive, exceeds the aggregate exercise price of such Company Option).

Schedule 1.5 sets forth an estimate of the aggregate amount due to holders of the Company Options provided above, calculated making the assumptions set forth on Schedule 1.5.

For the avoidance of doubt, with respect to certain of the Company Options, there may be no amount of the Initial Merger Consideration payable at Closing to such optionholder based on the fact that the per share Common Stock Exchange Amount is less than the exercise price per share of such Company Option, provided that such optionholder may be entitled to receive a portion of the Merger Consideration (including the Earnout Consideration), if and when, the aggregate amount of Merger Consideration payable to such optionholder exceeds the exercise price per share of the applicable Company Option.

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(b) Treatment of Company Warrants. Set forth on Schedule 1.6(b) is a list of all warrants to acquire shares of Common Stock, Series 2 Preferred Stock or Series 1 Preferred Stock (the “Company Warrants”) outstanding as of the date hereof, which list sets forth the holder of each such Company Warrant, the aggregate number of shares of Series 1 Preferred Stock, Series 2 Preferred Stock or Common Stock issuable upon the exercise in full of each such Company Warrant and the exercise price per share of each such Company Warrant. Prior to Closing, the Company shall deliver to Parent (with a copy to the Representative) an updated version of Schedule 1.6(b) to reflect those Company Warrants that remain outstanding and unexercised immediately prior to the Effective Time.

(i) Subject to any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Warrant which is exercisable for shares of Series 1 Preferred Stock that remains outstanding and unexercised immediately prior to the Effective Time shall be converted into and become the right to receive:

(A) an amount in cash equal to the Series 1 Preferred Stock Exchange Amount, plus an amount, if any, payable in respect of each share of Series 1 Preferred Stock pursuant to the terms of Section 1.7 plus

(B) an amount in cash, if any, as is payable with respect thereto in accordance with the provisions of Section 1.10(d)(iii) hereof; plus

(C) an amount in cash, if any, as is payable with respect thereto in accordance with the terms of Section 1.11 hereof and the Indemnification Escrow Agreement; plus

(D) an amount in cash and (if applicable) shares of Parent Common Stock, if any, as is payable and/or issuable with respect to the Earnout Consideration pursuant to and in accordance with the terms of Section 1.13; plus

(E) an amount in cash and (if applicable), if any, as is payable with respect thereto in accordance with Section 1.16(e) hereof and the Representative Expense Escrow Agreement; less

(F) the exercise price per share of such Company Warrant (it being understood and hereby agreed that no amounts shall be paid in respect of any such Company Warrant unless and until the aggregate amount otherwise payable in respect of such Company Warrant (with shares of Parent Common Stock, if applicable, valued at $11.80 for this purpose) pursuant to the preceding clauses (A) – (E) of this Section 1.6(b)(i), inclusive, exceeds the aggregate exercise price of such Company Warrant).

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(ii) Subject to any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Warrant which is exercisable for shares of Series 2 Preferred Stock that remains outstanding and unexercised immediately prior to the Effective Time shall be converted into and become the right to receive:

(A) an amount in cash equal to the Series 2 Preferred Stock Exchange Amount, plus an amount, if any, payable in respect of each share of Series 2 Preferred Stock pursuant to the terms of Section 1.7; plus

(B) an amount in cash, if any, as is payable with respect thereto in accordance with the provisions of Section 1.10(d)(iii) hereof; plus

(C) an amount in cash, if any, as is payable with respect thereto in accordance with the terms of Section 1.11 hereof and the Indemnification Escrow Agreement; plus

(D) an amount in cash and (if applicable) shares of Parent Common Stock, if any, as is payable and/or issuable with respect to the Earnout Consideration pursuant to and in accordance with the terms of Section 1.13; plus

(E) an amount in cash, if any, as is payable with respect thereto in accordance with Section 1.16(e) hereof and the Representative Expense Escrow Agreement; less

(F) the exercise price per share of such Company Warrant (it being understood and hereby agreed that no amounts shall be paid in respect of any such Company Warrant unless and until the aggregate amount otherwise payable in respect of such Company Warrant (with shares of Parent Common Stock, if applicable, valued at $11.80 for this purpose) pursuant to the preceding clauses (A) – (E) of this Section 1.6(b)(ii), inclusive, exceeds the aggregate exercise price of such Company Warrant).

(iii) Subject to any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Warrant which is exercisable for shares of Common Stock and that remains outstanding and unexercised immediately prior to the Effective Time shall be converted into and become the right to receive:

(A) an amount in cash equal to the Common Stock Exchange Amount, plus an amount, if any, payable in respect of each share of Common Stock pursuant to the terms of Section 1.7; plus

(B) an amount in cash, if any, as is payable with respect thereto in accordance with the provisions of Section 1.10(d)(iii) hereof; plus

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(C) an amount in cash, if any, as is payable with respect thereto in accordance with the terms of Section 1.11 hereof and the Indemnification Escrow Agreement; plus

(D) an amount in cash, if any, as is payable with respect to the Earnout Consideration pursuant to and in accordance with the terms of Section 1.13 hereof; plus

(E) an amount in cash, if any, as is payable with respect thereto in accordance with Section 1.16(e) hereof and the Representative Expense Escrow Agreement; less

(F) the exercise price per share of such Company Warrant (it being understood and hereby agreed that no cash amounts shall be paid in respect of any such Company Warrant unless and until the aggregate cash amount otherwise payable in respect of such Company Warrant pursuant to the preceding clauses (A) – (E) of this Section 1.6(b)(iii), inclusive, exceeds the aggregate exercise price of such Company Warrant).

Schedule 1.5 sets forth an estimate of the aggregate amount due to holders of the Company Warrants provided above, calculated making the assumptions set forth on Schedule 1.5.

For the avoidance of doubt, with respect to certain of the Company Warrants, there may be no amount of the Initial Merger Consideration payable at Closing to such holders of Company Warrants based on the fact that the Series 1 Preferred Stock Exchange Amount, the Series 2 Preferred Stock Exchange Amount or Common Stock Exchange Amount, as applicable, is less than the exercise price per share of such Company Warrant, provided that such holders of Company Warrants may be entitled to receive a portion of the Merger Consideration (including the Earnout Consideration), if and when, the aggregate amount of Merger Consideration payable to such holder exceeds the exercise price per share of the applicable Company Warrant.

(c) If not exercised prior to the Effective Time, all Company Options that are entitled to payment and all Company Warrants that are entitled to payment shall be cancelled with no right to payment other than such payment rights set forth in accordance with this Section 1.6, and shall have no further rights other than such payment right from and after the Effective Time; it being expressly understood that there may be certain Company Options and Company Warrants that will not be entitled to the payment of Merger Consideration pursuant to this Section 1.6 as a result of the amount of the exercise price applicable thereto. Any other options or warrants to acquire shares of the Company’s capital stock shall be cancelled with no right to payment therefor and shall have no further rights from and after the Effective Time.

(d) Parent shall be entitled to deduct and withhold from each Company Option and Company Warrant holder’s respective portion of the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, Tax Law. Such amounts shall be timely paid over to the appropriate taxing authority and shall be treated for all purposes of this Agreement as having been paid to the applicable Company Option or Company Warrant holder in respect of which Parent made such deduction and withholding.

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1.7 Initial Merger Consideration True-Up Adjustment.

(a) As promptly as practicable following the Final Determination Date under Section 1.13 hereof, Parent and the Representative shall recalculate (i) the Series 2 Preferred Stock Exchange Amount, (ii) the Series 1 Preferred Stock Exchange Amount, and (iii) the Common Stock Exchange Amount, in each case based upon the following revised definitions:

(i) “Aggregate Exercise Price Amount” shall mean the aggregate dollar amount payable to the Company as the purchase price for the exercise of (i) each Company Option outstanding as of immediately prior to the Effective Time with a per share exercise price that is less than the per share value of the consideration paid or payable in respect of each Company Option pursuant to Section 1.6(a) hereof (without giving effect to Section 1.6(a)(vi)), and (ii) each Company Warrant outstanding as of immediately prior to the Effective Time with a per share exercise price that is less than the per share value of the consideration paid or payable in respect of each Company Warrant pursuant to Section 1.6(b) hereof (without giving effect to Sections 1.6(b)(i)(F), 1.6(b)(ii)(F), and 1.6(b)(iii)(F)).

(ii) “Fully Diluted Company Share Amount” shall mean the sum (without duplication) of the following:

(A) the aggregate number of shares of Common Stock outstanding as of immediately prior to the Effective Time;

(B) the aggregate number of shares of Common Stock issuable upon the conversion in full of any and all shares of Series 1 Preferred Stock outstanding as of immediately prior to the Effective Time;

(C) the aggregate number of shares of Common Stock issuable upon the conversion in full of any and all shares of Series 2 Preferred Stock outstanding as of immediately prior to the Effective Time;

(D) the aggregate number of shares of Common Stock issuable upon the exercise in full of each Company Option outstanding as of the immediately prior to the Effective Time with a per share exercise price that is less than the per share value of the consideration paid or payable in respect of each Company Option pursuant to Section 1.6(a) hereof (without giving effect to Section 1.6(a)(vi));

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(E) the aggregate number of shares of Common Stock issuable upon the exercise in full each Company Warrant which (1) was exercisable for shares of Common Stock, (2) remained outstanding and unexercised as of immediately prior to the Effective Time, and (3) had a per share exercise price that is less than the per share value of the consideration paid or payable in respect of each such Company Warrant pursuant to Section 1.6(b) hereof (without giving effect to Section 1.6(b)(iii)(F)); and

(F) the aggregate number of shares of Common Stock issuable upon the conversion in full of all shares of Series 1 Preferred Stock or Series 2 Preferred Stock issuable upon the exercise in full of each Company Warrant which (1) was exercisable for shares of Series 1 Preferred Stock or Series 2 Preferred Stock, (2) remained outstanding and unexercised as of immediately prior to the Effective Time, and (3) has a per share exercise price that is less than the per share value of the consideration paid or payable in respect of each such Company Warrant pursuant to Section 1.6(b) hereof (without giving effect to Section 1.6(b)(i)(F) and 1.6(b)(ii)(F)).

(b) In the event that the calculation contemplated by Section 1.7(a) results in a Series 2 Preferred Stock Exchange Amount, Series 1 Preferred Stock Exchange Amount or Common Stock Exchange Amount that exceeds the value of such amounts as calculated pursuant to the terms of Section 1.5(b), then promptly following the Final Determination Date, and in any event within five (5) Business Days of the Final Determination Date, the Representative and Parent shall update the Spreadsheet to reflect as much, and Parent shall pay (in the case of the holders of Company Options as of immediately prior to the Effective Time) or shall use its commercially reasonable efforts to cause the Exchange Agent to pay from the Exchange Fund (in the case of holders of Company Warrants as of immediately prior to the Effective Time), to each Securityholder that has properly completed a Letter of Transmittal in accordance with the terms of Section 1.9 (if applicable), such Securityholder’s allocable portion of the additional Series 2 Preferred Stock Exchange Amount, Series 1 Preferred Stock Exchange Amount and Common Stock Exchange Amount in accordance with the allocation set forth in the Spreadsheet, as updated in the manner contemplated by this Section 1.7. If at such time there are insufficient funds in the Exchange Fund to satisfy such payments, then Parent shall deposit (by wire transfer of immediately available funds) with the Exchange Agent sufficient funds to make such payments, provided that the deposit thereof would not violate the terms of the last sentence of Section 1.9(a).

(c) Following any payment contemplated by Section 1.7(b), Parent and the Representative shall in good faith adjust the Spreadsheet to take into account any adjustments to the remaining Merger Consideration for each Securityholder by virtue of the adjustments contemplated by this Section 1.7. For example, if an estimate is made under this Section 1.7 with respect to any amount that may be payable from the Indemnification Escrow Amount, it may be necessary to adjust the Spreadsheet to provide that holders of Company Warrants or Company Options are entitled to a greater amount of the Indemnification Escrow Amount, if distributed, than initially indicated on the Spreadsheet.

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1.8 Dissenters Shares. Notwithstanding anything contained herein to the contrary, to the extent that appraisal rights are available under the Act, any Shares that are issued and outstanding immediately prior to the Effective Time and that have not been voted to approve this Agreement and the Agreement of Merger and with respect to which appraisal rights have been properly and timely perfected in accordance with the Act (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time. If a holder of Dissenting Shares effectively withdraws or loses his, her or its right to appraisal and payment under the Act, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive, when and as payable, the portion of the Merger Consideration payable with respect to such Shares hereunder upon surrender of the Certificates representing such Dissenting Shares in accordance with Section 1.5 hereof. The Company shall give Parent prompt notice of any demand received by the Company for appraisal of Shares. Except with the prior written consent of Parent or as may otherwise be required under applicable Law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.9 Closing Payment Mechanics.

(a) The Company shall prepare and deliver to Parent and the Exchange Agent, as soon as reasonably practicable following the Election Deadline (and the final determination of the Stock Election Percentage and Cash Election Percentage for each holder of Series 2 Preferred Stock, Series 1 Preferred Stock and Company Warrants entitled to make a Stock Election pursuant to Section 1.13(b) hereof), a spreadsheet or spreadsheets in form reasonably acceptable to Parent and the Exchange Agent, which spreadsheet shall be updated from time to time prior to the Closing and shall ultimately be dated as of the Closing Date setting forth, as of the Closing Date (and subject to further updating following the Closing as contemplated by Section 1.7): (i) the names of all Securityholders and their respective addresses in the stock and security ledgers of the Company, (ii) the number and kind of Shares, Company Warrants and Company Options held by such Persons and, if applicable, the respective certificate numbers and exercise prices with respect to Company Warrants and Company Options, (iii) the Cash Election Percentage and Stock Election Percentage of each holder of Series 2 Preferred Stock, Series 1 Preferred Stock and Company Warrants entitled to make a Stock Election determined in accordance with the Elections made pursuant to Section 1.13(b), (iv) the aggregate amount of cash that each such Securityholder is entitled to receive as Initial Merger Consideration and, if and to the extent earned, the aggregate amount of cash and the aggregate number of shares of Parent Common Stock that each such Securityholder is entitled to receive as Earnout Consideration, (v) the interest of each Securityholder in any cash to be paid by the Parent pursuant to the terms of Section 1.10, (vi) the aggregate amount of cash to be deposited into the Indemnification Escrow Account at the Closing potentially allocable to each such Securityholder pursuant to this Agreement, (vii) the aggregate amount of cash to be deposited into the Expense Escrow Fund at the Closing for and on behalf of each such Securityholder pursuant to this Agreement, and (viii) any other factual information necessary for, or reasonably related to, the determination, calculation, allocation and payment of Merger Consideration reasonably requested by Parent and the Exchange Agent (the “Spreadsheet”). For the avoidance of doubt, in no event shall the aggregate amount payable by Parent for the benefit of the Securityholders under this Agreement in exchange for the Shares, Company Options and Company Warrants, and as set forth on the Spreadsheet, at any time exceed the amount of the Merger Consideration calculated as set forth in Section 1.4, and subject to adjustment to the Merger Consideration permitted by the terms of this Agreement (including, without limitation, Parent’s indemnification rights or by exercise of Parent’s set-off rights), in no event shall the aggregate amount payable by Parent for the benefit of the Securityholders under this Agreement in exchange for the Shares, Company Options and Company Warrants, and as set forth on the Spreadsheet be less than the amount of the Merger Consideration calculated as set forth in Section 1.4.

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(b) Pursuant to an Exchange Agent Agreement between Parent and the Exchange Agent (the “Exchange Agent Agreement”), promptly following the Closing, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Shares and Company Warrants, cash necessary to pay the Initial Merger Consideration to be paid (excluding amounts payable under Section 1.6(a) for Company Options) in connection with the Merger (the “Exchange Fund,” it being understood that any and all interest earned on funds deposited therein pending payment shall be turned over to Parent). For the avoidance of doubt, the Parent shall not deposit with the Exchange Agent, and the Exchange Fund shall not include, (x) any cash to be paid into the Indemnification Escrow Account or Expense Escrow Fund at Closing, (y) any Earnout Consideration or (z) any consideration payable to holders of Company Options under Section 1.6(a). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in this Section 1.9 and the Exchange Fund shall not be used for any other purpose.

(c) Parent will use its commercially reasonable efforts to cause the Exchange Agent to deliver, within five (5) Business Days after the Closing Date, to each holder of record of Company Warrants or a Certificate at the address set forth opposite such holder’s name on the Spreadsheet (as updated from time to time in writing by the Company) a letter of transmittal and instructions for use in effecting a surrender of the Certificates, if applicable, in exchange for its respective portion of the Merger Consideration in the form attached hereto as Exhibit E (a “Letter of Transmittal”). Upon surrender of a Certificate, if applicable, for cancellation to the Exchange Agent together with the submission of a duly completed and validly executed Letter of Transmittal to the Exchange Agent, the holder of the Shares and Company Warrants to which such Letter of Transmittal relates shall be entitled to receive in exchange therefor cash (without interest) (and, in respect of any Earnout Consideration that becomes payable hereunder, shares of Parent Common Stock, if applicable) representing such holder’s respective portion of the Merger Consideration calculated in accordance with, and payable when and as provided in, this Agreement. Following the Effective Time and pending a holder’s submission of a Letter of Transmittal, each such holder of outstanding Shares and Company Warrants will be deemed, for all purposes, to hold an irrevocable right to receive that amount of consideration equal to his, her or its respective portion of the Merger Consideration into which such holder’s Shares or Company Warrants shall have been so converted in accordance with this Agreement.

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(d) Parent shall use its commercially reasonable efforts to cause the Exchange Agent to deliver, no later than five (5) Business Days after submission of a properly completed and duly executed Letter of Transmittal, to each holder of a Company Warrant and Shareholder that has submitted such Letter of Transmittal cash (without interest), representing such Securityholder’s respective portion of the Initial Merger Consideration calculated and payable in accordance with this Agreement.

(e) At or after the Effective Time, there shall be no transfers on the transfer books of the Company of the Shares or Company Warrants that were outstanding immediately prior to the Effective Time.

(f) Upon the request of Parent, any portion of the Exchange Fund that remains unclaimed by a holder of Shares or Company Warrants eighteen (18) months after the Effective Time shall be delivered to Parent and any such Securityholder who has not returned a Letter of Transmittal in accordance with this Section 1.9 prior to that time shall thereafter look only to Parent for payment of such holder’s portion of the Initial Merger Consideration. Notwithstanding anything to the contrary in this Agreement, subject to applicable Law, none of Parent, the Surviving Company, the Representative or any other party hereto shall be liable to any Person for any Merger Consideration properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Subject to applicable Law, any Merger Consideration remaining unclaimed by holders of Shares or Company Warrants three (3) years after the Effective Time (or, in either case, such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof (“Government”) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

1.10 Post-Closing Adjustment to Merger Consideration.

(a) Company Pre-Closing Estimates. At least five Business Days prior to the Closing Date, the Company shall deliver to Parent a statement setting forth the Company’s good faith calculation of an estimate of (i) the Net Working Capital of the Company as of the Closing (the “Estimated Closing Net Working Capital”), (ii) the Indebtedness of the Company as of immediately prior to the Effective Time (the “Estimated Indebtedness”) and (iii) the New Investment Adjustment Amount as of immediately prior to the Effective Time (the “Estimated New Investment Adjustment Amount”) (such statement being, the “Estimated Closing Statement”). The Estimated Closing Net Working Capital shall be calculated in accordance with United States generally accepted accounting principles (“GAAP”) applied in a manner consistent with accounting principles, policies, methodologies, practices and procedures applied in the preparation of the Annual Financial Statements and, where applicable, the accounting principles, policies, methodologies, practices and procedures set forth on Schedule 1.10(a)(i) (it being understood and agreed that in the event of a conflict between the accounting principles, policies, methodologies, practices and procedures applied in the preparation of the Annual Financial Statements and the accounting principles, policies, methodologies, practices and procedures set forth on Schedule 1.10(a)(i), the accounting principles, policies, methodologies, practices and procedures set forth on Schedule 1.10(a)(i) shall supersede, govern and control). The items comprising the Estimated Indebtedness and the Estimated New Investment Adjustment Amount as of the date hereof are set forth on Schedule 1.10(a)(ii). Following Parent’s receipt of the Estimated Closing Statement, the Company shall afford Parent reasonable access to copies of the working papers of the Company prepared or used in connection with the Company’s preparation of the Estimated Closing Statement. Parent shall have an opportunity to review with the Company and object to (but not determine) all or any part of the Estimated Closing Statement, such review to be reasonably prompt and any objection to be reasonable and in good faith. In the event that Parent shall object to any portion of the Estimated Closing Statement, Parent and the Company shall discuss Parent’s objections in good faith. The Estimated Closing Statement as finally agreed upon by the Company and Parent shall be the “Agreed Estimated Closing Statement”. The Agreed Estimated Closing Statement shall be used to adjust the Merger Consideration payable and issuable at the Closing pursuant to Section 1.4(b) hereof.

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(b) Parent Post-Closing Calculation of Closing Net Working Capital. As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Parent shall deliver to the Representative, (i) a balance sheet of the Company as of the Closing (the “Closing Balance Sheet”), (ii) a statement (the “Closing Statement of Net Working Capital”) setting forth a calculation of Net Working Capital of the Company as of the Closing determined using the Closing Balance Sheet (the “Closing Net Working Capital”), (iii) a statement (the “Closing Statement of Indebtedness”) reflecting the Indebtedness of the Company as of immediately prior to the Effective Time (“Closing Indebtedness”) and (iv) a statement (the “Closing Statement of New Investment Adjustment Amount”) reflecting the New Investment Adjustment Amount as of immediately prior to the Effective Time (the “Closing New Investment Adjustment Amount”). The Closing Balance Sheet, the Closing Statement of Net Working Capital, the Closing Statement of Indebtedness and the Closing Statement of New Investment Adjustment Amount is referred to herein as the “Closing Statement.” For purposes of preparing the Closing Balance Sheet and the calculation of Closing Net Working Capital, Parent shall, or shall cause the Surviving Company to, take, within a reasonable period of time following the Closing, a physical count of the inventory of the Surviving Company and its Subsidiaries. Designees of the Representative may observe the taking of such physical count. The Closing Balance Sheet and Closing Net Working Capital shall be calculated in accordance with GAAP applied in a manner consistent with accounting principles, policies, methodologies, practices and procedures applied in the preparation of the Annual Financial Statements and the Estimated Closing Statement and, where applicable, the accounting principles, policies, methodologies, practices and procedures set forth on Schedule 1.10(a)(i) (it being understood and agreed that in the event of a conflict between the accounting principles, policies, methodologies, practices and procedures applied in the preparation of the Annual Financial Statements and the accounting principles, policies, methodologies, practices and procedures set forth on Schedule 1.10(a)(i), accounting principles, policies, methodologies, practices and procedures set forth on Schedule 1.10(a)(i) shall supersede, govern and control). The Closing Indebtedness and the Closing New Investment Adjustment Amount shall be calculated in a manner consistent with Estimated Closing Statement.

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(c) Determination of Final Net Working Capital.

(i) Upon delivery of the Closing Statement, Parent shall provide the Representative and its accountants reasonable access to the accountants and accounting records of the Company and to any and all working papers prepared by the Company or Parent related to the preparation of the Closing Statement. If the Representative disagrees with the calculation of the Closing Net Working Capital, the calculation of Closing Indebtedness, or the calculation of the Closing New Investment Adjustment Amount, the Representative shall notify Parent of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Statement or, if the adjustments proposed by Parent with respect to the Closing Statement equal or exceed $1,000,000 in the aggregate (either positive or negative), within forty-five (45) days after its receipt of the Closing Statement. In the event that the Representative does not provide such a notice of disagreement within such thirty (30) or forty-five (45) day period, as applicable, the Representative shall be deemed to have accepted the Closing Statement and the calculations of the Closing Net Working Capital, Closing Indebtedness and the Closing New Investment Adjustment Amount reflected thereon, which if not objected to within the relevant thirty (30) or forty-five (45) day period, as applicable, shall then be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Parent and the Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Closing Statement and/or the calculation of the Closing Net Working Capital, Closing Indebtedness and the Closing New Investment Adjustment Amount, as the case may be.

(ii) If, at the end of such period, they are unable to resolve such disagreements, then Parent and the Representative shall mutually select an independent accounting firm of recognized national standing (the “Auditor”) to act as a referee to resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) calendar days of the date on which such dispute is referred to the Auditor, based solely on the terms of this Agreement, any remaining disputes. Each of Parent and the Representative (or their respective designees) shall be permitted to submit a proposed Closing Balance Sheet, Closing Statement of Indebtedness or Closing Statement of New Investment Adjustment Amount, as the case may be and applicable supporting documentation and to make a presentation to the Auditor in connection with the resolution of any such disagreements, and, without the mutual agreement of Parent and the Representative, the Auditor shall not rely on or consider any other documents, materials, presentations or evidence (other than the plain language of the Agreement) in making its determination. It is the intent of the Parties that the process set forth in this Section 1.10(c) and the activities of the Auditor in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including, in particular, but without limitation, rules with respect to procedures and discovery). The fees and expenses of the Auditor incurred in connection with its review and resolution of any disputes shall be allocated between Parent, on one hand, and the Securityholders, on the other, by the Auditor in proportion to the extent either of Parent or the Securityholders did not prevail in the aggregate on items in dispute on their respective Closing Balance Sheet or Closing Statement of Indebtedness or Closing Statement of New Investment Adjustment Amount, as the case may be; provided, that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section, the other Party’s outside counsel, accounting or other fees. The determination of the Auditor shall be final, conclusive and binding on the Parties.

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(iii) The amounts of the Closing Net Working Capital, Closing Indebtedness and Closing New Investment Adjustment Amount as finally determined in accordance with the terms of this Section 1.10 shall be referred to as the “Final Closing Net Working Capital,” “Final Closing Indebtedness,” and “Final Closing New Investment Adjustment Amount,” respectively. The date on which the Final Closing Net Working Capital, the Final Closing Indebtedness and the Final Closing New Investment Adjustment Amount are finally determined in accordance with this Section 1.10(c) is hereinafter referred to as, the “Determination Date.”

(d) Adjustment to Merger Consideration.

(i) For purposes of this Agreement:

(A) “Adjustment Amount,” means the sum of (x) the Net Working Capital Adjustment Amount, (y) the Indebtedness Adjustment Amount, and (z) the Investment Adjustment Amount.

(B) “Net Working Capital Adjustment Amount,” which may be positive or negative, means (A) the Final Closing Net Working Capital, minus (B) the Estimated Closing Net Working Capital.

(C) “Indebtedness Adjustment Amount,” which may be positive or negative, means the (A) Final Closing Indebtedness, minus (B) Estimated Indebtedness, each expressed as a negative number.

(D) “Investment Adjustment Amount,” which may be positive or negative, means the (A) Final Closing New Investment Adjustment Amount minus the amount of Final Closing Net Working Capital, if a positive number, minus (B) the Estimated New Investment Adjustment Amount minus the amount of Estimated Closing Net Working Capital, if a positive number.

(ii) For purposes of convenience only, the Parties agree that upon the final determination of the Net Working Capital Adjustment Amount, the Indebtedness Adjustment Amount, and the Investment Adjustment Amount, such amounts shall be aggregated for the purpose of paying the Adjustment Amount to Parent or the Securityholders, as the case may be. For example, if the Indebtedness Adjustment Amount equals negative $1,000,000 (i.e., such amount is owed to Parent), the Net Working Capital Adjustment Amount equals positive $100,000 (i.e., such amount is owed to the Securityholders), and the Investment Adjustment Amount equals $0 each as finally determined, then the Adjustment Amount would be negative $900,000 and such amount would be owed to Parent in accordance with the terms of this Section 1.10. Additional illustrative examples of these calculations are set forth on Schedule 1.10(d).

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(iii) Positive Adjustment Payment. If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Parent shall deposit the Adjustment Amount without interest (less any portion of the Adjustment Amount due to holders of Company Options entitled thereto) (by wire transfer of immediately available funds) with the Exchange Agent, for distribution to each Securityholder who has properly completed a Letter of Transmittal in accordance with Section 1.9, and Parent shall pay to each Securityholder that is a holder of Company Options entitled to be paid pursuant to the terms hereof, with such distributions to be made to each such Securityholder, in each such case, in accordance with the Spreadsheet (other than any Securityholder who holds Dissenting Shares).

(iv) Negative Adjustment Amount. If the Adjustment Amount is a negative number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, the Representative and Parent shall cause the Escrow Agent to pay (by wire transfer of immediately available funds) to Parent out of the Indemnification Escrow Amount an amount equal to the lesser of (A) the Adjustment Amount, together with any interest earned on that portion of the Indemnification Escrow Amount equal to the Adjustment Amount or (B) the full amount of the Indemnification Escrow Amount, together with any interest earned thereon.

1.11 Escrow.

(a) Escrow Account. On the Closing Date, Parent shall pay (or cause to be paid), by wire transfer of immediately available funds, to the U.S. Bank National Association (the “Escrow Agent”), an amount in cash equal to Nine Million Nine Hundred Thousand Dollars ($9,900,000.00) (the “Indemnification Escrow Amount”), to be held in escrow to satisfy, at least in part, any claims by (i) Parent for satisfaction of any post-closing adjustment pursuant to Section 1.10, (ii) any Parent Indemnified Person for any indemnification claim of any Parent Indemnified Person pursuant to Section 8.2; or (iii) any and all other claims made by Parent or any Parent Indemnified Person in connection with the transactions contemplated hereby to the extent permitted by the terms of this Agreement (the “Indemnification Escrow Account”). The Escrow Agent shall hold and invest the Indemnification Escrow Amount in accordance with the terms of the Indemnification Escrow Agreement attached hereto as Exhibit F (the “Indemnification Escrow Agreement”). The Indemnification Escrow Account shall be treated for tax purposes as owned by Parent, and any interest or other income thereon will be treated as income of Parent.

(b) Remaining Balance in Indemnification Escrow Account. Upon the expiration of the eighteen (18) month period following the Closing Date, Parent shall cause the Escrow Agent (in accordance with the terms of the Indemnification Escrow Agreement) to pay (by wire transfer of immediately available funds to the Exchange Agent any remaining amounts of cash in the Indemnification Escrow Account (not then claimed by Parent to be owed to a Parent Indemnified Person), together with any interest earned on any such amount, for distribution to the Securityholders that have properly completed a Letter of Transmittal in accordance with Section 1.9, with such distribution to be made to each such Securityholder in accordance with the Spreadsheet and the terms of the Indemnification Escrow Agreement.

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(c) Merger Consideration Adjustments. Except for any interest amount(s) paid thereon, any amounts distributed to Parent pursuant to the provisions of this Section 1.11 shall be deemed to be and treated for all purposes as adjustments to the Merger Consideration.

1.12 Payment Mechanics of Transaction Expenses.

(a) Estimated Transaction Expenses. At least two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a statement (the “Statement of Estimated Transaction Expenses”) setting forth the Company’s good faith calculation of an estimate of (which estimate shall include such reserves as the Company determines in good faith to be appropriate for any expenses that are not then known or determinable) the Transaction Expenses (segregated by payee, to the extent reasonably known or anticipated), incurred (but not yet paid) that have been incurred prior to Closing and that may be incurred at or after the Closing (“Estimated Transaction Expenses”). Parent shall have an opportunity to review with the Company and object to (but not determine) all or any part of the Estimated Transaction Expenses, such review to be reasonably prompt and any objection to be reasonable and in good faith. In the event that Parent shall object to any portion of the Estimated Transaction Expenses, Parent and the Company shall discuss Parent’s objections in good faith.

(b) Payment of Estimated Transaction Expenses. On the Closing Date, Parent shall pay (by wire transfer of immediately available funds): (i) to Wilson Sonsini Goodrich & Rosati, the amount indicated on the Statement of Estimated Transaction Expenses as payable to Wilson Sonsini Goodrich & Rosati; (ii) to UBS the amount indicated on Statement of Estimated Transaction Expenses as payable to UBS; and (iii) to the other payees set forth on Statement of Estimated Transaction Expenses (including, without limitation, the employees, officers and directors who are entitled to payments of Estimated Transaction Expenses), the respective amounts indicated on Statement of Estimated Transaction Expenses as payable to them.

(c) No Parent Responsibility. In no event shall Parent be responsible for payment of Transaction Expenses and the Parties acknowledge that the payment of the Estimated Transaction Expenses out of the Initial Merger Consideration by Parent as indicated in Section 1.4 is for convenience only and in no way reflects any liability of Parent for the Transaction Expenses.

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1.13 Earnout.

(a) Earnout Consideration. If the Surviving Company achieves the revenue targets as set forth and as calculated pursuant to Schedule 1.13(a) (the “Earnout Calculation Schedule”) at any time during the period starting on the earlier of the Closing Date or July 1, 2010 through January 1, 2012 (the “Earnout Period”), then as soon as reasonably practicable following the Final Determination thereof (but in no event prior to July 3, 2011) as provided in this Section 1.13, for the applicable Earnout Period, Parent shall deposit (by wire transfer of immediately available funds) with the Exchange Agent an amount equal to the aggregate amount of the Securityholder’s allocable portion of the amount of cash set forth on the Earnout Calculation Schedule. The Exchange Agent shall distribute such amount of cash to those Securityholders that have properly completed a Letter of Transmittal, if applicable, in accordance with the allocations set forth in the Spreadsheet. Parent shall also issue (or cause to be issued and distributed by the Exchange Agent), Parent Common Stock to those Securityholders entitled to the same as set forth on the Spreadsheet in accordance with the allocations set forth in the Spreadsheet (based on each Securityholder’s Stock Election Percentage and Cash Election Percentage, if applicable, and calculated in accordance with Section 1.13(b)(viii)) (such cash and Parent Common Stock collectively, the “Earnout Consideration”).

(b) Election.

(i) Each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Series 2 Preferred Stock or Series 1 Preferred Stock and each holder of a Company Warrant exercisable for shares of Series 1 Preferred Stock or Series 2 Preferred Stock (each, a “Preferred Stock Warrant”) shall be entitled to make, or be deemed to have made, an election with respect to the Earnout Consideration in accordance with the provisions of this Section 1.13(b). Each holder of shares of Common Stock, and each holder of Company Options and Company Warrants exercisable for Common Stock (each, a “Common Stock Warrant”) shall only be entitled to receive cash with respect to any Earnout Consideration payable hereunder in respect of such shares of Common Stock and such Company Options and Common Stock Warrants.

(ii) The Company shall mail to each holder of shares of Series 2 Preferred Stock and Series 1 Preferred Stock and each holder of a Preferred Stock Warrant (i) a form of election in the form attached hereto as Exhibit G (each, a “Form of Election”) pursuant to which such holder shall be entitled to exercise their right to make an Election prior to the Election Deadline, (ii) an Accredited Investor Questionnaire, in the form attached hereto as Exhibit H (each, an “AIQ Form”), and (iii) a Lock-Up Agreement in the form attached hereto as Exhibit I (each, a “Lock-Up Agreement”). The Company shall mail the Form of Election, the AIQ Form and the Lock-Up Agreement in the same mailing as the Information Statement, and the Company shall use commercially reasonable efforts to make available as promptly as possible a Form of Election, an AIQ Form and a Lock-Up Agreement to any holder of Series 2 Preferred Stock or Series 1 Preferred Stock and any holder of a Preferred Stock Warrant who requests any such document prior to 9:00 a.m. (Pacific time) on the date that is fourteen (14) days following the date the Company initiates delivery of the Information Statement (the “Election Deadline”).

(iii) Each such holder of shares of Series 2 Preferred Stock and Series 1 Preferred Stock and each holder of a Preferred Stock Warrant may specify in a request made in accordance with the provisions of this Section 1.13(b) (an “Election”) (A) the percentage of such holder’s Earnout Consideration which such holder desires to receive in Parent Common Stock (“Stock Election Percentage”) and (B) the percentage of such holder’s Earnout Consideration which such holder desires to receive in cash (“Cash Election Percentage”).

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(iv) To make a valid election to receive Parent Common Stock (a “Stock Election”), a holder of shares of Series 2 Preferred Stock or Series 1 Preferred Stock or a holder of a Preferred Stock Warrant must deliver to the Exchange Agent prior to the Election Deadline an executed and properly completed (A) Form of Election with a Stock Election Percentage specified therein, (B) AIQ Form, and (C) Lock-Up Agreement.

(v) A holder of shares of Series 2 Preferred Stock or Series 1 Preferred Stock and a holder of a Preferred Stock Warrant shall be deemed to have a Cash Election Percentage of 100% if such holder:

(A) fails to deliver to the Exchange Agent prior to the Election Deadline an executed and properly completed (1) Form of Election with a Stock Election specified therein, (2) AIQ Form, and (3) Lock-Up Agreement,

(B) delivers to the Exchange Agent prior to the Election Deadline an executed and properly completed Form of Election with a Cash Election Percentage of 100%, or

(C) otherwise fails to satisfy the requirements of Section 1.13(b) to the reasonable satisfaction of Parent on or prior to the Election Deadline,

it being understood and agreed that if Parent or the Company have a good faith reason to believe that a holder of shares of Series 2 Preferred Stock or Series 1 Preferred Stock or a holder of a Preferred Stock Warrant has attempted to make a Stock Election prior to the Election Deadline, but such Stock Election fails to satisfy the requirements of this Section 1.13(b), then Parent and/or the Company will notify such holder of any deficiencies in such purported Stock Election so as to give such holder an opportunity to make a valid Stock Election which satisfies the requirements of this Section 1.13(b).

(vi) Any determination by Parent with respect to whether a holder of shares of Series 2 Preferred Stock or Series 1 Preferred Stock or a holder of a Preferred Stock Warrant has or has not made a valid Stock Election shall be final, binding and nonappealable (it being understood and agreed that if Parent or the Company have a good faith reason to believe that a holder of shares of Series 2 Preferred Stock or Series 1 Preferred Stock or a holder of a Preferred Stock Warrant has attempted to make a Stock Election prior to the Election Deadline, but such Stock Election fails to satisfy the requirements of this Section 1.13(b), then Parent and/or the Company will notify such holder of any deficiencies in such purported Stock Election so as to give such holder an opportunity to make a valid Stock Election which satisfies the requirements of this Section 1.13(b)).

(vii) All elections shall be irrevocable once made and shall be binding on the holders of shares of Series 2 Preferred Stock and Series 1 Preferred Stock and the holders of Preferred Stock Warrants (and any subsequent transferee of any shares of Series 2 Preferred Stock or Series 1 Preferred Stock).

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(viii) In the event that a holder of shares of Series 2 Preferred Stock or Series 1 Preferred Stock or a holder of Preferred Stock Warrants makes a valid Stock Election pursuant to this Section 1.13(b), then any Earnout Consideration that would have been payable in cash in respect of such shares of Series 2 Preferred Stock and Series 1 Preferred Stock and such Preferred Stock Warrants shall, in lieu thereof, be paid in a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Earnout Consideration that would have been payable in cash in respect of such shares of Series 2 Preferred Stock and Series 1 Preferred Stock and such Preferred Stock Warrants but for such Stock Election, by (y) $11.80 (the “Parent Common Stock Value”).

(c) Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued as Earnout Consideration pursuant to this Agreement and any holder of shares of Series 2 Preferred Stock or Series 1 Preferred Stock or any holder of a Preferred Stock Warrant otherwise entitled to receive a fractional share of Parent Common Stock pursuant to Section 1.13(b) shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the Parent Common Stock Value. For purposes of determining any cash payable in lieu of fractional shares of Parent Common Stock, all Earnout Consideration payable to each such holder at any single payment date of any Earnout Consideration in respect of all shares of Series 2 Preferred Stock and Series 1 Preferred Stock and each Preferred Stock Warrant held by such holder as of immediately prior to such payment date shall be aggregated.

(d) In the event that, at any time from and after the date hereof and prior to the payment of any Earnout Consideration pursuant to this Agreement, Parent shall pay a dividend in, split in a greater number of shares, combine into a smaller number of shares, or issue by reclassification, any shares of Parent Common Stock, then the Parent Common Stock Value and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to Parent and the holders of Series 2 Preferred Stock, Series 1 Preferred Stock and Preferred Stock Warrants who have made a valid Stock Election pursuant hereto the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Parent Common Stock Value or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

(e) The Earnout Shares issuable by Parent shall be issued in reliance on available exemptions from registration requirements under applicable securities Laws.

(f) Operation of Surviving Company. Schedule 1.13(f) sets forth certain covenants with respect to the operation of the Surviving Company during the Earnout Period and certain methodologies to be followed in determining whether the milestones set forth on the Earnout Calculation Schedule have been achieved and whether the Earnout Consideration, if any, will be payable to the Securityholders in accordance with this Agreement.

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(g) Earnout Statement.

(i) Within 45 days following July 3, 2011, October 2, 2011, and the end of the Earnout Period, Parent shall deliver (i) a statement (an “Earnout Statement”) to the Representative containing Parent’s calculation of the Earnout Consideration payable at any such time as a result of the financial results achieved by the Surviving Company to any such above referenced date during the Earnout Period (the “Preliminary Earnout Consideration”) and (ii) reasonable records and work papers related to the calculations set forth on any such Earnout Statement.

(ii) Parent shall permit the Representative and its accountants to review promptly upon reasonable request, on-site or otherwise, during normal business hours, all records and work papers prepared or used by Parent in connection with the preparation of each Earnout Statement and to take copies of the same. Parent shall use commercially reasonable efforts to respond to inquiries from the Representative related to such review. Parent shall use reasonable efforts to provide access to the books and records of the Company to the Representative electronically in connection with its review of the Earnout Statement. The Representative shall have thirty (30) Business Days after receipt of the Earnout Statement (the “Dispute Period”) to dispute any or all amounts or elements of such Earnout Statement (“Dispute”). The Representative shall provide to Parent, prior to the end of the Dispute Period, written notice of Disputes, if any (a “Dispute Notice”), setting forth in reasonable detail the amounts included in the Earnout Statement with which the Representative disagrees, if any. If the Representative does not deliver a Dispute Notice to Parent prior to the end of the Dispute Period, the Earnout Statement for the Earnout Period shall be deemed to be final and binding upon Parent, the Representative and the Securityholders in the form in which it was delivered to the Representative by Parent. If the Representative delivers to Parent a Dispute Notice prior to the end of the Dispute Period, the Parties shall follow the dispute resolution procedures set forth in Schedule 1.13(g). For purposes of this Agreement, “Final Determination” of an Earnout Statement shall mean the final determination pursuant to this Section 1.13 and Schedule 1.13(a) and, to the extent applicable, Section 1.13(g).

“Final Determination Date” shall mean the date of the Final Determination.

(h) Tax Reporting. The Securityholders and Parent shall to the extent permitted by applicable Law treat and report for applicable Tax and financial reporting purposes any Earnout Consideration as payment of additional Merger Consideration, except that a portion of the Earnout Consideration shall constitute interest as determined using the appropriate applicable federal rate (as defined in Section 1274(d) of the Code and the Treasury Regulations thereunder), and shall be treated and reported by Securityholders and Parent as interest for such purposes.

1.14 Organizational Documents of the Surviving Company. The Certificate of Incorporation and Bylaws of the Surviving Company shall be as set forth in Exhibits J and K, respectively (the “Surviving Company Organizational Documents”).

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1.15 Directors and Officers of the Surviving Company. The directors and officers set forth on Schedule 1.15 shall be the directors and officers of the Surviving Company, effective as of the Effective Time, until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal.

1.16 Securityholders’ Representative; Actions.

(a) Appointment. By virtue of the approval of this Agreement and the Agreement of Merger and/or the cancellation of Company Options and Company Warrants in exchange for Merger Consideration pursuant to this Agreement, by the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, the Securityholders irrevocably nominate, constitute and appoint Shareholder Representative Services LLC as the agent and true and lawful attorney-in-fact of the Securityholders (the “Representative”), with full power of substitution, to act in the name, place and stead of the Securityholders for purposes of executing any documents and taking any actions that the Representative may, in the Representative’s sole discretion, determine to be necessary, desirable or appropriate in connection with the following: (i) the review, determination and distribution (if applicable) of Adjustment Amount pursuant to Section 1.10, (ii) the review and determination of the Earnout Consideration pursuant to Section 1.13, and (iii) the defense and settlement of any claim by a Parent Indemnified Person for indemnification, compensation, set-off or reimbursement under Article 8; provided, however, that such authority shall extend solely to the review and determination of such amounts pursuant to the Sections 1.10 and Section 1.13 and the defense and settlement of any claims by a Parent Indemnified Person for set-off or indemnification to be funded solely and exclusively from the set-off rights of Parent or from the Indemnification Escrow Amount (it being understood and hereby agreed that the Representative shall not have any authority to bind any Securityholder to any agreement, commitment, settlement or otherwise in any manner whatsoever other than the release of funds from the Indemnification Escrow Account or exercise of set-off rights).

(b) Authority. The Securityholders grant to the Representative full authority to execute, deliver, acknowledge, certify and file on behalf of such Securityholders (in the name of any or all of the Securityholders or otherwise) any and all documents that the Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Representative may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 1.16(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Parent Indemnified Person shall be entitled to deal exclusively with the Representative on all matters relating to any claim for indemnification, set-off, compensation or reimbursement under Article 8, under the Indemnification Escrow Agreement or in connection with Parent’s set-off rights within the scope of the Representative’s authority under Section 1.16(a); and (ii) each Parent Indemnified Person shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Securityholder by the Representative within the scope of the Representative’s authority under Section 1.16(a), and on any other action taken or purported to be taken on behalf of any Securityholder by the Representative within the scope of the Representative’s authority under Section 1.16(a), as fully binding upon such Securityholder. Each Securityholder hereby agrees to receive correspondence from the Representative, including in electronic form. By giving notice to the Representative in the manner provided by Section 10.1, Parent shall be deemed to have given notice to all Securityholders.

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(c) Power of Attorney. The Securityholders recognize and intend that the power of attorney granted in Section 1.16(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Representative; and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Securityholders.

(d) Replacement. If the Representative shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Securityholders shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within ten (10) days after such death, resignation, disability or inability, appoint a successor to the Representative (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Representative as Representative hereunder. If for any reason there is no Representative at any time, all references herein to the Representative shall be deemed to refer to the Securityholders.

(e) Expenses. At the Effective Time, Parent shall cause the Expense Escrow Amount to be deposited with the Escrow Agent, such deposit to constitute a source of reimbursement for any actual out-of-pocket costs and expenses incurred by the Representative in connection with the performance of its duties and responsibilities hereunder (the “Expense Escrow Fund”). The Expense Escrow Fund shall be used to reimburse the actual out-of-pocket costs and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Representative in performing all of its duties and obligations as the Representative hereunder. Each Securityholder hereby authorizes the Representatives to enter into an escrow agreement (the “Representative Expense Escrow Agreement”) with the Escrow Agent under such terms and conditions as may be agreed upon by the Representative and the Escrow Agent consistent with the terms hereof and in a form reasonably acceptable to Parent. If any portion of the Expense Escrow Amount is disbursed to the Securityholders from the Expense Escrow Fund at the discretion of the Representative, such disbursement shall be allocated among the Securityholders pursuant to the provisions of the Representative Expense Escrow Agreement and this Agreement in accordance with the Spreadsheet.

(f) Costs and expenses (including attorneys’ fees and court costs) incurred by the Representative in defending any claim, demand, suit, action or cause of action or otherwise performing its obligations under this Agreement, the Indemnification Escrow Agreement or the Expense Escrow Agreement may be paid, at the election of the Representative, at any time (i) from the Expense Escrow Amount to the extent any funds remain with the Expense Escrow Agent; or (ii) otherwise from the Securityholders in accordance with their respective Securityholders’ Percentage.

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(g) Indemnification. The Representative shall not be liable to any Securityholder for any act or omission taken pursuant to or in conjunction with this Agreement, except for its, his or her own gross negligence or willful misconduct. The Securityholders shall indemnify and hold the Representative, and each successor thereof, harmless from any and all losses, liabilities and expenses (including, without limitation, counsel fees) which may arise out of any action taken or omitted by it, him or her as Representative in accordance with this Agreement or the Indemnification Escrow Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Representative. If not paid directly to the Representative by the Securityholders, any such losses, liabilities or expenses may be recovered by the Representative from the funds in the Expense Escrow Fund and the Indemnification Escrow Account otherwise distributable to the Securityholders pursuant to the terms hereof and the Indemnification Escrow Agreement and Expense Escrow Account at the time of distribution; provided that while this section allows the Representative to be paid from the Expense Escrow Fund and the Indemnification Escrow Account, this does not relieve the Securityholders from their obligation to promptly pay such losses, liabilities or expenses, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise.

(h) Upon Closing, the Company shall deliver to the Representative (i) a copy of the Information Statement; (ii) a copy of the Spreadsheet; (iii) a copy of the Estimated Closing Statement; and (iv) a copy of the Statement of Estimated Transaction Expenses.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedules prepared by the Company delivered to Parent prior to the execution of this Agreement setting forth specific exceptions to the Company’s representations and warranties set forth herein (which exceptions shall specifically identify the section, subsection, paragraph or clause of a single section or subsection hereof, as applicable, to which such exception relates and be limited in their effect to such identified, sections, subsections, paragraphs or clauses, except where it is readily apparent from the face of such disclosure that such exception relates to another section, subsection, paragraph or clause, in which case it shall also be applicable to such other provision without additional disclosure), the Company hereby makes the following representations and warranties to Parent and Acquisition Subsidiary:

2.1 Organization, Qualification and Power.

(a) The Company is a company duly organized, validly existing and in good standing under the laws of the State of California. The Company has made available to Parent true, complete and correct copies of the Articles of Incorporation (the “Articles”) and Bylaws of the Company, as amended to date (together, the “Company Organizational Documents”).

(b) The Company has all requisite power and authority to own, lease and use its assets and properties and to conduct the business in which it is currently engaged. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing in the state(s), countries or other jurisdictions listed on Schedule 2.1. The Company is not required to be licensed or qualified to do business in any other jurisdiction, except where the failure to be so qualified would not individually or in the aggregate, subject the Company to any material liability or otherwise adversely affect the Company in any material respect.

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2.2 Subsidiaries. Other than the entities listed on Schedule 2.2, the Company does not, directly or indirectly, own or have the right or the obligation to acquire and has not, directly or indirectly, owned or had the right or the obligation to acquire any capital stock, equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any capital stock, equity or similar interest in, any Person. The Company does not have any Subsidiaries. For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation, association limited liability company or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

2.3 Capitalization and Related Matters.

(a) The authorized capital stock of the Company consists solely of 55,000,000 shares of Common Stock, of which 481,225 shares are issued and outstanding, 2,000,000 shares of Series 1 Preferred Stock, of which 1,711,572 shares are issued and outstanding and 43,000,000 shares of Series 2 Preferred Stock, of which 23,399,198 shares are issued and outstanding (each, a “Share” and, collectively, the “Shares”). Schedule 2.3(a) lists each holder of record of the Shares and the class and number of Shares owned by such holder. All of the Shares were duly authorized and validly issued and are fully paid and non-assessable.

(b) Except as set forth on Schedule 2.3(b) (all of which will be terminated at the Closing) and Parent’s rights pursuant to this Agreement, (i) there are no authorized or outstanding (A) securities of the Company other than the Shares or (B) warrants, preemptive rights, other rights, or options with respect to any securities of the Company or any securities or right convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the Company’s capital stock, and (ii) neither the Company nor any of the Securityholders is subject to any obligation to issue, sell, deliver, redeem, or otherwise transfer, acquire or retire the Shares or any other securities of the Company. There are no shareholder agreements, buy-sell agreements, voting trust or other agreement or understanding to which the Company is a party or to which it is bound with respect to the Shares. Schedule 2.3(b) sets forth a list of each outstanding and unexercised warrant, option or unit appreciation right exercisable for Shares in the Company and the exercise price of each such outstanding and unexercised warrant, option or stock appreciation right immediately prior to the Effective Time and separately, at the Effective Time as a result of the Merger reflecting any acceleration of vesting or adjustment to purchase price or exercise price of such option or warrant, the date of grant and the vesting schedule. There are no unpaid dividends (accrued but unpaid, declared but unpaid or otherwise) on the Shares.

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(c) Schedule 1.6(a) lists each holder of the Company Options and Schedule 1.6(b) lists each holder of the Company Warrants and the number of Shares that are issuable upon exercise of such Company Options or Company Warrants, respectively, immediately prior to the Closing hereunder, together with the exercise price(s) applicable to such Company Options or Company Warrants. Following the Closing, none of the Company Options or the Company Warrants may be exercised for Shares or other shares of capital stock or securities of the Company or any other Person, and the only right of any holder of Company Options and Company Warrants upon the Closing is the right to receive the amount, if any, of Merger Consideration as set forth in Section 1.6(a) or Section 1.6(b), as the case may be. All of the Company Options were duly authorized and were validly issued in accordance with the terms of the Company’s 2003 Stock Plan or 2010 Equity Incentive Plan. All of the Company Warrants were duly authorized and were validly issued in accordance with the terms of the warrant agreement with respect thereto.

(d) All of the Shares, Company Options and Company Warrants and all other securities of the Company have been issued in accordance with applicable federal and state securities laws. The transactions contemplated by this Agreement are not subject to any preemptive rights.

(e) Each of the amounts payable to the Securityholders under Section 1.5 or under Section 1.6(a) or Section 1.6(b) has been calculated and will be paid (when paid in accordance with and subject to the terms of this Agreement) in accordance with and subject to all terms of the Articles of the Company as in effect at the Effective Time, and any other agreements binding upon the Company or to which the Company is subject (including, without limitation, the agreements or instruments evidencing Company Options and Company Warrants) and all applicable Laws.

(f) Upon payment by the Company of the amounts referenced in Section 6.6(a) to the participants under the Management Carveout Plan, no Person shall have any further rights under such Management Carveout Plan and the Company will have no further liability to any Person with respect to such Management Carveout Plan.

2.4 Authorization; Enforceability; Noncontravention.

(a) The Company has full power and authority to enter into this Agreement and to perform its obligations hereunder and, subject to obtaining the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all requisite corporate action on the part of the Company other than, in the case of the consummation of the Merger, obtaining the Company Shareholder Approval, and no additional corporate or other actions or proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Assuming the valid execution of this Agreement by each of Parent and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of each of the Company, enforceable against the Company accordance with its respective terms, except to the extent that enforceability hereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

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(b) Except as set forth on Schedule 2.4(b), the Company is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, lease, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the rights or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by it of this Agreement or the Indemnification Escrow Agreement or (ii) prevent the carrying out of the transactions contemplated hereby or by the Escrow Agreement or the agreements contemplated hereby or thereby. Except as set forth on Schedule 2.4(b) and except for (i) the filing and recordation of the Agreement of Merger and the related certificate of incorporation of the Surviving Company, and (ii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign antitrust law, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required in connection with the execution, delivery or performance of this Agreement and the Indemnification Escrow Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby or by the Indemnification Escrow Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against the Company or any of the properties or assets of the Company. None of the execution and delivery of this Agreement or the Indemnification Escrow Agreement by the Company, the performance by the Company of its obligations hereunder or under the Indemnification Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with or result in any breach of any provision of the Company Organizational Documents. For purposes of this Agreement, “Lien” shall mean, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

(c) The affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock and Preferred Stock voting together (on an as-converted to Common Stock basis) as a single class, (ii) the holders of at least a majority of the outstanding shares of Preferred Stock voting together as a separate class, and (iii) the holders of at least a majority of the outstanding shares of Common Stock voting together as a separate class are the only votes of the holders of any of the Company’s capital stock necessary for purposes of approving this Agreement and the Agreement of Merger, and consummating the Merger, in accordance with the Act, the Company Organizational Documents and any agreement or instrument by which the Company is bound (collectively, the “Company Shareholder Approval”).

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2.5 Financial Statements.

(a) Set forth on Schedule 2.5 are (i) the audited balance sheet of the Company as of December 31, 2007, and the unaudited balance sheets of the Company as of December 31, 2008 and 2009 and the related audited or unaudited, as the case may be, statements of income, retained earnings and cash flows for the periods then ended, together with notes and schedules thereto (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Company as of April 30, 2010, and the related unaudited statements of income, retained earnings and cash flows for the fiscal year-to-date period then ended, together with notes and schedules, if any, thereto (the financial statements described in clause (ii) being the “Interim Financials,” and together with the Annual Financial Statements, the “Financial Statements”). For purposes of this Agreement, the unaudited consolidated balance sheet of the Company as of April 30, 2010, shall be considered the “Balance Sheet.” Schedule 2.5 lists, and the Company has made available to Parent, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Securities Act effected by the Company. To the Company’s Knowledge, Mohler, Nixon and Williams is and has been throughout the periods covered by the audited Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (y) “independent” with respect to the Company within the meaning of Regulation S-X, and (z) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related Rules and the Public Company Accounting Oversight Board. Schedule 2.5 lists all non-audit services performed by Mohler, Nixon and Williams for the Company.

(b) The Financial Statements were derived from the books and records of the Company and (i) present fairly in all material respects the financial position, results of operations, and cash flows of the Company at the dates and for the periods indicated and (ii) have been prepared in accordance with GAAP applied consistently, subject, in the case of the Interim Financials, to normal year-end adjustments and the absence of footnotes.

2.6 Books and Records; Business Practices and Financial Controls.

(a) True, correct and complete copies of the books of account, stock record books, minute books, bank accounts, and other corporate records of the Company have been made available by the Company to Parent, and such books and records have been maintained in accordance with good business practices. The minute books of the Company contain accurate and complete records of all material meetings held of, and material action taken by, the shareholders, the Boards of Directors and committees of the Boards of Directors of the Company, and no material meeting of any such shareholders, Board of Directors or committee of the Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

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(b) The Company has established proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s authorization; (iv) the reporting of its assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to affect the collection and/or valuation thereof on a current and timely basis.

2.7 No Undisclosed Liabilities.

(a) The Company does not have any liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, and there is no basis for any such liability or obligation or any claim in respect thereof, other than:

(i) to the extent and for the amount reflected as a liability on the Balance Sheet;

(ii) liabilities or obligations incurred in the Ordinary Course of Business since the date of the Balance Sheet (none of which may reasonably be expected to have an adverse effect upon the Company) that are not required to be set forth in a Schedule hereto;

(iii) obligations for performance (but not for breach) under Contracts; and

(iv) the other obligations and liabilities specifically disclosed on Schedule 2.7(a).

“Ordinary Course of Business” means only the ordinary course of commercial operations customarily engaged in by such Person consistent with past practices, and specifically does not include (a) activity (i) involving the purchase or sale of such Person or any product line or business unit thereof, (ii) involving assumption, adoption, or modification of any Plan or (iii) that requires approval by the Board of Directors or Managers, as applicable, managers, equity holders or members of such Person, or (b) the incurrence of any liability for any tort or any breach or violation of or default under any Contract or Law.

2.8 Taxes.

Except as set forth on Schedule 2.8:

(a) The Company has filed, or caused to be filed, on a timely basis all Tax Returns required to be filed, and such Tax Returns are true, correct and complete in all material respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under section 6662 of the Internal Revenue Code (“Code”) (or any corresponding provisions of state, local or non-U.S. Tax law). The Company has not entered into any “listed transactions” as defined in Treasury regulation 1.6011-4(b)(2), and the Company has properly disclosed all reportable transactions, if any, as required by Treasury regulation 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

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CONFIDENTIAL TREATMENT REQUESTED

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(b) Schedule 2.8(b) lists all Tax Returns required to be filed by the Company for periods up to the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(c) All Taxes due and owing by the Company (whether or not reflected on any Tax Return) have been timely and fully paid.

(d) The Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, including, but not limited to, amounts required to be withheld under Section 1441 and 1442 of the Code (or similar provisions of state, local or non-U.S. Law).

(e) Within the last ten (10) years, the Company has not acquired the assets of any corporation in a transaction described in Section 381(a) of the Code.

(f) The reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Interim Financial Statements and on the Balance Sheet, respectively, has been established in accordance with GAAP.

(g) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company and no such Liens are anticipated.

(h) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(i) The Company (i) is not and never has been a member of an “affiliated group” within the meaning of Section 1504 of the Code (other than any such group the common parent of which is the Company) and (ii) does not have any liability for the Taxes of any Person other than the Company under Treasury regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

(j) The Company is not a party to or a partner in any joint venture, partnership or other arrangement or contract that, to the Company’s Knowledge, could be treated as a partnership for federal Income Tax purposes.

(k) No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(l) To the Company’s Knowledge, no federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.

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CONFIDENTIAL TREATMENT REQUESTED

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(m) The Company has not received from any federal, state, local or non-U.S. Tax authority (including jurisdictions where the Company has not filed a Tax Return) any (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company.

(n) The federal, state and foreign net operating loss, net capital loss or net tax credit carryforward (collectively, the “Tax Attributes”) of the Company through the date of the most recently filed applicable Tax Return are set forth in Schedule 2.8(n). The Company has entered into an agreement with the Commissioner of the Internal Revenue Service attached to Schedule 2.8(n) (the “Energy Credit Agreement”) pursuant to which the Company has been allocated approximately $18 million in Department of Energy credits, subject to the terms and conditions thereof, and such Energy Credit Agreement is in full force and effect, and to the Company’s knowledge, such Department of Energy credits will not be limited solely as a result of the Merger.

(o) The Company has not waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(p) True, correct and complete copies of all Income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company with respect to the last three years with the Internal Revenue Service or any other taxing authority have been made available to Parent.

(q) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, in a payment that would not be fully deductible as a result of Section 162(m) or Section 280G of the Code or any similar provision of non-U.S., state, or local law.

(r) None of the assets of the Company has been financed with or directly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. The Company is not a borrower or guarantor of any outstanding industrial revenue bonds.

(s) None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(t) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(u) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

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CONFIDENTIAL TREATMENT REQUESTED

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(v) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(w) As used in this Agreement, “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, any governmental rights to unclaimed property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; PBGC premiums and any other governmental charges of the same or similar nature; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person (for example, by reason of transferee liability or application of Treasury regulation 1.1502-6). Any one of the foregoing shall be referred to sometimes as a “Tax.”

(x) As used in this Agreement, “Tax Returns” means all returns, reports, estimates, claims for refund, information statements or returns relating to or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

2.9 Assets and Real Property.

(a) Except as set forth on Schedule 2.9(a), the Company is the sole owner of all right, title, and interest in and to all assets reflected as being owned by it on the Balance Sheet and all other assets and property, real and personal, tangible and intangible owned, held or used by it, other than (i) any property or assets leased to the Company or (ii) Intellectual Property licensed to the Company (collectively, the “Assets,” and together with (i) all property or assets leased to the Company and (ii) Intellectual Property licensed to the Company the “Property”), and, except as set forth on Schedule 2.9(a), there exists no restriction on the use or transfer of the Property (other than with respect the restrictions set forth in the Real Property Leases). No Property is in the possession of others and the Company does not hold any property on consignment. The Company has (i) good title to all of the Assets, free and clear of all Liens, and (ii) a valid leasehold interest in all of the leased Property or a valid license right to use all of the licensed Property, free and clear of all Liens. Upon the Closing, the Company shall continue to be vested with good title to, or a valid leasehold interest or license right interest in, the Property.

(b) All of the tangible Property (excluding the Leased Real Property) has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used.

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CONFIDENTIAL TREATMENT REQUESTED

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(c) The Company does not own and has never owned in fee any real property interests.

(d) Schedule 2.9(d)-1 contains a complete and accurate list of all real property interests leased by the Company as tenant (collectively, the “Leased Real Property”). Except as set forth in Schedule 2.9(d)-2, the Company holds a valid leasehold interest in the Leased Real Property, and each lease pursuant to which the Company leases such Leased Real Property as a tenant (the “Real Property Leases”) is enforceable against the Company and the applicable landlord(s), in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Schedule 2.9(d)-2 contains a complete and accurate list of all Real Property Leases. Neither the Company nor, to the Company’s Knowledge, the applicable landlord, is in default in any material respect in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Real Property Lease to which it is a party or bound which would likely result in the termination or cancellation thereof, and no event caused by, relating to or affecting the Company or otherwise, has occurred that (with or without the giving of notice or lapse of time, or both) would constitute a default in any material respect by the Company thereunder which would likely result in the termination or cancellation thereof. The Real Property Leases are without modification (written or oral) except as set forth in Schedule 2.9(d)-2 and true, accurate and complete copies of all documents comprising the same, with all supplements, amendments and exhibits thereto, have been made available by the Company to Parent. Each such Real Property Lease leasehold interest is valid, subsisting and in full force and effect. The Company has not assigned, transferred or conveyed its interests in the Real Property Leases. Except as set forth on Schedule 2.4(b), no consent, waiver, approval or authorization of any third person is required under the Real Property Leases in connection with the execution, delivery or performance of this Agreement and the Indemnification Escrow Agreement by the Company or the Representative, or the consummation by the Company or the Representative of the transactions contemplated hereby or by the Indemnification Escrow Agreement.

(e) There are no leases, subleases, licenses, concessions or other agreements of the Company, written or oral, granting to any person or entity the right to use or occupy any portion of the Leased Real Property, and no person or entity (other than the Company) is in possession of any portion of the Leased Real Property.

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CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(f) Except as set forth in Schedule 2.9(f), (i) to the Company’s Knowledge, all water, gas, electrical, steam, compressed air, sanitary and storm sewage lines and other utilities and systems serving the Leased Real Property are sufficient as to capacity to enable the continued operation of the Leased Real Property by the Company as currently operated (and the Company has paid all initial tap fees, connection fees and the like to the extent required under applicable Real Property Leases); (ii) the Company has not received any written or express notice, order or proposal concerning the Company’s use of the Leased Real Property which would adversely affect in any material respect the use or enjoyment of the Leased Real Property or access by the Company to or from any Leased Real Property; (iii) the Company has not received any written or express notice for any unpaid rent in respect of any land or buildings that have at any time been owned and/or occupied and/or used by the Company but which are no longer owned, occupied or used by the Company; (iv) the Company has not given any guarantee relating to the Leased Real Property; (v) to the extent required to be maintained by the Company under the Real Property Leases, the improvements on or otherwise constituting the Leased Real Property, and the related HVAC, plumbing, drainage, electrical and mechanical systems are in good operating condition and repair and conform to all Laws, except as would not adversely affect the Company, and, to the Company’s Knowledge, to the extent required to be maintained by the applicable landlord and/or sublandlord under the Real Property Leases, the improvements on or otherwise constituting the Leased Real Property, and the related HVAC, plumbing, drainage, electrical and mechanical systems are in good operating condition and repair and conform to all Laws, except as would not adversely affect the Company; (vi) to the Company’s Knowledge, no existing or intended use of any adjacent or nearby real property would adversely affect the use of the Leased Real Property in any material manner, and the Company has received no written or express notice of any such existing or intended use; (vii) the Company has received no written or express notice of any current or pending eminent domain proceeding that would result in the taking of all or any material part of any of the Leased Real Property; and (xi) from and after March 31, 2010, to and including the date of this Agreement, there have been no casualty losses exceeding $35,000, in the aggregate, affecting the Leased Real Property.

2.10 Necessary Property. The Property constitutes all property and property rights now used or necessary for the conduct of the Company’s business in the manner and to the extent presently conducted by the Company. There exists no condition, restriction or reservation affecting the title to or utility of the Property (other than with respect the restrictions set forth in the Real Property Leases) or that would prevent the Surviving Company from enforcing its rights with respect to its Property immediately after the Effective Time to the same full extent that the Company could immediately prior to the Effective Time.

2.11 Accounts Receivable; Inventories.

(a) Set forth on Schedule 2.11(a) are a list of all the accounts receivable of the Company and an aging schedule relating thereto, each as of the end of the last completed calendar month prior to the date hereof and as of the end of the last completed calendar month prior to Closing Date. Such accounts receivable and any accounts receivable arising between such date and the Closing Date (collectively, the “Accounts Receivable”) are valid and subsisting, and except as set forth on Schedule 2.11(a) all such Accounts Receivable arose in the Ordinary Course of Business. Except to the extent of the allowance for doubtful accounts on the Balance Sheet, the Accounts Receivable are fully collectible and no Account Receivable is subject to any counterclaim, set-off, defense, security interest, claim, or other encumbrance. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Account Receivable except as set forth on Schedule 2.11(a). The Company have not invoiced or otherwise charged any of its respective customers for amounts in excess of the amounts that such customer had theretofore agreed to pay for the good and services provided to it by the Company.

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CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(b) The inventories of the Company are of a quality and quantity useable and saleable in the Ordinary Course of Business, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving, lower of cost or market and other reserves required under GAAP. Such allowances have been calculated in accordance with GAAP and in a manner consistent with the past practice of the Company. None of the inventory of the Company is held on consignment, or otherwise, by third parties. Set forth on Schedule 2.11(b) is a list of all the inventories of the Company, each as of the end of the last completed calendar month prior to the date hereof and the end of the last completed calendar month prior to the Closing Date.

2.12 Contracts and Commitments.

(a) Except as set forth on Schedule 2.12(a)(i)-(xxi) or with respect to Company Intellectual Property Agreements which to the extent required are disclosed on Schedule 2.14(c) or with respect to Real Property Leases which to the extent required are disclosed on Schedule 2.9(d)-2, the Company is not party to or otherwise obligated under any of the following, whether written or oral:

(i) Any contract, agreement or purchase order providing for the sale of products, the provision of services or warranty liability in excess of $15,000, in any such case, by the Company to any other Person;

(ii) Any single contract or purchase order (other than the Plans set forth in Schedule 2.24) providing for an expenditure by the Company in excess of $15,000 or any contracts or purchase orders with the same or affiliated vendor(s) providing for an expenditure by the Company in excess of $15,000;

(iii) Any contract providing for an expenditure by the Company for the purchase, lease or sale of any real property;

(iv) Any contract, bid or offer to sell products or to provide services to third parties which (A) the Company knows or has reason to believe is at a price which would result in a net loss to the Company on the sale of such products or provision of such services, (B) contains terms or conditions which the Company cannot reasonably expect to satisfy or fulfill in whole or in part, (C) would permit such a third party to seek or recover consequential damages, (D) does not contain a cap on damages or (E) provides for liquidated damages;

(v) Any purchase commitment for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of the Company or at a price in excess of the current reasonable market price (A) at the time of such commitment or (B) at the time of expected delivery of such materials, supplies, component parts or other items or services;

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(vi) Any contract pursuant to which the Company is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person or entity (other than leases of personal property leased in the Ordinary Course of Business with annual lease payments no greater than $15,000);

(vii) Any contract pursuant to which the Company is the lessor, sublessor or lessee of, or permits any third party to operate, any real or personal property owned or leased by any Securityholder or an officer or employee of the Company or, to the Company’s Knowledge, any Affiliate thereof;

(viii) Any revocable or irrevocable power of attorney granted to any Person for any purpose whatsoever;

(ix) Any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, endorsement, foreign exchange contract, commodity contract, interest rate or other derivative contract, accommodation or other similar type of contract or agreement, and in any event, including each instrument, contract or agreement evidencing or relating to Indebtedness (together, in each applicable case, with the outstanding principal balance thereof, accrued but unpaid interest thereon, prepayment penalties associated therewith and total payoff amount as of the payoff date specified thereon);

(x) Any assumption, surety, guarantee, support, indemnity or other similar type contract or agreement guaranteeing or supporting the obligations of or indemnifying another Person;

(xi) Any arrangement or other agreement which involves (A) a sharing of profits or (B) any joint venture, partnership or similar contract or arrangement.

(xii) Any sales agency, sales representation, consulting, distributorship or franchise agreement that is not terminable in 90 days or less without cost or penalty;

(xiii) Any contract (A) prohibiting competition by the Company, (B) prohibiting the Company or its employees from freely engaging in any business anywhere in the world, or (C) prohibiting the disclosure of trade secrets or other confidential or proprietary information (in the case of (C), other than nondisclosure agreements entered into in the Ordinary Course of Business);

(xiv) Any material contract or commitment not made in the Ordinary Course of Business;

(xv) Any contract pursuant to which the Company has entered into or has agreed to enter into any hedging or similar transactions;

(xvi) Any contract pursuant to which the Company has acquired or disposed of or has agreed to acquire or dispose of any securities or any business or product line or the like;

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(xvii) Any license, sublicense, assignment or agreement that are included in or related to the Company Intellectual Property;

(xviii) Any contract or commitment providing for the payment of cash or other benefits upon the sale, merger or other change of control of the Company or a substantial portion of the respective assets of any of them;

(xix) Any contract or commitment with a Securityholder with respect to any debt or equity financing transaction;

(xx) Any director and officer indemnification agreements, including those set forth on Schedule 5.4(b); and

(xxi) Any other contract or commitment which is not cancelable without penalty on 30 days notice or less and which is not specifically described on any other Schedule to this Agreement.

2.13 Validity of Contracts. Each written or oral contract, agreement, commitment, license, lease, indenture, or evidence of Indebtedness to which the Company is a party or is otherwise obligated (individually, a “Contract” and collectively, the “Contracts”) set forth or required to be set forth on Schedules 2.12(a)(i)-(xxi) or as disclosed or required to be disclosed on Schedule 2.14(c) is a valid, binding and enforceable obligation of the Company and, to the Company’s Knowledge, the other parties thereto in accordance with its terms and conditions, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity. Neither the Company nor, to the Company’s Knowledge, any other party to any of the Contracts set forth or required to be set forth on Schedules 2.12(a)(i)-(xxi) or as disclosed or as required to be disclosed on Schedule 2.14(c) is in default in any material respect under or in violation in any material respect of such Contract, and there are no disputes pending or, to the Company’s Knowledge, threatened with regard to any such Contract. Except as set forth on Schedule 2.13, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default in any material respect under or a violation in any material respect of any Contract set forth or required to be set forth on Schedules 2.12(a)(i)-(xxi) or 2.14(c) by the Company or, to the Company’s Knowledge, any other party to such Contract or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any Property or any of the equity interests of the Company, or, would require any consent thereunder. The Company has made available to Parent, a true, complete and accurate copy of each written Contract disclosed or required to be disclosed on Schedule 2.12(a) or Schedule 2.14(c) and a true, complete and accurate description of each oral Contract disclosed or required to be disclosed on Schedule 2.12(a) or Schedule 2.14(c), and none of such Contracts has been modified or amended in any material respect, except as reflected in such disclosure to Parent. All work for each Contract which has been fully invoiced (i.e., the aggregate amount of invoices with respect to each such Contract equals or exceeds the total contract price) has been fully and completely performed in accordance with the Contract specifications with respect to the required scope of work

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2.14 Intellectual Property.

(a) For purposes of this Agreement, the following terms shall have the identified meanings:

(i) “Intellectual Property” means: intellectual property of any type throughout the world, including, but not limited to: (i) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisionals, non-provisionals, reexaminations, reissues and extensions (“Patents”); (ii) trademarks, service marks, trade names, brand names, logos and corporate names, slogans and other legally protectable indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) copyrights, whether registered or unregistered, and registrations and applications for registration thereof; (iv) trade secrets and similar legal rights in confidential information and know-how; (v) rights in domain names; (vi) rights of publicity and privacy, rights to personal information and moral rights; (vii) the foregoing rights, and any other intellectual property rights, in and to inventions (whether patentable or unpatentable), invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, Software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, and market studies; (ix) all rights pertaining to any of the foregoing arising under international treaties and convention rights; (x) the right and power to assert, defend and recover title to any of the foregoing; and (xi) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xii) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

(ii) “Company Intellectual Property” means all Intellectual Property that is owned in whole or in part, by the Company.

(iii) “Company Manufacturing Tools” means machines, equipment and Software developed by or for the Company and used in the Ordinary Course of Business in the manufacturing process in which the Company manufactures solar ingots and wafers.

(iv) “Company Software” means all Software developed by or for the Company or that is owned by the Company and that is material to the operation of the Company and (i) is distributed, sold, licensed, marketed or otherwise provided to third parties by the Company, (ii) is used or held for use by the Company in connection with its work for customers or its products or services, and/or (iii) is one of Company Manufacturing Tools.

(v) “Owned Software” means all Company Software that is owned by the Company.

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(vi) “Public Software” means any Software that is, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to the public for free to licensees, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing the Software, or (iii) require the licensing of the Software to the public for free for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

(vii) “Software” means all computer software, firmware, and programs in any form, including without limitation, source code, object code, development tools, library functions, compilers, Internet website code, and all versions, updates, corrections, enhancements, replacements, and modifications thereof.

(b) Schedule 2.14(b)(i) contains a true, complete and accurate list of each of the following items of Company Intellectual Property, except to the extent that the Company has elected to abandon or let lapse the respective Company Intellectual Property in its business judgment: Patents, registrations and applications for registration of trademarks, service marks, trade names, corporate names,; registered copyrights and applications for copyright registration; and registrations of such copyrights; registered industrial designs, and issued domain names and applications for and registrations thereof, (such items required to be listed, referred to herein as “Scheduled Company Intellectual Property”). Schedule 2.14(b)(i) accurately summarizes, where applicable, the following for each item of Scheduled Company Intellectual Property: patent number, application number, registration number, filing date, date of issuance, applicant, mark or name, owner(s), country of origin, and, to the extent due within ninety (90) days of the date of execution of this Agreement, the next maintenance fee and other administrative filing obligations required to maintain or prosecute such Intellectual Property. Schedule 2.14(b)(ii) contains a true, complete and accurate list of each material Software application (indicating current version number) included in the Owned Software.

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(c) Schedule 2.14(c) contains a list of all agreements relating to Intellectual Property or Software (including Company Software and any other Software used in the Ordinary Course of the Business) to which the Company is a party or is otherwise obligated, other than non-exclusive licenses for generally available commercial Software or shrink wrap Software, purchase orders or purchase order acknowledgements and non-disclosure agreements, evaluation agreement and customer and distribution agreements, and employment and employee invention assignment agreements entered in the Ordinary Course of Business, by which the Company (i)(A) licensed any Person under any Company Intellectual Property or sublicensed any Person under any Intellectual Property owned by another Person, (such agreement, a “Company Intellectual Property License”); (B) is licensed under any Intellectual Property owned by another Person (such agreement, a “Third Party Intellectual Property License”); (C) assigned or is assigned any right or interest in, settled any dispute, or released or was released from any claim pertaining to, any Intellectual Property; (D) is obligated with respect to the disclosure, development, enforcement, prosecution, maintenance, transfer, or licensing of any Intellectual Property; or (E) granted or was the beneficiary of a covenant not to sue or other restrictive covenant or agreement with respect to Intellectual Property, or (ii) is legally obligated or committed, or has obtained a legal obligation or commitment from any Person, to enter into an agreement pertaining to any of the categories set forth in subpart (i), (each such agreement described in this Section 2.14(c), a “Company Intellectual Property Agreement”).

(d) Except as described in Schedule 2.14(d), the Company have good, valid and legal title to, and are the sole and exclusive owner of all right, title and interest in and to, Company Intellectual Property, free and clear of all Liens (other than restrictions on Company Intellectual Property that are set forth in the terms and conditions of Company Intellectual Property Licenses listed in Schedule 2.14(c)). The Company has the right to use and otherwise exploit, in the manner currently used or exploited, by the Company, Company Manufacturing Tools and Company Software that is material to the operation of the business of the Company, and Parent and the Surviving Company shall continue to have such rights after the Closing.

(e) Each item of issued Scheduled Company Intellectual Property is valid and enforceable, and there is no pending action or claim or allegation asserting the invalidity or unenforceability of any item of Company Intellectual Property other than assertions by examiners in prosecution proceedings with the applicable issuing or granting authorities. In no instance has copyright protection in the Company Intellectual Property in Company Software been dedicated to the public domain or become subject to an obligation to freely license all third parties or publicly disclose source code.

(f) The Company Intellectual Property and Third Party Intellectual Property Licenses include all rights in Intellectual Property used or exploited in or necessary for the operations or conduct of the business of the Company in the manner currently conducted.

(g) No Company Intellectual Property or Owned Software is subject to any Order referring to Company or such Intellectual Property that restricts, impairs or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of Company Intellectual Property or Owned Software.

(h) The Company, the products and services offered by or on behalf of or through the Company (whether by sale, license or otherwise), the processes or business methods used by or at the direction of the Company and the operation of the business of the Company, has not and have not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. There has not been any unauthorized disclosure of any third party Intellectual Property by the Company, or by any employees or officers of the Company.

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(i) To the Company’s Knowledge, there is not and has not been any unauthorized use, exploitation or disclosure, infringement, misappropriation or other violation of any Company Intellectual Property by any Person.

(j) There has been no written or express claim made, or to the Company’s Knowledge, threatened, by or against the Company (and the Company has not been a party to any Action including such a claim), and the Company has not received or provided notice of any such claim or other communication, in the last three (3) years: (i) asserting the invalidity (other than assertions by examiners in prosecution proceedings with the applicable issuing or granting authorities), misuse or unenforceability, infringement, misappropriation or other violation of any third party Intellectual Property or Company Intellectual Property; (ii) challenging the Company’s ownership of or rights to use, license or otherwise exploit any Intellectual Property; (iii) asserting that the Company has engaged in unfair competition, false advertising or other unfair business practices; (iv) offering an ‘invitation to license’ as a means to avoid infringement or potential infringement of any Intellectual Property; or (v) otherwise asserting claims or allegations asserting the misappropriation, violation or infringement of Intellectual Property, or that would, if established, affect Company Intellectual Property, Company Intellectual Property Agreements, or the ability of the Company to carry out the business of the Company in the future without infringing, misappropriating or violating the Intellectual Property of any Person. There is no proceeding or action before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) referencing any Scheduled Company Intellectual Property other than prosecution proceedings entered into in the Ordinary Course of Business with the applicable issuing or granting authorities.

(k) Except as set forth in Schedule 2.14(k), the Company has (i) paid all application, examination, registration, issue, renewal and maintenance fees that have become due for Scheduled Company Intellectual Property, (ii) filed all necessary documents and certificates including statements of use with the relevant patent, copyright, trademark or other authorities for Scheduled Company Intellectual Property, (iii) recorded documents of title and releases of security interests required to perfect rights in Scheduled Company Intellectual Property, and (iv) exercised commercially reasonable care, including taking all commercially reasonable steps, to protect the Company’s rights in confidential information and trade secrets that the Company has elected to maintain confidential or as a trade secret in its business judgment and to protect the confidential information and trade secrets of others who have provided such confidential information and trade secrets to the Company.

(l) The Company’s current and former employees, officers and independent contractors and consultants who have created any Intellectual Property used or held for use or exploitation by the Company (including without limitation any Intellectual Property incorporated in Company Software), have assigned ownership of such Intellectual Property to Company through a Company Intellectual Property Agreement and entered into agreements with the Company preventing them from disclosing confidential information to any third party or making any improper use of confidential information.

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(m) None of the Company Intellectual Property was developed by or on behalf of, pursuant to a Contract with, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, or other third party, except as disclosed on Schedule 2.14(m).

(n) The consummation of the transaction contemplated by this Agreement will not alter, impair or extinguish any of the Company Intellectual Property or rights or obligations under any Company Intellectual Property Agreement.

(o) Except as set forth on Schedule 2.14(o), none of the Company Software: (i) incorporates any Public Software, or is subject to any license or other contractual obligation similar to that imposed on Public Software that (A) requires the Company to divulge to the public for free any source code or trade secret that is part of Company Software, (B) licenses the public the right to create any derivative work based on Company Software or any part thereof, or (C) licenses the public the right to distribute or redistribute Company Software or any part thereof at no charge; or (ii) to the extent intentionally placed in the Software by the Company, contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, Software or data.

(p) The Company own or have the right to exploit, and after Closing will continue to own or have the right to exploit, each item of Company Software in the same manner and to the same extent as it was used prior to the Closing, and, with regard to Company Manufacturing Tools, exploit in any manner, subject only to the terms of any Third Party Intellectual Property License listed in Schedule 2.14(c), including, without limitation, the uninterrupted right to continue to distribute after the Closing all Software embedded in or otherwise distributed with or distributed for use in connection with products and services distributed in the Ordinary Course of Business. Company Software constitutes all Software necessary to conduct the business and operations of the Company as currently conducted.

(q) All Company Manufacturing Tools and Company Software (i) is in the possession, custody and control of the Company, along with all hardware and software tools, documentation, and other materials necessary to exploit Company Manufacturing Tools and Company Software in the Ordinary Course of Business, and such Company Manufacturing Tools and Company Software and related tools and materials will remain so immediately after the Closing, (ii) has been catalogued and documented as reasonably necessary to enable competently skilled programmers and engineers to use, update and enhance such items by readily using the existing source code, engineering drawings, machine settings and documentation, and (iii) is stored in electronic form, with up-to-date appropriately catalogued versions, in at least two separate geographical locations for effective disaster recovery. No Company Software in source code form has been provided to employees or consultants of the Company except on a need-to-know basis. The Owned Software has not been presented or disclosed in source code form to any third party (including without limitation, employees and officers of the Company) except under written confidentiality agreements or written source code escrow agreements listed in Schedule 2.14(c). There has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Company’s proprietary data or Company Software.

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(r) Except as set forth in Schedule 2.14(r), the Company is not obligated to any third party to support or maintain any of Company Software under any Contract except pursuant to agreements that will terminate by their terms or are terminable at will by the Company (and other than for cause) on a periodic basis and that provide for periodic payments to the Company for such services.

(s) Except as set forth in Schedule 2.14(s), Company Software is free of material defects and errors, and functions in substantial conformity with documentation therefor.

(t) The Company has not undertaken any commitment to commit any Company Intellectual Property to the public domain, to the free and unrestricted use of any trade group or association, or to be licensed freely on any predetermined terms, including, without limitation, any commitment or obligation arising from participation by the Company in any standards-setting activities or any standards-setting organizations.

(u) Except as set forth on Schedule 2.14(u), the Company does not provide to any third parties, or contract with any third parties to provide to third parties, any computer services bureau or other computer processing services.

(v) The Company maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all their obligations under applicable Law. The Company has operational business continuity plans addressing the possibility of future significant business disruptions, including but not limited to procedures to follow in the event of the loss of key personnel, equipment and facilities. There has been no security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, any data in the possession, custody or control of the Company that contains the personally identifiable information of natural persons. The use and dissemination of any and all data and information concerning individuals by the Company is in compliance with all applicable privacy policies, terms of use, customer agreements and Law. The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, customer agreements or Law relating to the use, dissemination, or transfer of any such data or information.

(w) The Company has taken commercially reasonable steps to establish and protect its ownership of Company Intellectual Property, including, without limitation, taking reasonable steps to protect the confidential status of all trade secret or confidential information that the Company has elected to maintain confidential or as a trade secret in its business judgment, including having a policy, which the Company believes it is in compliance in all material respects with, of entering into written agreements with (or, with regard to employees, establishing binding policies) all Persons who receive any confidential or trade secret information restricting the disclosure of such information or material to any third party and preventing the improper or unauthorized use of such information or material.

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2.15 Litigation. Except as set forth on Schedule 2.15, (a) there is no, and there has not been since January 1, 2008 any, suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action excluding any routine audit or examination (any of the foregoing, “Action”) pending or, to the Company’s Knowledge, threatened against the Company or involving its business, any of the Property or Company Intellectual Property, or any of the directors or officers of the Company (in their capacities as such), including without limitation any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby; (b) the Company is not, and has not been since January 1, 2008, subject to any judgment, order, writ, injunction, or decree of any court or other Government entity (“Order”) other than Orders of general applicability and (c) the Company has not been, and to Company’s Knowledge, has not been threatened to be, a party or subject to any Action or Order relating to personal injury, death, or property or economic damage arising from products or services of the Company.

2.16 Insurance.

(a) Set forth on Schedule 2.16 is a list of all insurance policies and bonds currently in force covering or relating to the properties, operations or personnel of the Company (other than pursuant to the Plans disclosed on Schedule 2.24) and, with respect to insurance policies covering product liability and similar occurrence based risks, in force at any time since January 1, 2008, and a detailed list of all claims filed by the Company with any insurance carrier since January 1, 2008. Such schedule clearly indicates (i) which of such policies are claims made and which of such policies are occurrence based, (ii) the deductibles of each such policy and the amount which have been applied to such deductibles in the current policy period and (iii) the aggregate amount available under each such policy. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and the Company is not in default with respect to any of its obligations under any of such insurance policies.

(b) The Company has at all times maintained insurance as required by Law or under any Contract to which the Company is or has been a party, including, without limitation, comprehensive general liability, products liability and unemployment and workers’ compensation coverage. Such insurance insures the Property against all ordinary, insurable risks to the full replacement cost thereof.

2.17 Absence of Certain Changes. Since December 31, 2009, except as set forth on Schedule 2.17 hereto, there has not been:

(a) Any adverse change in the business, condition (financial or otherwise), or operations of the Company, or the condition of the Property, in any such case, which is material on an individual basis or an aggregate basis with all such adverse changes, and no such change or changes will arise with respect to the Company as a result of the consummation of the transactions contemplated hereby;

(b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Person with respect to any securities of the Company, or any direct or indirect redemption, purchase, or other acquisition by the Company of any of their securities;

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(c) Any material increase in compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any director, officer, agent or employee of the Company, or in any benefits granted under any Plan with or for the benefit of any such director, officer, agent or employee (other than increases in wages or salaries required under existing Contracts listed on Schedule 2.12(a) or otherwise not unusual in timing, character or amount made in the Ordinary Course of Business to employees);

(d) Any material transaction entered into or carried out by the Company other than in the Ordinary Course of Business;

(e) Any borrowing or incurrence of any other Indebtedness (other than the creation of accounts payable in the Ordinary Course of Business), contingent or otherwise, by or on behalf of the Company (it being understood that the foregoing is not intended to describe obligations of the Company under Contracts to sell products to others);

(f) Any material modification or termination of any Contract disclosed on Schedule 2.12(a) or Schedule 2.14(c) or any term thereof or any material modification or termination of any Government license, permit or other authorization issued to the Company;

(g) Any purchase by the Company of capital assets or any interests in real property or any lease arrangement (whether as a lessor or lessee or sublessor or sublessee) entered into by the Company with respect to real property in excess of $50,000;

(h) Any abandonment or lapse of Intellectual Property that was or is owned by the Company, or any grant of a license, release or covenant not-to-sue with respect to any Company Intellectual Property other than non-exclusive licenses granted in the Ordinary Course of Business;

(i) Any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity;

(j) Any acquisition of any assets (other than interests in real property disclosed pursuant to subsection (f) above), whether through capital spending or otherwise, for an amount in excess of $15,000 on an individual basis or for an amount in excess of $50,000 on an aggregate basis;

(k) Any written or, to the Company’s Knowledge, oral waiver by the Company of any claims or rights that involve amounts individually or in the aggregate in excess of $15,000;

(l) Any disclosure by the Company to any Person of its information that was not already generally available to the public at the time of such disclosure other than (i) to Parent and Parent’s representatives, agents, attorneys and accountants or the respective employees of the Company (ii) in the Ordinary Course of Business pursuant to a nondisclosure agreement (iii) or with respect to a prospective investor pursuant to a nondisclosure agreement;

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(m) Any charitable contribution or commitment by the Company in an amount in excess of $15,000, or any such contributions or commitments in an amount in excess of $50,000 on an aggregate basis;

(n) Any change in any material respect in the conduct of the Company’s business, or any change in any material respect in their respective methods of purchase, sale, lease, management, marketing, promotion or operation, or any delay, postponement or acceleration by the Company of the payment of accounts payable or other liabilities by the Company, or any acceleration, delay or postponement in the collection of notes or accounts receivable of the Company in advance of or beyond the dates when the same would have been collected in the Ordinary Course of Business consistent with past practice, or any acceleration, delay or postponement in the shipment of any products of the Company in advance of or beyond the dates when the same would have been shipped in the Ordinary Course of Business;

(o) Any change in any method of accounting or accounting policies of the Company, other than those required by GAAP, or any write-down in the accounts receivable or inventories of the Company;

(p) Any action taken by the Company or by another person on behalf of the Company that may reasonably be expected to cause or constitute a breach of any provision of this Agreement;

(q) Any change in Tax elections;

(r) Any amendment of any Tax Return relating to the Company;

(s) Any settlement of compromise with respect to any Tax controversy, Tax claim, audit or assessment or any right to claim a Tax refund, offset or other reduction in Tax liability of the Company;

(t) Any closing agreement with respect to any Tax;

(u) Any consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(v) Any grant of a Lien with respect to the material assets of the Company; or

(w) Any binding commitment or agreement by the Company to do any of the foregoing items (b) through (v).

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2.18 No Breach of Law or Governing Document; Licenses and Permits.

(a) The Company is not, and since January 1, 2008, has not been, in default in any material respect under or in breach or violation in any material respect of any applicable statute, law, treaty, convention, ordinance, decree, order, judgment, injunction, rule, directive, or regulation of any Government (“Law”) or the provisions of any Government permit, franchise, or license, or any provision of the Company Organizational Documents. The Company has not received any written or express notice alleging such default, breach or violation.

(b) Schedule 2.18(b) contains a complete and accurate list of each material authorization, license, certificate, registration, consent, approval, variance, and permit (collectively, “Permits”) issued, granted, given, or otherwise made available by or under the authority of any Government body or pursuant to any Law that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company (each, a “Governmental Authorization”) and currently necessary to permit the Company to lawfully conduct and operate its business in the manner in which it currently conducts and operates its business and to permit the Company to own and use its assets in the manner in which they currently own and use such assets. Each Governmental Authorization listed or required to be listed in Schedule 2.18(b) is valid and in full force and effect. Except as set forth in Schedule 2.18(b):

(i) the Company is, and at all times since January 1, 2008 has been, in full compliance with all of the terms in all material respects and requirements of each Governmental Authorization identified or required to be identified in Schedule 2.18(b);

(ii) no event has occurred since January 1, 2008, or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement in all material respects of any Governmental Authorization listed or required to be listed in Schedule 2.18(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 2.18(b);

(iii) the Company has not received, at any time since January 1, 2008, any written or express notice from any Government entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 2.18(b) have been duly filed on a timely basis with the appropriate Government entities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Government entities.

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(c) The Governmental Authorizations listed in Schedule 2.18(b) collectively constitute all of the material Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner in which it currently conducts and operates its business and to permit the Company to own and use its assets in the manner in which they currently own and use such assets. Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such Governmental Authorization.

2.19 Transactions with Related Persons; Outside Interests.

(a) No director, officer or employee of the Company or, to the Company’s Knowledge, Securityholder or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest (collectively, the “Company Entities”), is a party to any agreement, Contract, commitment or other form of transaction or arrangement with the Company, written or oral, or has any interest in any of the Property, except as specifically disclosed on Schedule 2.19.

(b) To the Company’s Knowledge, no director, officer or employee of the Company has any direct or indirect financial interest in any competitor with or supplier, sales representative, distributor or customer of the Company; provided, however, that for this purpose ownership of corporate securities having no more than 2% of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or authorized for quotation on the Nasdaq National Market, shall not be deemed to be such a financial interest, provided that such person has no other connection or relationship with such competitor, supplier or customer.

2.20 Bank Accounts. Set forth on Schedule 2.20 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company, together with the names of all persons who are authorized signatories or have access thereto or control thereunder.

2.21 Environmental Matters.

(a) Except as set forth on Schedule 2.21, the Company (i) is and has been since January 1, 2008, in compliance with Environmental Laws (hereinafter defined) in all material respects; and (ii) has conducted all Hazardous Materials Activities (as hereinafter defined) in compliance with Environmental Laws in all material respects. For purposes of this Section 2.21, (x) “Hazardous Materials Activities” means the storage, handling, transportation and disposal of Hazardous Materials and (y) “Environmental Laws” means any applicable Law relating to the protection of health (with respect to the exposure to Hazardous Materials), occupational safety or the environment, including without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Federal Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Control Act, the Registration, Evaluation, Authorization and Restriction of Chemical Substances regulations, the Occupational Safety and Health Act of 1970, and any comparable state, local or foreign law, and the common law. Except as set forth on Schedule 2.21, the Company is not in violation of any Environmental Law in any material respect, and there are no past violations of any Environmental Laws by the Company that have not been corrected or resolved.

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(b) Except as set forth on Schedule 2.21, the Company has properly obtained and is in compliance in all material respects with all Permits issued pursuant to Environmental Laws (“Environmental Permits”) necessary or required for the conduct of the business of the Company as currently conducted, and the Company has properly made all material filings with and submissions to any Government with respect to such Environmental Permits as required by any Environmental Law. The Company has not received any written or express notice from any Government alleging violations of Environmental Permits that remain unresolved or outstanding.

(c) Except as set forth on Schedule 2.21, the Company has not spilled, discharged, emitted, injected, disposed, dumped or released in violation of or requiring cleanup under Environmental Law (“Release”) on, beneath, above, or into the Leased Real Property or into the environment surrounding the Leased Real Property any substances, chemicals, materials or wastes that have been defined or listed by any Government pursuant to Environmental Law to be (i) “pollutants”, “contaminants”, “hazardous”, “toxic”, “infectious”, or “radioactive” (including without limitation petroleum, including crude oil or any derivative or fraction thereof, friable asbestos fibers, silica, polychlorinated biphenyls or lead based paint) collectively, “Hazardous Materials”. The Company does not sell and has not sold any product or material containing asbestos or that utilizes or incorporates asbestos-containing materials in any way, and to the Company’s Knowledge, is not aware of the presence of mold in the Leased Premises.

(d) Set forth on Schedule 2.21 is a list of all locations where the Company has conducted Hazardous Material Activity. The Company does not and has not operated any underground storage tanks on or beneath the Leased Real Property or any other property identified on Schedule 2.21.

(e) The Company has made available to Parent copies of any and all (i) documents in the possession or control of the Company, or that the Company has a right to obtain, which were received by the Company from, or submitted by the Company to, the United States Environmental Protection Agency and/or any foreign, state, county or municipal environmental, natural resource, or environmental health agency concerning the presence of Hazardous Materials in the soil, groundwater, or building materials of the Leased Real Property or any other property identified on Schedule 2.21, or concerning the Company’s non-compliance with Environmental Laws; (ii) any claim by a governmental authority concerning the presence of Hazardous Materials in the soil, groundwater, or building materials on the Leased Real Property; and (iii) Phase I or Phase II environmental site assessments, environmental or health and safety compliance audits, or soil or groundwater analyses in the Company’s possession or control or that the Company has a right to obtain including, without limitation, material documents regarding any Release of Hazardous Materials to the Leased Real Property.

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CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(f) Except as set forth on Schedule 2.21, there is no pending or, to the Company’s Knowledge, threatened Environmental Claim (as hereinafter defined) against the Company in connection with the Leased Real Property or any other real property. For purposes of this Section 2.21, “Environmental Claim” means any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, information request, judgment, order, lien, proceeding, or Government hearing based on or arising under any Environmental Permits or an Environmental Law.

(g) Except as set forth on Schedule 2.21, the Company has never received from any Person any written notice that the Company has any environmental liability, or is liable for any unpaid expense for the removal, remediation, monitoring or investigation of Hazardous Materials.

(h) Except as set forth on Schedule 2.21, the Company is not liable for any Hazardous Material contamination at any site to which its Hazardous Material waste has been sent for disposal, treatment, recycling or storage.

2.22 Officers, Directors, Employees, Consultants and Agents; Compensation.

(a) Set forth on Schedule 2.22(a) is a complete list of: (i) all current directors of the Company, (ii) all current officers (with office held) of the Company, (iii) all employees (active or other) of the Company employed in the United States, (iv) all current employees (active or other) of the Company employed outside of the United States (listed separately by country), (v) all current paid consultants, sales representatives, commercial agents or other freelancers engaged by the Company, and (vi) all retirees and terminated employees of the Company and for which the Company has any current benefits responsibility or other continuing or contingent obligation; together, in each case, with the current rate of compensation (if any) payable to each and any accrued vacation time for such person, any incentive or bonus payments owing to such persons but not yet paid and the date of employment, retirement or termination of each such person.

(b) Except as set forth on Schedule 2.22(b): (i) the Company is not indebted to any of its officers, directors, employees or consultants except for amounts due in the Ordinary Course of Business as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary expenses in the Ordinary Course of Business; and (ii) no officer, director, employee, consultant, commercial agent or other freelancer of the Company is indebted to the Company except for advances for ordinary business expenses in the Ordinary Course of Business.

(c) All payments to agents, consultants and others made by the Company or by any Securityholder in connection with the business of the Company have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal or improper payments. All such payments have been made directly to the parties providing the goods or services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party’s Tax reporting or Tax payment obligations. The Company has properly, fairly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable or deferred and payable to such persons, but which have not been paid or provided at the Closing Date. Such compensation and perquisites have been properly and accurately disclosed in the respective Financial Statements and other public or private reports, records or filings of the Company, to the extent required by Law.

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(d) Except as set forth on Schedule 2.22(d), no offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

(e) Except as set forth on Schedule 2.22(e), no employees of the Company (i) are on secondment, maternity, paternity, adoption or other extended leave of absence or (ii) have ever been considered leased employees (as defined in section 414(n) of the Code) of the Company.

(f) Except as set forth on Schedule 2.22(f), all Contracts between the Company and its employees are terminable at any time on one month’s notice or less without compensation other than wages earned through the date of termination, pay in lieu of accrued and untaken vacation or paid time off, earned commission and pension or as required by Law.

(g) None of the individuals listed on Schedule 2.22(g) has notified the directors or officers of the Company that he or she has a present intent to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

(h) Every employee of the Company who requires authorization from a Government to work in such employee’s place of work as at Closing has the necessary immigration documentation or other necessary permission.

(i) Every employee of the Company has an effective confidentiality/non-disclosure agreement with the Company, and the Company has a copy of all such agreements in its files.

2.23 Labor Matters. Set forth on Schedule 2.23 is each collective bargaining, works council, union representation or similar agreement or arrangement to which the Company is a party. Except as set forth on Schedule 2.23:

(a) The Company is not engaging in or has engaged in any unfair labor practice since January 1, 2008;

(b) There is no, and since January 1, 2008 has not been, any labor strike, dispute, slowdown, or stoppage pending or, to the Company’s knowledge, threatened against the Company;

(c) No labor organization, as defined in the National Labor Relations Act of 1947, as amended (the “NLRA”), currently claims, or previously has claimed, any right of representation concerning the respective employees of the Company;

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(d) No collective bargaining agreement, contract or legally binding commitment to any trade union, employee group or labor organization (as defined in the NLRA) exists or is currently being negotiated and to the Company’s Knowledge, no organizing effort is currently being, or has previously been, made with respect to the employees of the Company;

(e) Neither the Company nor any of its respective agents, representatives or employees has committed any unfair labor practice, as defined in the NLRA. There is not now pending or, to the Company’s Knowledge, threatened, any charge or complaint against the Company by the National Labor Relations Board, any state, local or non-U.S. labor or employment agency or any representative thereof, and the execution or consummation of this Agreement will not result in any such charge or complaint; and

(f) There are no grievance or arbitration proceedings arising out of or under any collective bargaining agreement which is pending or, to the Company’s Knowledge, threatened, against the Company.

2.24 Employee Benefit Matters.

(a) Except as set forth on Schedule 2.24, the Company has no outstanding and is not a party to or subject to liability under: (i) any agreement, arrangement, plan, or policy, qualified or non-qualified, whether or not written and whether or not considered legally binding, that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (B) welfare or “fringe” benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other employee benefits; or (ii) any employment, consulting, engagement, or retainer agreement or golden parachute arrangement or arrangement, and with respect to (i) and (ii) established or maintained for the benefit of current or former employees, officers, consultants or directors of the Company ((i) and (ii) together the “Plans” and each item thereunder a “Plan”). Schedule 2.24 lists separately all Plans that are employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) sponsored or maintained by the Company or to which the Company is required to contribute (collectively, the “ERISA Plans”). For any Plans of the Company so disclosed on Schedule 2.24, such disclosure lists any U.S. Plans and any non-U.S. Plans separately. True, correct, and complete copies of all documents creating or evidencing any Plan listed on Schedule 2.24 have been delivered or made available by the Company to Parent. To the extent applicable with respect to each Plan, true, correct, and complete copies of the current summary plan descriptions, including any summaries of material modifications, have been delivered or made available by the Company to Parent.

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(b) Each Plan covering individuals who are employed by the Company complies in all material respects with, has been established, registered, qualified, invested, administered, operated and maintained in compliance in all material respects with its terms and in compliance in all material respects with, and neither the Company has any direct or indirect liability for non-compliance under, ERISA or any other Law applicable to any Plan. To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent Forms 5500, including without limitation, all schedules thereto, all financial statements with attached opinions of independent accounts and all actuarial reports, have been delivered or made available by the Company to Parent. Each Plan that is intended to qualify under Section 401(a) or Section 501(c)(9) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (a copy of which has been provided to Parent) and related trusts have been determined to be exempt from taxation. Nothing has occurred that would cause, and no Action is pending or, to the Company’s knowledge, threatened, which could result in the loss of such exemption or qualification. There are no outstanding defaults or violations by any sponsor or fiduciary of any Plan or ERISA Plan and no Taxes, penalties or fees are owing, other than Taxes and fees not yet payable. There have been no improper withdrawals or transfers of assets from any Plan or ERISA Plan or the trust or other funding media relating thereto and none of the Shareholders, the Company is or has been in breach of any fiduciary obligation with respect to the administration of any Plan or ERISA Plan or the trust or other funding media relating thereto.

(c) The Company (i) has not made or has no or has had no obligation to make any contributions to any multi-employer plan (as defined in Section 3(37) of ERISA) or to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA, (ii) has not been a member of a controlled group which contributed to or has had an obligation to contribute to any such plans and (iii) has not been under common control with an employer which contributed to or has had an obligation to contribute to any such plans.

(d) Within the six-year period ending on the Closing Date, the Company has not terminated or taken action to terminate, in part or in whole, any employee benefit plan, as defined in ERISA Section 3(3).

(e) With respect to each Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred.

(f) Each and every Plan which is a group health plan (as such term is defined in Code Section 5001(b)) in all material respects complies and in each and every case has been operated in compliance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) and any applicable state and local laws; and to the extent applicable, each such Plan is in compliance with Section 1862(b)(4)(A)(i) of the Social Security Act, and the Company has not had any liability for any excise tax imposed by Code Section 5000. True, correct and complete copies of the most recent notification to the employees of the Company of their COBRA rights and form of letter(s) distributed upon the occurrence of a qualifying event have been delivered or made available by the Company to Parent.

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(g) Except as set forth on Schedule 2.24, the Company has no liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than as required by COBRA.

(h) With respect to any Plan which is a welfare plan as defined in Section 3(1) of ERISA, no such plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code).

(i) Except as set forth on Schedule 2.24, all contributions with respect to the Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Company and all members of the controlled group in accordance with past practice and, if applicable, any recommended contribution in the applicable actuarial report. All contributions to the Plans have been made on a timely basis in accordance with ERISA and the Code.

(j) All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, to the extent applicable to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(k) There is no pending or, to the Company’s Knowledge, threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Plan described in Schedule 2.24 hereof (other than claims for benefits in the normal course). The Company nor any of its directors, officers, employees or plan fiduciary has no liability for failure to comply with ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Plan.

(l) All expenses and liabilities relating to all of the Plans described on Schedule 2.24 have been, and will be on the Closing Date, fully and properly accrued on the books and records of the Company and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88. To the extent applicable, the statements of assets and liabilities of the Plans as of the end of the most recent three fiscal years for which information is available, and the statements of change in fund balances, financial position and net assets available for benefits under the Plans for such fiscal years, copies of which have been certified by the Company and furnished to Parent, fairly represent the financial condition of such Plans as of such date and the results of operations thereof for the year ended on such date, all in accordance with GAAP applied on a consistent basis, and the actuarial assumptions used for funding purposes have not been changed since the last written report of actuaries on such Plans, which written reports have been furnished to Parent.

(m) Each Plan (including any Plan covering former employees and/or retirees of the Company) may be unilaterally amended, varied, modified or terminated in whole or in part by the Company on or at any time after the Closing Date.

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(n) The Company maintains no Plan or other benefit arrangement covering any employee or former employee outside of the United States nor has ever been obligated to contribute to any such Plan.

(o) Each plan, agreement or arrangement which provides for the deferral of compensation subject to Code Section 409A is, and has been since January 1, 2009, properly documented in writing in accordance with the Treasury Regulations promulgated thereunder and has, since January 1, 2008, been operated in compliance with such provisions in effect from time to time since such date. No employee or former employee of the Company is subject to any tax or penalty under Code Section 409A due to a documentary or operational failure thereunder.

(p) The consummation of the transaction contemplated by this Agreement, other than by reason of actions taken by Parent following the Closing, will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of the Company, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

2.25 Overtime, Back Wages, Vacation and Minimum Wage. No present or former employee of the Company has given written or express notice to the Company of any claim against the Company (whether under Law, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus, accruals and amounts accruing under “employee benefit plans,” as defined in Section 3(3) of ERISA) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year or (d) any violation of any Law relating to minimum wages or maximum hours of work.

2.26 Discrimination and Occupational Safety and Health. No person or party (including, but not limited to, Government agencies of any kind) has filed or given written or express notice to the Company of any claim, or any action or proceeding, against the Company arising out of any Law relating to discrimination in employment, employment practices (including wrongful termination), family leave, or occupational safety and health standards, and to the Company’s Knowledge, no person has any valid basis for any such claim, action or proceeding. Since January 1, 2008, the Company has not received any written or express notice from any Government entity alleging a violation of occupational safety or health standards. Except as set forth on Schedule 2.26, there are no pending workers compensation claims involving the Company and, since January 1, 2008, there have not been any workers compensation claims against the Company relating to the use or existence of asbestos in any of the products, the manufacturing process or workplace setting of the Company.

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

2.27 Customers and Suppliers. Schedule 2.27 sets forth a true, complete and correct list of the 10 largest customers of the Company and the 20 largest suppliers of the Company, by volume of sales and purchases, respectively (by dollar volume) for each of the years ended December 31, 2008 and 2009. Except as disclosed on Schedule 2.27, the Company has not received any written or express notice from any supplier of the Company listed on Schedule 2.27 to the effect that, and has no reason to believe that, any such supplier will stop or materially decrease the rate of supplying materials, products or services to the Company. Except as disclosed on Schedule 2.27, the Company has not received any written or express notice from any customer listed on Schedule 2.27 to the effect, and has no reason to believe, that such customer will stop or materially decrease the rate of buying materials, services or products from the Company. Schedule 2.27 lists all significant goods or services necessary for the conduct of the business of the Company with respect to which alternative sources of supply are not readily available on comparable terms and conditions (including all significant goods and services for which there is only one reasonably available source).

2.28 Product Liability Claims. Except as described on Schedule 2.28, the Company has never received notice or information as to any claim or allegation of, and the Company has not been a party or subject to any Action or Order relating to, bodily or personal injury, death, or property or economic damages, any claim for punitive, exemplary or consequential damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Company or its employees. Schedule 2.28 accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount), and the amount of attorney’s fees incurred in connection with such claim. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product liability and similar claims now pending or hereafter asserted against the Company and with respect to all products or services manufactured or provided by the Company on or prior to the Effective Time will not exceed the amount of the aggregate product and professional services liability reserves set forth on the Closing Balance Sheet as current liabilities.

2.29 Product and Service Warranties. Set forth on Schedule 2.29 are the standard forms of product and service warranties and guarantees used by the Company and copies of all other outstanding product and service warranties and guarantees, or the Contracts in which such forms of warranties and guarantees are provided. Except as set forth on Schedule 2.29, no product or service warranties or guarantees have been made by the Company. Except as specifically described on Schedule 2.29, no product or service warranty or indemnity claim or similar claims have been made against the Company. No person or party (including, but not limited to, Government agencies of any kind) has any valid claim, or valid basis for any action or proceeding, against the Company under any Law relating to unfair competition, false advertising or other similar claims arising out of product or service warranties, guarantees, specifications, manuals or brochures or other advertising materials and no such claim, action or proceeding is currently pending or, to the Company’s Knowledge, threatened against the Company. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product and service warranties and guarantees and similar claims now pending or asserted against the Company hereafter with respect to products manufactured or services rendered on or prior to the Effective Time will not exceed the amount of the reserve therefor set forth on the Closing Balance Sheet as current liabilities.

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CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

2.30 Product Safety Authorities. No person affiliated with or on behalf of the Company has been required to file any notification or other report with or provide information to any Government or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put in commerce by the Company or in connection with their respective businesses, and there exist no grounds for the recall of any such product.

2.31 Foreign Operations and Export Control. During the last five years, the Company has acted, in all material respects:

(a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law and the nature of the Company’s activities in such jurisdictions;

(b) in compliance with all applicable foreign Laws, including without limitation Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

(c) without violation of and in compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons;

(d) without violation of and in compliance with any applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including without limitation the United States and any jurisdiction in which the Company is established or from which it exports or reexports any items or in which it provides services, including without limitation the Export Administration Regulations administrated by the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the U.S. State Department, all as amended from time to time, and without violation of and in compliance with the requirements of any applicable general licenses or license exceptions, and any required export or reexport licenses or authorizations granted under such laws, regulations or orders, which licenses or authorizations are described in Schedule 2.31;

(e) without violation and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law; and

(f) without written or express notice of violation and in compliance with any and all applicable import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders, which permits, licenses and authorizations are described in Schedule 2.31.

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CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

2.32 Customs. Except as set forth on Schedule 2.32, since January 1, 2008, the Company (a) has acted without violation and in compliance with all customs laws, including without limitation the Tariff Act of 1930, as amended, (b) has not received any notice alleging a violation and (c) has not been and is not currently the subject of a focused assessment or other audit conducted by U.S. Customs and Border Protection. No penalty or liquidated damages claims have been initiated by U.S. Customs and Border Protection (formerly U.S. Customs Service) against the Company. The Company has no liability in connection with its respective customs compliance and buying agency practices.

2.33 Government Contracts. Schedule 2.33 lists all of the agreements, contracts, plans, leases or commitments that the Company has entered into with a Government (the “Government Contracts”). The Company has not received a cure notice in connection with any Government Contract. None of the Government Contracts have been terminated for default. The Company has not been suspended or debarred from contracting by a Government. The Company has not received a document subpoena or been the subject of an investigation or enforcement action in connection with a contract involving a Government. The Company is in compliance with the requirements of Executive Order 11246, as amended, and related equal opportunity and affirmative action clauses of its contracts with the U.S Governmental authorities.

2.34 Restrictions on Business Activities. Except for the contracts listed on Schedule 2.34(a), there is no Contract (including covenants not to compete), judgment, injunction, Order or decree binding upon the Company that has or could reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or impairing any Company Intellectual Property, any current or future business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company as currently conducted. Without limiting the generality of the foregoing, the Company has not entered into any customer or other similar Contract that includes a “most favored pricing” or similar clause restricting or otherwise impacting the right of the Company to sell products or provides services in any manner or terms under which the Company is restricted from selling, licensing or otherwise distributing any of their respective technology or products to, or from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market other than the restrictions in those Company Intellectual Property Agreements listed on Schedule 2.34(b). The Company has not restricted or otherwise prohibited access to any documents or information from Parent on the basis that (i) the Company may not be permitted to provide such access pursuant to applicable Law, (ii) access to any such documents or information is prohibited pursuant to the terms of any confidentiality, non-disclosure or other similar agreement to which the Company is a party as of the date hereof, or (iii) access to documents or information would, in the Company’s reasonable good faith opinion after consultation with outside legal counsel, result in the loss of attorney-client privilege, work product doctrine or other applicable legal privilege applicable to such documents or information.

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CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

2.35 Brokers, Finders. Except for UBS, no finder, broker, agent, or other intermediary, acting on behalf of the Securityholders or the Company, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

2.36 Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each a “Takeover Statute”) is applicable to the Company or the Merger.

2.37 Investment Company. The Company is not an “investment company”, or an “affiliated person” of an “investment company”, or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940.

2.38 Information Statement. None of the information relating to the Company in the Information Statement will contain an untrue statement of material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

2.39 Accredited Investors. Except for those holders of Series 1 Preferred Stock, Series 2 Preferred Stock and Preferred Stock Warrants listed on Schedule 2.39, to the Company’s Knowledge, as of the date hereof, each of the holders of Series 1 Preferred Stock, Series 2 Preferred Stock and Preferred Stock Warrants is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

SUBSIDIARY

Parent and Acquisition Subsidiary hereby makes the following representations and warranties to the Company:

3.1 Organization; Authorization; No Conflict. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Acquisition Subsidiary has been duly authorized by all requisite corporate action on the part of Parent and Acquisition Subsidiary. Assuming the valid execution of this Agreement by each of the Company and the Representative, this Agreement constitutes a valid and binding obligation of Parent and Acquisition Subsidiary, enforceable against each such party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally.

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CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

3.2 Capitalization.

(a) The authorized capital stock of Parent (“Parent Capital Stock”) consists of 300,000,000 shares of the common stock of Parent, par value $.01 per share (“Parent Common Stock”), and 50,000,000 shares of preferred stock. As of May 20, 2010, 227,416,132 shares of common stock were outstanding. All shares of Parent Capital Stock have been duly authorized, and all issued and outstanding shares of Parent Capital Stock have been validly issued and are fully paid and nonassessable.

(b) The entire authorized capital stock of Acquisition Subsidiary consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. Parent owns all issued and outstanding capital stock of Acquisition Subsidiary, free and clear of any and all Liens.

(c) The shares of Parent to be issued in accordance with this Agreement will, upon such issuance, be duly authorized, validly issued, fully paid and non-assessable, free of any Liens (other than Liens created by this Agreement or any other document executed in connection herewith and obligations of the holder thereof to comply with applicable Laws in connection with the transfer or sale thereof) and not subject to any preemptive rights or rights of first refusal created by statute, the organizational documents of Parent or Acquisition Subsidiary or any Contract to which Parent or Acquisition Subsidiary is a party or is bound.

3.3 Consents. Except as set forth on Schedule 3.3, no waiver or consent of any third person or Government is required for the execution by Parent and Acquisition Subsidiary of this Agreement, or the consummation by Parent and Acquisition Subsidiary of the transactions contemplated hereby.

3.4 SEC Documents; Financial Statements.

(a) Parent has made available to the Company a true and complete copy of all registration statements, reports, proxy statements or information statements filed by it with the SEC since December 31, 2008 (collectively, the “Parent SEC Documents”). As of their respective filing dates, each Parent SEC Document complied (and each document to be filed with the SEC by Parent after the date hereof and before the Closing Date (“Subsequent SEC Documents”) will comply) in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and each Parent SEC Document, as of its respective filing date and taken together with all other Parent SEC Documents filed prior to such date, did not contain (and each Subsequent SEC Document will not, as of its filing date and taken together with the Parent SEC Documents and Subsequent SEC Documents filed prior to such date, contain) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected in a subsequently filed Parent SEC Document or Subsequent SEC Document, and to the extent based on information (financial or otherwise) provided by the Company or any of its Subsidiaries or any of their respective members, directors, officers, partners, employees, successors, assigns, representatives or agents.

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(b) The Parent SEC Documents contain an audited consolidated balance sheet of Parent as of December 31, 2009 and the related audited consolidated statements of income and cash flow for the year then ended (collectively, the “Parent Financials”). The Parent Financials (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by GAAP), and (ii) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of Parent and each of its Subsidiaries as of the dates, and for the periods, indicated therein, except as otherwise noted therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments, none of which, individually or in the aggregate, are material).

3.5 Brokers, Finders. Except for GCA Savvian, no finder, broker, agent, or other intermediary, acting on behalf of Parent or Acquisition Subsidiary, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.6 Financing. Parent has and will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds and sufficiently authorized but unissued shares of Parent Common Stock to enable it to pay the aggregate Merger Consideration.

3.7 Litigation. There is no Action or Order pending or, to the knowledge of Parent, threatened against Parent or Acquisition Subsidiary challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby. As of the date hereof, except as set forth on Schedule 3.7 or as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, there is no material action, suit, claim or proceeding of any nature pending, or to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries or any of their respective officers or directors. As of the date hereof, there is no investigation or similar proceeding pending or, to the knowledge of Parent, threatened, against Parent by or before the SEC or New York Stock Exchange. As of the date hereof, no Government entity has at any time challenged the legal right of Parent or any of its Subsidiaries to conduct its operations as presently or previously conducted.

3.8 Information Statement. None of the information relating to the Parent or the Acquisition Subsidiary in the Information Statement will contain an untrue statement of material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

3.9 Absence of Certain Changes or Events. Since December 31, 2009 and until the date of this Agreement, except as disclosed in the Parent SEC Documents, there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or could reasonably be expected to result in, a Parent Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent Capital Stock, (c) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, Parent, (d) any material change in any method of accounting or accounting practice by Parent except for any such change required by a change in GAAP, or (e) any split, combination or reclassification of any of Parent Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of Parent Capital Stock.

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

3.10 Interim Operations of Acquisition Subsidiary.

(a) Acquisition Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as expressly contemplated by this Agreement.

(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Acquisition Subsidiary has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE 4

COVENANTS OF THE COMPANY

4.1 Conduct of Business of the Company. Except as set forth in Schedule 4.1 or as otherwise expressly permitted by this Agreement or as Parent may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date, during the period from the date of this Agreement to the Effective Time, the Company shall operate in the Ordinary Course of Business and in compliance with all applicable Laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and other employees (except in the case of voluntary resignations or terminations on account of job performance or for cause), to preserve its cash, and to preserve its relationships with those persons having business dealings with it, including vendors and customers, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Furthermore, the Company covenants, represents and warrants that from and after the date hereof, unless Parent shall otherwise expressly consent in writing, the Company shall use its commercially reasonable efforts to: (i) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it; and (ii) pay all accounts payable and other obligations in the Ordinary Course of Business consistent with the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Parent. Without limiting the generality of the foregoing (but subject to the above exceptions), except as set forth in Schedule 4.1 or as Parent may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date, during the period from the date of this Agreement to the Effective Time, the Company shall not:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Shares or any other equity interests, (ii) split, combine or reclassify any of its Shares or any other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Shares or any other equity interests, except for issuances of capital stock upon the exercise of options outstanding as of the date hereof in accordance with their present terms, (iii) purchase, redeem or otherwise acquire any Shares or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) make any other actual, constructive or deemed distribution in respect of any Shares or other equity interests or otherwise make any payments to Securityholders in their capacity as such;

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CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any Shares, any other voting securities or other equity interests or any securities convertible into, or any rights, warrants or options to acquire, any such Shares, voting securities or other equity interests or convertible securities;

(c) amend its certificate of incorporation or bylaws or organizational documents;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person;

(e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of the Property (including securitizations), other than in the Ordinary Course of Business;

(f) incur any Indebtedness for borrowed money or issue any debt securities, receive any equity or debt financing, make any loans, advances or capital contributions to, or investments in, any Person;

(g) assume, guarantee or endorse the obligations of any other Person, indemnify any other person, issue any support guarantees or otherwise become responsible for the obligations of any Person;

(h) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or that would impair the ability of any of the Parties to consummate the Merger in accordance with the terms hereof or delay such consummation;

(i) make any capital expenditure or expenditures that exceed $50,000 in the aggregate;

(j) (1) make any material Tax election; (2) adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods; (3) file any amended Tax Returns or claims for Tax refunds; (4) enter into any closing agreement related to any material Tax; (5) surrender any material Tax claim, audit or assessment; (6) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; (7) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; or (8) settle or resolve any material Tax controversy.

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CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(k) except as required under an existing Plan, (i) grant or commit to grant any employee, Securityholder, officer, director or agent any increase in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits (other than an increase in wages in the Ordinary Course of Business for any individual other than a director or officer of the Company), (ii) amend or terminate any Plan, except to the extent necessary to comply with applicable Law, (iii) establish any new compensation or benefit plan or arrangement, or (iv) enter into any employment, consulting, retention, termination, severance or collective bargaining agreement with the exception of at-will offer letters with newly-hired employees that have been disclosed to Parent pursuant to Section 2.22(d);

(l) take, or agree to commit to take, any action that would or is reasonably likely to result in the acceleration of any options;

(m) revalue any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business or as required by GAAP;

(n) (i) enter into any contract or agreement, other than in the Ordinary Course of Business, or amend in any material respect any of the Contracts other than in the Ordinary Course of Business; or (ii) enter into any contract, agreement, commitment or arrangement providing for, or amend any contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder;

(o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business since the date of the Balance Sheet;

(p) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby other than a Securityholder Claim which is settled or compromised in accordance with Section 4.8;

(q) enter into any agreement or arrangement that would limit or restrict the Surviving Company and its Affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(r) enter into, terminate or amend in any material respect any Contract listed on Schedule 2.12(a) or Schedule 2.14(c);

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CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(s) sell, transfer or grant any license with respect to Intellectual Property of the Company other than non-exclusive licenses granted in the Ordinary Course of Business, or fail to make any filing, pay any fee or take any other action necessary to maintain the existence, validity and ownership by the Company of any material Intellectual Property owned by the Company;

(t) fail to pay any fee, make any filing or take any action necessary to maintain the ownership or right to use any Intellectual Property that is material to the business of the Company;

(u) fail to maintain, abandon, or lose the right to use or otherwise exploit any Intellectual Property material to the business of the Company;

(v) take any of the actions described in Section 2.17; or

(w) authorize, or commit or agree to take, any of the foregoing actions.

4.2 Notification of Certain Matters. From the date hereof until the Closing Date, the Company shall promptly notify Parent if, to the Company’s Knowledge:

(a) There exists any inaccuracy in, or any breach of, any representation or warranty of the Company set forth in Article 2 of this Agreement, or any breach in any material respect of any covenant or obligation of the Company set forth in this Agreement, in either case that would cause or result (assuming for this purpose that the date the same became known to the Company is the Closing Date) in a failure of the condition to Closing set forth in Section 7.3(a) hereof to be satisfied;

(b) Any written or express notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(c) Any written or express notice or other communication from any Government in connection with the transactions contemplated hereby;

(d) Any action, suit, or proceeding commenced against the Company that, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement; and

(e) (i) There is damage or destruction by fire or other casualty of any material asset or part thereof or (ii) any asset or part thereof becomes the subject of any proceeding or threatened proceeding for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

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CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

The Company hereby acknowledges that Parent does not and shall not waive any right it may have hereunder (or under applicable Law) as a result of such notifications and any notification given pursuant to this Section 4.2 (including any supplement to the Schedules to this Agreement), and that such notifications shall (i) not have any effect for purposes of determining satisfaction of the conditions set forth in Section 7.3 of this Agreement, and (ii) not in any way limit the Parent’s exercise of its rights hereunder (including its rights to indemnification hereunder) or other rights under applicable law. In addition, no such notification shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement (including for purposes of determining the fulfillment of the condition precedent in Section 7.3(a)) or negate any right to indemnification hereunder or other rights under applicable law (it being understood that the Parent Indemnified Persons are being indemnified under Section 8.2 as if none of the disclosures or exceptions to the representations and warranties of the Company made herein on the date hereof have changed on and as of the Closing Date).

4.3 Access to Information. To the extent permitted by applicable Law and subject to the Confidentiality Agreement dated August 26, 2009 (the “Confidentiality Agreement”), the Company shall afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1 to the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent all other information concerning the Company’s business, properties and personnel as Parent may reasonably request; provided that no investigation pursuant to this Section 4.3 shall affect or modify any representation or warranty or any liability with respect thereto; and provided further, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) the Company may not be permitted to provide such access pursuant to applicable Law, (ii) access to any such documents or information is prohibited pursuant to the terms of any confidentiality, non-disclosure or other similar agreement to which the Company is a party as of the date hereof, or (iii) access to documents or information would, in the Company’s reasonable good faith opinion after consultation with outside legal counsel, result in the loss of attorney-client privilege, work product doctrine or other applicable legal privilege applicable to such documents or information. Parent shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence in accordance with the terms of the Confidentiality Agreement. If at any time after the date hereof, the Company withholds information or documents from Parent because the Company determines in good faith that (i), (ii) or (iii) above may be implicated, then the Company shall promptly (and in no event later than 1 Business Day thereafter) inform Parent of the same and Parent and the Company shall discuss the same as soon as reasonably practicable thereafter.

4.4 Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent and Acquisition Subsidiary in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government, (ii) timely making all necessary filings under the HSR Act, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In consummating the Merger and the other transactions contemplated hereby, the Company shall comply with all applicable Laws.

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CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

4.5 Company Shareholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with the Company’s Organizational Documents and applicable Law, provide to its Shareholders an information statement prepared by the Company (the “Information Statement”) and other appropriate documents in connection with the solicitation of: (i) written consents of the Shareholders in favor of the approval of this Agreement, the Agreement of Merger and the other transactions contemplated hereby; and (ii) waivers by the Shareholders of their appraisal rights in connection with the Merger. The Parties shall use their respective reasonable best efforts to complete the Information Statement no later than twenty-one (21) days after the date hereof. Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Shareholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and reasonable approval by Parent, and in no event shall the Company provide the Information Statement to the Shareholders without the prior written consent of Parent. In connection with obtaining such approval by the Shareholders, the Company shall comply with all legal requirements in connection therewith, including to the extent necessary or required, the information delivery requirements of Regulation D.

(b) The Board of Directors of the Company has adopted a resolution recommending the approval of this Agreement and the Agreement of Merger by the Shareholders (the “Company Recommendation”). The Board of Directors will not fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Recommendation (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, or take any action or make any statement inconsistent with the Company Recommendation (any of the foregoing an “Adverse Recommendation Change”) other than as permitted by and in accordance with the terms of Sections 4.7(b) and 4.7(c). Unless the Board of Directors of the Company shall have effected an Adverse Recommendation Change pursuant to and in accordance with the terms of Sections 4.7(b) and 4.7(c)), the Board of Directors of the Company (in its capacity as such) (i) will continue to recommend to the Shareholders that they approve this Agreement and the Agreement of Merger and approve the transactions contemplated hereby and (ii) will use its reasonable best efforts to obtain the Company Shareholder Approval as soon as reasonably practicable following the distribution of the Information Statement and in no event later than fifteen (15) days after the distribution of the Information Statement by securing and causing to be filed with the Company consents from the Shareholders necessary to secure the same, which consents shall be in a form that is reasonably acceptable to Parent and which consents shall not be delivered to any Shareholder for use by such Shareholder until Parent has provided written consent to commence such delivery; provided however, in the event of an Adverse Recommendation Change pursuant to and in accordance with the terms of Sections 4.7(b) and 4.7(c), for so long as this Agreement remains in effect, at the request of Parent, the Company shall provide Parent with any reasonable assistance necessary to enable Parent to continue to seek, secure and process consents from the Shareholders necessary to secure the Company Shareholder Approval (including by providing information and other reasonable assistance to Parent to enable Parent to contact Shareholders directly in an effort to seek, secure and process written consents from Shareholders). In no event shall the Company commence the process of seeking to secure or obtain the consent of the Shareholders necessary to obtain the Company Shareholder Approval without the prior consent of Parent. As expeditiously as possible following the receipt of the Company Shareholder Approval, the Company shall deliver to Parent a certificate executed on behalf of the Company by its Secretary and certifying that the Company Shareholder Approval has been obtained.

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(c) Subject to the limitations in Sections 4.5(a) and 4.5(b), without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to the Shareholders as soon as reasonably practicable whether or not (i) an Adverse Recommendation Change shall have occurred or (ii) an Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its representatives.

(d) Unless the Board of Directors of the Company shall have effected an Adverse Recommendation Change pursuant to and in accordance with the terms of Sections 4.7(b) and 4.7(c), the Company will use its reasonable best efforts to obtain the Company Shareholder Approval as soon as reasonably practicable following the distribution of the Information Statement and in no event later than fifteen (15) days after the distribution of the Information Statement by securing and causing to be filed with the Company consents from the Shareholders necessary to secure the same, which consents shall be in a form that is reasonably acceptable to Parent; provided, however, in the event of an Adverse Recommendation Change pursuant to and in accordance with the terms of Sections 4.7(b) and 4.7(c), for so long as this Agreement remains in effect, at the request of Parent, the Company shall provide Parent with any reasonable assistance necessary to enable Parent to continue to seek, secure and process consents from the Shareholders necessary to secure the Company Shareholder Approval (including by providing information and other reasonable assistance to Parent to enable Parent to contact Shareholders directly in an effort to seek, secure and process written consents from Shareholders).

(e) 280G Covenant. Prior to the Closing Date, the Company shall submit to a Shareholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code), in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder. Prior to the Closing Date, the Company shall have delivered to Parent evidence reasonably satisfactory to Parent (i) that Shareholder approval was solicited in conformance with Section 280G and the regulations promulgated thereunder, and the requisite Shareholder approval was obtained with respect to any payments that were subject to the Shareholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to Shareholder vote. Such vote shall establish the “disqualified individual’s” right to the payment or other compensation. In addition, before the vote is submitted to the Shareholders, the Company shall provide adequate disclosure to the Shareholders of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. Parent and its counsel shall have the right to review and comment on all documents to be delivered to the Shareholders in connection with such vote. For purposes of clarity, only that portion of the payments and/or benefits that is in excess of 2.99 times the applicable individual’s “base amount” (within the meaning of Section 280G(b)(3) of the Code) need be submitted for a Shareholder vote, and subject to waiver, in accordance with the provisions above.

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(f) Following the date hereof, the Company shall use its commercially reasonable efforts to obtain and deliver to Parent fully executed Side Agreements from those Securityholders that did not deliver fully executed Side Agreements contemporaneously with the execution of this Agreement. In addition, following the date hereof, the Company shall use its reasonable best efforts to obtain and deliver to Parent true, correct and complete AIQ Forms dated on or after the date hereof from those holders of Series 1 Preferred Stock, Series 2 Preferred Stock and Preferred Stock Warrants as of the date hereof; without limiting the scope of the foregoing, the Company shall use its reasonable best efforts to obtain as many of such AIQ Forms as possible prior to June 1, 2010.

4.6 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any the other transactions contemplated hereby, the Company and the Board of Directors will grant such approvals, and will take such other actions as are necessary so that the Merger or any the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger or any of the other transactions contemplated hereby.

4.7 No Solicitation.

(a) None of the Company, any of its directors, officers, employees, controlled Affiliates, representatives, agents or any director, officer, employee or controlled Affiliate of those Shareholders listed on Schedule 4.7(a) (collectively, “Agents”), shall directly or indirectly: (i) solicit, initiate, support or participate in any negotiations or discussions with respect to any Acquisition Proposal; (ii) disclose any information not customarily disclosed in the Ordinary Course of Business to any Third Party concerning the Company and which the Company believes will or is reasonably likely to be used for the purposes of formulating any offer, indication of interest or proposal for an Acquisition Proposal; (iii) assist, cooperate with, knowingly facilitate or encourage any Third Party to make any offer, indication of interest or proposal for an Acquisition Proposal; (iv) execute, approve or accept or agree to execute, approve or accept or enter into a contract, arrangement, or understanding regarding any Acquisition Proposal (other than a confidentiality agreement permitted by Section 4.7(b)); (v) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or (vi) authorize or permit any of the Company’s Agents to take any of the actions set forth in clauses (i) through (iv) above. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in the preceding sentence by any Agent of the Company shall be a breach of this Section by the Company. The Company shall, and shall cause its Agents to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. During the term of this Agreement, the Company shall not take any actions to make any state takeover statute (including any California state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

(b) Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 4.7(c), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 4.7(c), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company determines in good faith (after considering the advice of a financial advisor of nationally recognized reputation and the Company’s outside legal counsel) is reasonably likely to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided, promptly after its execution, for informational purposes only to Parent); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (iii) following receipt of a Superior Proposal after the date of this Agreement, make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action is inconsistent with its fiduciary duties under applicable Law.

(c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 4.7(b) (including, without limitation, making an Adverse Recommendation Change) unless the Company shall be permitted to do so in accordance with Section 4.7(b) and shall have delivered to Parent a written notice at least 48 hours prior to taking such action advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action of the status and material terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal or any inquiry relating to an Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or for access to the business, properties, assets, books or records of the Company by any Third Party that has made an Acquisition Proposal (or under circumstances that would be reasonably likely to lead to an Acquisition Proposal), which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request (including any changes thereto) or request, as applicable. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal, indication or request or request, as applicable (including any material changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company that describes any terms or conditions of any Acquisition Proposal.

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

REDACTED VERSION

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of more than 15% of the assets of the Company (measured by the fair market value thereof) or more than 15% of any class of equity or voting securities of the Company, including any tender offer (including a self tender offer) or exchange offer for more than 15% of any class of equity or voting securities of the Company or (B) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, in any case which would have any of the effects described in the preceding clause (A).

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for all of the outstanding Shares on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel to the Company, and after taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction that if consummated, is more favorable in the aggregate to the Securityholders than the Merger (or, if applicable, any binding written proposal by Parent in the form of a proposed amendment to this Agreement that can be accepted by the Company by countersignature) taking into account all the terms and conditions of such Acquisition Proposal and this Agreement (or, if applicable, any binding written proposal by Parent in the form of a proposed amendment to this Agreement that can be accepted by the Company by countersignature) (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements and the financial wherewithal of the Third Party relative to the financial wherewithal of Parent), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined by the Board of Directors of the Company to be available.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

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4.8 Securityholder Litigation. The Company shall promptly notify Parent and give Parent the opportunity to participate in the defense or settlement of any Action brought by any Securityholder against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement of any such Action shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

4.9 SAS 100 Review. Following the date hereof, the Company shall cooperate and provide reasonable assistance to Parent (at Parent’s expense) with respect to its review under Statement on Auditing Standards No. 100 of the Company’s interim financial statements for each period for which such statements are required to be included, or are included, in any filing of Parent with the SEC.

ARTICLE 5

COVENANTS OF PARENT

5.1 Notification of Certain Matters. From the date hereof until the Closing Date, Parent shall promptly notify the Company if to the actual knowledge of Parent’s executive officers:

(a) There exists any inaccuracy in, or any breach of, any representation or warranty of Parent set forth in Article 3 of this Agreement, or any breach in any material respect of any covenant or obligation of Parent set forth in this Agreement, in either case that would cause or result in a failure of the condition to Closing set forth in Section 7.2(a) hereof to be satisfied;

(b) Any written or express notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(c) Any written or express notice or other communication received from any Government in connection with the transactions contemplated hereby; and

(d) Any action, suit, or proceeding commenced against Parent or its Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement.

Parent hereby acknowledges that the Company does not and shall not (and the Securityholders do not and will not) waive any right it or they may have hereunder (or under applicable law) as a result of such notifications and any notification given pursuant to this Section 5.1 (including any supplement to the Schedules to this Agreement), and that such notifications shall (i) not have any effect for purposes of determining satisfaction of the conditions set forth in Section 7.2 of this Agreement, and (ii) not in any way limit the Company’s exercise of its rights hereunder (including its rights to indemnification hereunder) or under applicable Law (or the Securityholders’ exercise of their rights hereunder (including their rights to indemnification hereunder) or under applicable Law. In addition, no such notification shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement (including for purposes of determining the fulfillment of the condition precedent in Section 7.2(a)) or negate any right to indemnification hereunder or other rights under applicable law (it being understood that the Shareholder Indemnified Persons are being indemnified under Section 8.2 as if none of the disclosures or exceptions to the representations and warranties of Parent made herein on the date hereof have changed on and as of the Closing Date).

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5.2 Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, Parent agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government, (ii) timely making all necessary filings under the HSR Act, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that nothing in this Agreement shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise hold separate or encumber, before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by Parent, the Company or the Surviving Company of any of their assets, licenses, operations, rights, product lines, businesses or interest therein or to consent to any agreement to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company. Notwithstanding the foregoing, Parent shall not be required to take any actions relating to the registration of its securities under any applicable federal or state Law (including without limitation conducting a fairness hearing as contemplated by California Law).

5.3 Benefits Covenant. On and after the Effective Time, Parent shall, or shall cause the Surviving Company to:

(a) provide the employees of the Company as of the Effective Time for so long as they remain employed by the Company (other than those employees to be terminated as of the Effective Time, each of whom is listed on Schedule 5.3(a)) (the “Covered Employees”) with the same or substantially similar employee benefits and compensation plans, programs and arrangements that are provided to similarly situated employees of Parent and its Subsidiaries (other than with respect to the Company’s 401(k) plan, with respect to which such employees will remain participants through January 1, 2011, at which time such employees will then be eligible to participate in Parent’s 401(k) plan), and which will be satisfied with respect to medical benefits during 2010 by causing the Surviving Company to continue existing Company plans.

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(b) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or the Surviving Company in which Covered Employees are eligible to participate, for all periods of employment with the Company (or any predecessor entities) prior to the Effective Time and with the Surviving Company and any of its Affiliates on and after the Effective Time; and

(c) provide that, if applicable, any pre-existing condition, eligibility waiting periods and evidence of insurability requirements are waived with respect to Covered Employees (and their eligible dependents) under medical, dental or vision plans of Parent or the Surviving Company in which Covered Employees participate after the Effective Time.

5.4 Directors and Officers.

(a) Prior to the Closing, the Company shall purchase a six-year tail policy (the “Tail Policy”) for its officers’ and directors’ liability insurance with an aggregate premium not in excess of Sixty Thousand Dollars ($60,000) in a form mutually acceptable to the Company and Parent, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage in effect for the Company on February 1, 2010. Parent shall maintain (and not take any action to terminate) the Tail Policy during such six-year period. To the extent the aggregate premium of the Tail Policy is in excess of $60,000, such amount in excess of $60,000 shall be considered Indebtedness for purposes of this Agreement.

(b) The Surviving Company shall (and Parent shall cause the Surviving Company to), honor and fulfill in all respects the obligations of the Company under any and all indemnification agreements between the Company and any of its current or former directors and officers that were in effect on February 1, 2010, copies of which are attached hereto as Schedule 5.4(b) (each, an “Company Indemnified Person” and collectively, the “Company Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) cause the Surviving Company Organizational Documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of the applicable Company Indemnified Persons, in each case in their capacities as officers or directors of the Company, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Company Organizational Documents as of February 1, 2010, and, during such six-year period, except as required by applicable Law, such provisions shall not be repealed, amended or otherwise modified in any manner that adversely affects the rights of the Company Indemnified Persons thereunder.

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(c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.4.

(d) The obligations set forth in this Section 5.4 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the Tail Policy (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the Tail Policy (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the Tail Policy (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.4, with full rights of enforcement as if a party thereto.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.4 is not prior to or in substitution for any such claims under such policies.

(f) The Company Indemnified Persons are intended to be third party beneficiaries of the terms of this Section 5.4, with full right, power and authority to enforce the provisions hereof directly against the Surviving Corporation and Parent as if such Company Indemnified Persons were a party hereto.

5.5 Subsidiary Compliance. Parent shall cause Acquisition Subsidiary to perform its obligations under this Agreement.

ARTICLE 6

ADDITIONAL COVENANTS

6.1 Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Government is required or advisable, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

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6.2 Public Announcements; Confidentiality. Prior to the Effective Time, Parent and the Company shall consult with each other before issuing any press release, making any statement or communication (other than Company statements or communications relating to an Adverse Recommendation Change or the transactions contemplated hereby made after an Adverse Recommendation Change pursuant to and in accordance with Sections 4.7(b) and 4.7(c) hereof) to any Third Party (other than their respective Agents, including legal counsel, tax advisors and accountants) or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby, including, if applicable, its termination and the reasons therefor, and, except as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, no Party shall issue any such press release, make any such statement or communication or schedule any such press conference or conference call without the consent of the other Party. Notwithstanding anything herein to the contrary, following the Closing, the Representative shall be permitted to publicly announce that it has been engaged to serve as the Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

6.3 Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

6.4 Taxes.

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Company in connection with consummation of the Merger or the payment of the Merger Consideration contemplated by this Agreement shall be paid by the Securityholders when due, regardless of whether such Taxes are technically owed by the Company, Surviving Company or Parent. Parent will, at the Securityholders’ cost and expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(b) The Company shall prepare or cause to be prepared, and file or cause to be filed, at the Company’s cost and expense, all Tax Returns of the Company required to be filed (taking into account extensions) on or before the Closing Date. Parent shall prepare or cause to be prepared, and file or cause to be filed, at the Securityholders’ cost and expense, all other Tax Returns of the Company for any Tax year or period ending on or before the Closing Date (“Pre-Closing Tax Period”) that are filed after the Closing Date. If the Company’s Tax liability with respect to such Tax Returns exceeds the amount of Taxes reflected in the Final Closing Net Working Capital or could result in a claim for indemnification pursuant to this Agreement, Parent shall provide the Representative with a copy of such Tax Returns for review and approval (which will not be unreasonably withheld). The Representative shall be entitled to review all such Tax Returns prior to filing, and may request revisions to such Income Tax Returns so long as any requested revisions are provided to Parent no later than ten (10) Business Days after the date on which the Representative receives a copy of such Tax Return from Parent. Parent and the Representative shall attempt to resolve, in good faith, any disagreements as to the treatment of any item on any such Income Tax Return. Such Tax Returns shall be prepared in a manner consistent with the prior practices of the Company, which shall be in accordance with applicable Law.

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(c) Parent shall prepare or cause to be prepared, and file or cause to be filed, at Parent’s cost and expense, all Tax Returns of the Company, the Surviving Company and their Subsidiaries for any Tax year or period beginning on or before and ending after the Closing Date (a “Straddle Period”). If the Company’s Tax liability with respect to such Tax Returns attributable to the portion of the Straddle Period ending on the Closing Date exceeds the amount of Taxes reflected in the Final Closing Net Working Capital or could result in a claim for indemnification pursuant to this Agreement, Parent shall provide the Representative with a copy of such Income or other material Tax Returns for review and reasonable approval. The Representative shall be entitled to review all such Income or other material Tax Returns prior to filing and may request revisions to any such Income or other material Tax Return, so long as any requested revisions are provided to Parent no later than ten (10) Business Days after the date on which the Representative received a copy of such Income or other material Tax Return from Parent. Parent and the Representative shall attempt to resolve, in good faith, any disagreements as to the treatment of any item on any Income or other material Tax Return for a Straddle Period. For purposes of Section 6.4(c), Section 6.4(e) and Section 8.2(a)(x), in the case of any Taxes that are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto, whether disputed or not (“Income Taxes”), be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Income Tax, be deemed to be equal to the amount that would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the allocations described in this Section 6.4(c) shall be made in a manner consistent with the prior practice of the Company or the appropriate Subsidiary of the Company, except for changes required by Law or fact. Such Tax Returns shall be prepared in a manner consistent with the prior practices of the Company, which shall be in accordance with applicable Law.

(d) The Representative and Parent agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practical, such information (including reasonable electronic access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the review or filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. The Representative and Parent shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 6.4. Any Tax audit or other Tax proceeding shall be deemed to be a Third Person Claim subject to the procedures set forth in Section 8.5 of this Agreement.

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(e) Parent shall be entitled to retain any Tax refund received; provided, however, that Parent shall pay over to the Securityholders any Tax refund received that is both (i) attributable to an overpayment of Taxes paid solely with respect to a Pre-Closing Tax Period or a Straddle Period in the proportion allocated to the Securityholders under Section 6.4(c) and (ii) not reflected as an asset in the Final Closing Net Working Capital. Parent shall pay any such refund within ten (10) Business Days after receipt to the accounts designated by each Securityholders in its respective Letters of Transmittal, or deliver to each Securityholder to the address set forth in its respective Letter of Transmittal, such Securityholder’s allocable portion of such refunds or credits in accordance with the allocations set forth in the Spreadsheet. For the avoidance of doubt, any reduction in Taxes, whether by way of refund or otherwise, attributable to the utilization of any Tax Attribute in a Taxable period commencing after the Closing Date shall be solely for the benefit of Parent. For purposes of this Section 6.4, if the Tax, if any, paid by the Company to the California Board of Equalization with respect to the California State Sales and Use Tax audit for the period of July 2005 through June 2008 (the “California Audit”) is less than $190,795.29, then Parent shall pay such difference to the Representative within ten (10) Business Days after the Company provides written notice to Parent (with a copy to the Representative) of the final resolution of the California Audit, which notice shall be given reasonably promptly after such resolution.

(f) Except where an amendment is required by a Tax authority, Parent shall not, and shall not permit its Affiliates to, file any amended Tax Return for the Company for any Pre-Closing Tax Period or any Straddle Period if such amendment would cause the Company an increase in its Tax liability without the written consent of the Representative.

(g) Pursuant to Treasury Regulation section 1.897-2(h) and Treas. Reg. Sec. 1.1445-2(c)(3)(i), at the Closing the Company shall furnish to Parent the Statement.

(h) If Parent and the Representative cannot agree on the treatment of any items reflected on a draft of a Tax Return of the Company that is subject to review pursuant to Section 6.4(b) or 6.4(c), such disputed items shall be resolved by the Auditor in accordance with Section 1.10(c)(ii). Parent and the Securityholders shall split equally the fees and expenses of such Auditor. If a Tax Return is required by applicable Law to be filed or a payment made before the Auditor has resolved the disputed items (taking into account valid extensions of time within which to file, which shall be sought to the extent necessary to permit the resolution of disputed items), the Tax Return shall be filed or payment made as determined by Parent, and shall be amended if necessary to reflect the determination of the Auditor with respect to the disputed items.

(i) The Company and the Securityholders (through the Representative) shall assist and cooperate with Parent, at Parent’s expense, in the preparation of its analysis under Section 382 of the Code for purposes of determining the limitation, reduction, or diminution in value of any of the Company’s Tax Attributes. Such assistance shall include, upon Parent’s reasonable request, using commercially reasonable efforts to furnish or cause to be furnished, to the extent reasonably available, such information (including reasonable access to books and records and affidavits with respect to changes of ownership of the Securityholders (which shall not, for the avoidance of doubt, include the identities of any of the Securityholders’ members, limited partners or stockholders)) and assistance as is reasonably necessary to prepare such analysis.

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6.5 Information Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and the Company shall initiate delivery of the Information Statement. The Parties shall use their respective reasonable best efforts to complete and initiate delivery of the Information Statement no later than twenty-one (21) days after the date hereof. In no event shall the Company provide the Information Statement to the Shareholders without the prior written consent of Parent. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be issued in accordance with this Agreement and an information statement in connection with the solicitation of: (i) the Company Shareholder Approval; and (ii) waivers by the Shareholders of their appraisal rights in connection with the Merger.

(b) If at any time prior to the Effective Time there shall occur any event that is required to be set forth in an amendment or supplement to the Information Statement, the Company, Parent and Acquisition Subsidiary shall cooperate in describing such event and delivering any such amendment or supplement to all Securityholders.

(c) Parent shall use commercially reasonable efforts to cause the issuance of Parent Common Stock in the Merger to be exempt from the registration requirements of the Securities Act by reason of Regulation D promulgated under Section 4(2) of the Securities Act or under Section 4(2) of the Securities Act and from the registration requirements of any applicable state securities Laws and otherwise to comply with all requirements of applicable federal and state securities Laws. The Company agrees to cooperate fully with Parent to meet the requirements for applicable exemptions from registration and agrees to use commercially reasonable efforts to provide to Parent any information relating to the Company in connection therewith.

(d) Parent agrees promptly to advise the Company if, at any time prior to the Closing, to Parent’s knowledge any information relating to Parent or Acquisition Subsidiary in the Information Statement is or becomes incorrect or incomplete in any material respect. The Company agrees promptly to advise the Parent if, at any time prior to the Closing, to the Company’s Knowledge, any information relating to the Company in the Information Statement is or becomes incorrect or incomplete in any material respect. Such notifying party will take such steps as may be necessary in order to cause the Information Statement, insofar as it relates to such party (or any of its Subsidiaries), to continue to comply in all material respects with the applicable provisions of the Securities Act after the delivery thereof to the Securityholders.

6.6 Company Employee Carve-Out Plan; Parent Inducement Plan.

(a) As soon as practicable following the Effective Time, Parent will deliver (or cause to be delivered) to the Company an aggregate amount of cash equal to $2,442,000 for distribution under the Company’s Management Carveout Plan attached hereto as Exhibit L (the “Management Carveout Plan”). Promptly following the receipt of such funds, the Company will distribute such funds to the beneficiaries under the Management Carveout Plan in accordance with Exhibit L.

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(b) At or promptly following the Closing, Parent agrees to issue shares of restricted stock units of Parent as inducement grants (the “Employee Inducement Grants”) pursuant to Parent’s 2001 Equity Incentive Plan, as amended and restated (the “Inducement Grant Plan”), and such Employee Inducement Grants shall be issued pursuant to the Inducement Grant Plan to those employees listed on Schedule 6.6(b) in the amounts and subject to the vesting schedule set forth next to each such employee’s name, which Grants shall be made pursuant to inducement grant agreements in substantially the form attached hereto as Exhibit M.

6.7 New Investment Adjustment Amount; Post-Execution Investment Amount Payoff; Certain Payoff Letters. The Parties acknowledge and agree that the payment of the portion of the Initial Merger Consideration payable as the New Investment Adjustment Amount shall be deemed to have extinguished all of the New Investment Adjustment Amount, without any further payment directly to the holders of the instruments or agreements evidencing or reflecting such New Investment Adjustment Amount. In addition, at or prior to the Closing Date, the Company shall deliver to Parent (i) fully executed payoff statements, in a form reasonably acceptable to Parent, from the appropriate Persons (A) relating to all items of the Indebtedness that are contemplated to be paid off at or in connection with the Closing and (B) with respect to all Post-Execution Investment Amounts and (ii) if requested by Parent, written agreements, in a form reasonably acceptable to Parent, evidencing the termination and cancellation of all obligations of the Company under or pursuant to the instruments or agreements evidencing or reflecting any New Investment Adjustment Amount and/or Post-Execution Investment Amount. The Company hereby agrees that it will not accept any Post-Execution Investment Amount from any Securityholder unless such Securityholder simultaneously signs a Side Agreement or an amendment to an existing Side Agreement in the same form executed by those Securityholders listed on Schedule 4.7(a). At the Closing, provided that a true, correct and complete payoff letter with respect to any Post-Execution Investment Amounts has been timely delivered to Parent, Parent shall pay the amount of such Post-Execution Investment Amount (which shall not include any accrued interest; it being understood that all such accrued interest, if any, shall be cancelled without payment therefor) in accordance with the terms of the applicable payoff letter.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of each party to proceed with the Closing shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, investigation, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Government, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn by the Effective Time. The Company and Parent shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

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(b) Company Shareholder Approval. The Company shall have received the Company Shareholder Approval.

(c) HSR Act. Any waiting period applicable to the Merger under the HSR Act, as amended, shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission or any action by a state attorney general to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department, Commission or Attorney General, as the case may be.

7.2 Conditions to Obligations of the Company. The obligation of the Company to proceed with the Closing shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

(a) Performance of Obligations; Representations and Warranties. (i) Parent shall have performed in all material respects each of its agreements contained in this Agreement and the Indemnification Escrow Agreement required to be performed at or prior to the Closing; (ii) each of the representations and warranties of Parent contained in this Agreement that is not qualified by materiality, material adverse effect or similar variation thereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than any such representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date) (iii) each of the representations and warranties of Parent contained in this Agreement that are qualified by materiality, material adverse effect or any variation thereof shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date (other than any such representations and warranties which address matters only as of a certain date, which shall be true and correct in all respects as of such certain date), and (iv) the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by a duly authorized officer of Parent, to such effect. For purposes of determining the accuracy of representations and warranties of Parent set forth in this Agreement for purposes of this Section 7.2(a), any update of or modification to the disclosure schedules of Parent made or purported to have been made after the date hereof (or any information provided by Parent under Section 5.1 or otherwise) shall be disregarded.

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7.3 Conditions to Obligations of Parent and Acquisition Subsidiary. The obligations of Parent and Acquisition Subsidiary to proceed with the Closing shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Parent:

(a) Performance of Obligations; Representations and Warranties (i) The Company shall have performed in all material respects each of its agreements contained in this Agreement and the Indemnification Escrow Agreement required to be performed at or prior to the Closing; (ii) each of the representations and warranties of the Company contained in this Agreement that is not qualified by materiality, material adverse effect or similar variation thereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than any such representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date) and (iii) each of the representations and warranties of the Company contained in this Agreement that are qualified by materiality, material adverse effect or any variation thereof shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date (other than any such representations and warranties which address matters only as of a certain date, which shall be true and correct in all respects as of such certain date), and (iv) Parent shall have received a certificate, dated as of the Closing Date signed on behalf of the Company by a duly authorized officer, to such effect. For purposes of determining the accuracy of representations and warranties of the Company set forth in this Agreement for purposes of this Section 7.3(a), any update of or modification to the disclosure schedules of the Company made or purported to have been made after the date hereof (or any information provided by the Company under Section 4.2 hereof or otherwise) shall be disregarded.

(b) Performance of Obligations; Representations and Warranties Contained in the Side Agreements. (i) Each of the Shareholders that is a party to a Side Agreement as of the date hereof shall have performed in all material respects each of its agreements contained in the Side Agreements required to be performed on or prior to the Closing Date; (ii) each of the representations and warranties of each Shareholder that is a party to a Side Agreement as of the date hereof contained in such Side Agreements that is not qualified by materiality, material adverse effect or similar variation thereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than any such representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date) (iii) each of the representations and warranties of each Shareholder that is a party to a Side Agreement contained in such Side Agreements that are qualified by materiality, material adverse effect or any variation thereof shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date (other than any such representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date). For purposes of determining the accuracy of representations and warranties of any Shareholder set forth in this a Side Agreement for purposes of this Section 7.3(b), any update of or modification to the disclosure schedules of Shareholders made or purported to have been made after the date hereof (or any information provided by any Shareholder under a Side Agreement or otherwise) shall be disregarded.

(c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Change, and Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company, to such effect.

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(d) No Pending Action. There shall not be instituted, pending or threatened any action, investigation or proceeding by any Government, and there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Government, (A) challenging or seeking to make illegal, or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Parent or Acquisition Subsidiary or their Affiliates of all or any portion of the business or assets of the Company or of Parent or Acquisition Subsidiary or any of their Affiliates, or to compel Parent or Acquisition Subsidiary or any of their Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or of Parent or Acquisition Subsidiary or any of their Affiliates, (C) seeking to impose or confirm material limitations on the ability of Parent or Acquisition Subsidiary or any of their Affiliates to exercise full rights of the ownership of the equity interests of the Company, including, without limitation, the right to vote the Shares of the Company acquired or owned by Parent or Acquisition Subsidiary or any of their Affiliates on all matters properly presented to the holders of such equity interests, (D) seeking to require divestiture by Parent or Acquisition Subsidiary or any of their Affiliates of the equity interests of the Company or any assets of the Company, or (E) that otherwise would reasonably be expected to have a Company Material Adverse Effect.

(e) Appraisal Rights. The Company shall not have received notice of demand for appraisal of Shares from the Securityholders entitled to receive more than five percent (5%) of the Initial Merger Consideration.

(f) Key Personnel. (i) None of the individuals listed on Schedule 2.22(g), has resigned or retired from the Company or has provided written or express notice to the CEO, CFO or VP – Product Engineering that he or she has a current intent to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date, and Parent shall have received a certificate dated the Closing Date, signed on behalf of the Company by an authorized officer of the Company, to such effect and (ii) no more than 20% of those individuals listed on Schedule 7.3(f) have resigned or retired from the Company or have provided written or express notice to the CEO, CFO or VP – Product Engineering that he or she has a current intent to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date, and Parent shall have received a certificate dated the Closing Date, signed on behalf of the Company by an authorized officer of the Company, to such effect.

(g) Private Placement. Parent shall be reasonably satisfied that the offer and issuance of Parent Common Stock as Earnout Consideration hereunder will be considered a valid private placement under Regulation D promulgated under the Securities Act or under Section 4(2) of the Securities Act and is otherwise exempt from registration requirements under or pursuant to all applicable federal and/or state securities Laws.

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(h) Deliveries. Parent shall have received the following:

(i) a final invoice from each of Wilson Sonsini Goodrich & Rosati and UBS certifying that it has received all payments due to it from the Company, including the payment required to be paid to it as Estimated Transaction Expenses pursuant to Section 1.12(b) hereof, and that payment of such amounts is in full satisfaction of all amounts owed to it by the Company or the Securityholders (in their respective capacities as such);

(ii) a statement, under penalties of perjury, certifying that the Company is not, and has never been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (the “Statement”), and authorization for Parent to mail the Statement to the United States Internal Revenue Service (“IRS”);

(iii) a certificate of good standing, or equivalent certificate, for the Company dated within five Business Days of the Closing Date, issued by the appropriate Government;

(iv) a copy, certified by the Secretary of the Company to be true, complete and correct as of the Closing Date, of the organizational documents of the Company, and resolutions of the Shareholders and Board of Directors of the Company, authorizing and approving the transactions contemplated hereby;

(v) the Indemnification Escrow Agreement, duly executed by the Representative;

(vi) the Representative Expense Escrow Agreement, duly executed by the Representative

(vii) the Agreement of Merger and related officers’ certificate, duly executed by the Company;

(viii) all consents and approvals required to be obtained from those third parties under Contracts described on Schedule 7.3(h)(viii) hereto;

(ix) the Spreadsheet contemplated by Section 1.9(a), in form and substance reasonably acceptable to Parent;

(x) evidence satisfactory to Parent of the termination and/or cancellation of all debt or equity investments included in the New Investment Adjustment Amount and any notes or other evidence of indebtedness related thereto upon the payment by Parent of the Initial Merger Consideration in the manner contemplated by this Agreement;

(xi) evidence satisfactory to Parent that all of the agreements listed on Schedule 7.3(h)(xi) have been validly terminated prior to Closing in accordance with their respective terms without any further liability or obligation to the Company; and

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(xii) payoff statements from the appropriate Persons relating to all items of the Indebtedness or Post-Execution Investment Amounts that are contemplated to be paid off at or in connection with the Closing.

ARTICLE 8

INDEMNIFICATION

8.1 Survival of Representations and Warranties and Covenants.

(a) The representations and warranties of the Company made herein (and the right to make indemnification claims in respect thereof pursuant hereto) shall survive the Closing and continue in effect until the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 2.3 (Capitalization and Related Matters), 2.4 (Authorization; Enforceability; Noncontravention), 2.9(a) (Title) (except to the extent the same relates to title to Intellectual Property) and 2.35 (Brokers, Finders) (collectively, the “Company Fundamental Representations”), (and the right to make indemnification claims in respect thereof pursuant hereto) shall survive in perpetuity and (ii) the representations and warranties set forth in Section 2.8 (Taxes) shall survive the Closing and continue in effect until thirty (30) days after the expiration of all applicable statutes of limitations with respect to the matters addressed therein (including any extensions or tollings thereof).

(b) The representations and warranties of Parent and Acquisition Subsidiary made herein (and the right to make indemnification claims in respect thereof pursuant hereto) shall survive the Closing and continue in effect until the eighteen (18) month anniversary of the Closing Date; provided, however, the representations and warranties set forth in Sections 3.1 (Organization; Authorization; No Conflicts), 3.2 (Capitalization) and 3.5 (Brokers; Finders) (collectively, the “Parent Fundamental Representations”) (and the right to make indemnification claims in respect thereof pursuant hereto) shall survive in perpetuity.

(c) The covenants made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, in perpetuity.

(d) It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. Notwithstanding the foregoing or anything contained herein to the contrary, this Section 8.1(d) shall not apply to limit any statute of limitations in instances of fraud (it being expressly understood that the Parties do not intend to shorten or otherwise impact any statute of limitations applicable thereto).

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(e) Any claims under this Agreement with respect to a breach of a representation and warranty or covenant must be asserted by written notice within the applicable survival period contemplated by this Section 8.1, and if such a notice is given, the survival period for such claim shall continue until such claim is fully resolved.

8.2 Indemnification of Parent Indemnified Persons.

(a) If the Closing occurs, subject to the limitations contained in this Article 8, the Securityholders as of immediately prior to the Effective Time shall severally and not jointly indemnify and hold harmless Parent, the Surviving Company, the Company and any of their Affiliates (to the extent the same are Affiliates from and after the Effective Time) and the shareholders, directors, officers, employees, successors, assigns, representatives and agents of each of them in their capacities as such at any time after the Effective Time (the “Parent Indemnified Persons”) from and against any and all losses, judgments, orders, damages, liabilities, expenses or costs (“Losses”) (including all reasonable attorneys’ fees and expenses incurred in connection with Losses and/or enforcement of this Agreement) (in all, “Indemnified Losses”) incurred by any of them, whether before or after the Effective Time, resulting from or arising out of:

(i) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty made by the Company in this Agreement (other than the Company Fundamental Representations), as if the same were made on and as of each of such dates (and disregarding and not giving any effect whatsoever any information, notification or certificates that may have been given to Parent after the date of this Agreement and prior to or at the Closing, including under or pursuant to Sections 4.2 or 7.3);

(ii) any breach, as of the date of this Agreement or as of the Closing Date, of the Company Fundamental Representations, as if the same were made on and as of each of such dates (and disregarding and not giving any effect whatsoever any information, notification or certificates that may have been given to Parent after the date of this Agreement and prior to or at the Closing, including under or pursuant to Sections 4.2 or 7.3);

(iii) any breach or violation by the Company of, or default in performance by the Company under, any covenant or agreement contained in this Agreement to be performed or complied with by the Company prior to the Effective Time or any breach or violation by Representative of, or default in performance by Representative under, any covenant or agreement contained in this Agreement or the Indemnification Escrow Agreement;

(iv) Indebtedness of the Company immediately prior to the Closing, but only to the extent not reflected on the Closing Statement of Indebtedness or not taken into account in determining the Initial Merger Consideration;

(v) the Transaction Expenses, but only to the extent not taken into account in determining the Initial Merger Consideration;

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(vi) any claims for appraisal or dissenters’ rights with respect to shares of capital stock of the Company under California Law or any other applicable Law, but only to the extent resulting in aggregate Losses that exceed the value of the Merger Consideration that would have been payable and issuable under this Agreement in the absence of such appraisal or dissenters’ claims;

(vii) any Securityholder Claim other than any such claim for appraisal or dissenters’ rights with respect to shares of capital stock of the Company under California Law or any other applicable Law;

(viii) the Engagement Letter between the Company and UBS Securities LLC, dated May 14, 2010, including the indemnity obligation of the Company contained therein;

(ix) the matters set forth on Schedule 8.2(a)(ix) (the “Scheduled Indemnity Matters”); or

(x) Any Taxes imposed on the Company or its assets, or Indemnified Losses payable with respect to Taxes claimed or assessed against the Company (A) for any Tax period (or portion thereof) ending on or before the Closing Date or as a result of the transactions contemplated hereby (except (1) for any Taxes that are included in Indebtedness; or (2) to the extent and in such amount as such Taxes are reflected, by way of a specific reserve for Taxes, in the Final Closing Net Working Capital); (B) for any Tax period resulting from a breach of any of the representations or warranties contained in Sections 2.8 hereof; or C) for a Tax period of the Company or any Subsidiary of the Company ending after the Closing Date arising out of the settlement or other resolution of a proposed Tax adjustment that relates to a Tax period ending on or before the Closing Date (other than the adjustment of the amount or availability of a Tax Attribute). Except to the extent arising from a breach of any of the representations or warranties in Section 2.8(n) hereof, no Loss relating to or arising from the amount, value or condition of any Tax Attribute of the Company (including, for the avoidance of doubt, the Department of Energy tax credits), or the ability of Parent or any of its Affiliates (including the Company and the Surviving Corporation) to utilize any such Tax Attribute following the Effective Time shall be subject to a claim by any Parent Indemnified Person for recovery hereunder.

(b) For the avoidance of doubt, the approval of this Agreement and the Agreement of Merger by the Shareholders and/or the cancellation of Company Options and Company Warrants in exchange for Merger Consideration pursuant to this Agreement, the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, constitutes approval of the provisions of this Agreement (and in particular, this Article 8 and the indemnification obligations contained herein) by the Securityholders. From and after the Closing, the Parent Indemnified Parties shall be entitled to recover any Indemnified Losses to which they are entitled hereunder from the Indemnification Escrow Account, by exercising the set-off rights described herein and/or by enforcing Parent’s rights under the terms of any Side Agreements or otherwise as permitted by applicable Law; provided, however, that in the event that the Parent Indemnified Persons are entitled to recover any Indemnified Losses hereunder, (i) the Parent Indemnified Persons shall first recover such Indemnified Losses from the Indemnification Escrow Fund, if and to the extent available at the time a Parent Indemnified Party’s right to such recovery is finally determined, (ii) the Parent Indemnified Persons shall then recover such Indemnified Losses by exercising set-off rights against the Earnout Consideration if and to the extent available and determinable at the time a Parent Indemnified Person’s right to such recovery is finally determined (and if the Earnout Consideration is not then available or determinable, it is understood that the Parent Indemnified Persons may recover as described in (iii) below), and (iii) the Parent Indemnified Persons shall then recover such Indemnified Losses directly against Securityholders under the Side Agreements or otherwise as permitted by applicable Law.

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(c) For all Tax purposes, all indemnification payments under this Article 8 shall be treated by the Parties as adjustments to the Cash Merger Consideration to the extent permitted by applicable law.

8.3 Indemnification of the Securityholders. If the Closing occurs, subject to the limitations contained in this Article 8, Parent shall hold the Securityholders, and the members, directors, officers, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Shareholder Indemnified Persons”) harmless and indemnify each of them from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty made by Parent in this Agreement, as if the same were made on and as of each of such dates (and disregarding and not giving any effect whatsoever any information, notification or certificates that may have been given to the Company after the date of this Agreement and prior to or at the Closing, including under or pursuant to Sections 5.1 or 7.2);

(b) any breach, as of the date of this Agreement or as of the Closing Date, of the Parent Fundamental Representations, as if the same were made on and as of each of such dates (and disregarding and not giving any effect whatsoever any information, notification or certificates that may have been given to the Company after the date of this Agreement and prior to or at the Closing, including under or pursuant to Sections 5.1 or 7.2); or

(c) any breach or violation by Parent of, or default in performance by Parent under, any covenant or agreement contained in this Agreement or the Indemnification Escrow Agreement.

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8.4 Notice of Claim. In the event that Parent has incurred an Indemnified Loss or reasonably anticipates incurring an Indemnified Loss and desires to seek indemnification with respect thereto on behalf of a Parent Indemnified Person, or the Representative or a Securityholder has incurred an Indemnified Loss or reasonably anticipates incurring an Indemnified Loss and desires to seek indemnification with respect thereto on behalf of a Shareholder Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice in accordance with Section 10.1 to the Representative (if and to the extent that such claim may be satisfied from the Indemnification Escrow Fund) or any other indemnifying party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is materially prejudiced thereby. In the event that Parent determines in good faith that a Parent Indemnified Person is reasonably likely to incur Indemnified Losses for which a Parent Indemnified Person is entitled to indemnification hereunder, or a Shareholder determines in good faith that such Shareholder is reasonably likely to incur Indemnified Losses for which such Shareholder Indemnified Person is entitled to indemnification hereunder, a Parent Indemnified Person or Shareholder Indemnified Persons, as the case may be, shall be entitled to submit a claim for indemnification for reasonably anticipated Indemnified Losses in advance of the actual incurrence by any such Persons of the same, whether to preserve such Person’s rights to assert a claim prior to the expiration of an applicable survival period with regard to the underlying matter, to preserve such Person’s set-off rights or rights in the Indemnification Escrow Agreement or otherwise, but no such Person shall be entitled to actually collect indemnification in respect of such claim unless and until any such reasonably anticipated Indemnified Losses are actually incurred (whether before or after any applicable survival period) by a Parent Indemnified Person or Shareholder Indemnified Person, as the case may be.

8.5 Right to Contest Claims of Third Persons.

(a) If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Person hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is materially prejudiced thereby. Except as otherwise provided in this Section 8.5, the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within fifteen (15) Business Days after receipt from the Indemnified Party of notice of such claim, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim and to discharge any cost or expense arising out of such investigation, contest or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. In the event that the Indemnifying Party shall fail to give the Defense Notice within said fifteen (15) Business Day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith.

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(b) In the event that the Indemnifying Party delivers a Defense Notice with respect to such Third Party Claim within fifteen (15) Business Days after receipt thereof and thereby elects to conduct the defense of the subject claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, and (iii) the Indemnified Party shall have the rights at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Person Claims effected without its consent, in which cases the consent of the Indemnified Party shall not be required.

(c) Notwithstanding anything to the contrary contained in this Section 8.5, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if unsuccessful, (A) would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party or (B) would reasonably be expected to exceed the Parent Cap or the Shareholders’ Cap, as applicable, in either case as mutually determined by the Indemnifying Party and the Indemnified Party or, if such a determination is not made within fifteen (15) Business Days after the date on which the Indemnified Party responds to the Defense Notice by asserting its rights under this Section 8.5(c), in accordance with its reasonable judgment, or (iv) subject to clause (iii)(B) above, that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party will still be subject to its obligations hereunder but the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

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8.6 Limitations on Indemnity.

(a) From and after the Closing, the Parent Indemnified Persons shall not be entitled to indemnification in respect of Indemnified Losses pursuant to Section 8.2(a)(i) unless and until such Indemnified Losses exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate (the “Indemnification Threshold”), but then to the full extent of such Indemnified Losses (including the first $500,000) of such Indemnified Losses); provided, however, the Indemnification Threshold limitation shall not apply in any manner whatsoever to the extent the breach results from fraud.

(b) From and after the Closing, the Shareholder Indemnified Persons shall not be entitled to indemnification in respect of Indemnified Losses pursuant to Section 8.3(a) unless and until such Indemnified Losses exceed the Indemnification Threshold, but then to the full extent of such Indemnified Losses (including the first $500,000) of such Indemnified Losses); provided, however, the Indemnification Threshold limitation shall not apply in any manner whatsoever to the extent the breach results from fraud.

(c) From and after the Closing, in the absence of fraud, the aggregate amount of Indemnified Losses that may be recovered by the Parent Indemnified Persons under Section 8.2(a)(i) may not exceed an amount equal to the Indemnification Escrow Amount, plus Fifteen Percent (15%) of the aggregate dollar value of any Earnout Consideration paid or payable by Parent pursuant to and in accordance with Section 1.13 hereof (as adjusted, the “General Cap”). From and after the Closing, in the absence of fraud, the sole source of recovery for indemnity claims by Parent Indemnified Persons under Section 8.2(a)(i) shall be the available balance in the Indemnification Escrow Account and the right of Parent to offset against up to Fifteen Percent (15%) of the aggregate dollar value of any Earnout Consideration paid or payable as provided in Section 8.6(k) unless and solely to the extent that the Parent Indemnified Persons have previously recovered amounts from the Indemnification Escrow Fund for any indemnification claims under Sections 8.2(a)(ii) – 8.2(a)(x), in which event Parent shall be entitled to recover an equivalent amount directly from the Securityholders pursuant to their respective Side Agreements or otherwise as permitted by Law (subject to the General Cap). From and after the Closing, in the absence of fraud, the aggregate amount of Indemnified Losses that may be recovered by the Parent Indemnified Persons under Section 8.2(a)(i) – 8.2(a)(x) against each Securityholder may not exceed an amount equal to such Securityholder’s Percentage multiplied by the amount of each such indemnification claim (the “Individual Cap”) (it being understood and hereby agreed that if an indemnification claim by a Parent Indemnified Person is payable from the Indemnification Escrow Fund, then the Parent Indemnified Persons shall be entitled to recover the full amount of such claim from the Indemnification Escrow Fund and each Securityholder shall contribute its respective Securityholder’s Percentage to such claim from its interest in the Indemnification Escrow Fund). From and after the Closing, in the absence of fraud, the aggregate amount of Indemnified Losses that may be recovered by the Parent Indemnified Persons under Section 8.2(a)(i) – 8.2(a)(x), inclusive, shall be an amount equal to the Merger Consideration (the “Aggregate Cap”). Notwithstanding the foregoing, neither the General Cap, the Individual Cap nor the Aggregate Cap shall apply to the obligations of any Securityholder under this Article 8 to the extent such breach results from fraud by the Company or any such Securityholder prior to or at the Closing (it being understood and hereby agreed that no Securityholder shall be directly liable to any Parent Indemnified Person for any liability (other than with respect to such Securityholders’ interest in the Indemnification Escrow or pursuant to rights of setoff against such Securityholder’s interest in the Earnout Consideration) resulting from or arising out of any fraud committed by any other Securityholder (solely in its capacity as a Securityholder and not as an officer, director or employee of the Company), whether under such Securityholders’ Side Agreement with Parent or otherwise under applicable Law; provided however, in the event of fraud by the Company prior to or at the Closing, the Aggregate Cap shall be applicable and Parent shall use its commercially reasonably efforts to promptly seek full recovery of any such Loss from the Person or Persons responsible for such fraud, if and only if the same is reasonably determinable by Parent; provided, however, that the Parent Indemnified Person (including Parent) shall have no obligation to first submit or to collect from the applicable Person(s) as a precondition to making a claim (whether for indemnification or otherwise) hereunder or obtaining indemnification or any other remedy for Losses therefor, and the Parties hereto agree not to delay in any manner the payment to Parent or any Parent Indemnified Person of such indemnification or remedy based on Parent’s non-fulfillment of the foregoing obligation at the time any such claim is made. To the extent that any amounts are actually recovered from the applicable Person(s) who committed the fraud by a Parent Indemnified Person after the related indemnification payment or other remedy has been made pursuant to this Agreement by any Securityholder the Parent Indemnified Person will pay over to the Indemnification Escrow Agent (to the extent that (a) amounts have been paid to Parent out of the Indemnification Escrow Account and (b) the Indemnification Escrow Agreement remains in effect) or to the Exchange Agent (or, if the Exchange Agent is no longer engaged, to the Parent) for distribution to the applicable Securityholders (in any other circumstance) any such amounts promptly after they are actually recovered.

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(d) From and after the Closing, the aggregate amount of Indemnified Losses that may be recovered by the Shareholder Indemnified Persons under Section 8.3(a) may not exceed an amount equal to the Indemnification Escrow Amount, subject to increase by Fifteen Percent (15%) of the aggregate dollar value of any Earnout Consideration paid or payable by Parent in accordance with Section 1.13 hereof (the “Parent Cap”). Notwithstanding the first sentence of this Section 8.6(d), (A) the Parent Cap shall not apply to claims for indemnification arising out of any of the Parent Fundamental Representations, and (B) the Parent Cap shall not apply to the obligations of Parent if and to the extent a breach results from fraud. In addition, from and after the Closing, the aggregate amount of Indemnified Losses that may be recovered by the Shareholder Indemnified Persons with respect to any claim related to the earnout contemplated by Section 1.13 may not exceed an amount equal to Twenty-Seven Million Six Hundred Forty-Two Thousand Dollars ($27,642,000.00).

(e) The Securityholders shall not have any claim for contribution from or against the Company, the Surviving Corporation or any Subsidiary of the Company or the Surviving Company as a result of any indemnification or other payments made by (or on behalf of) any of the Securityholders to any of the Parent Indemnified Persons pursuant to this Agreement, the Indemnification Escrow Agreement, the Side Agreement or any other agreement ancillary hereto.

(f) Notwithstanding anything contained herein or elsewhere to the contrary, all “material” and “material adverse effect” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be given full effect for purposes of determining whether any such representations and warranties are inaccurate or have been breached as of any particular time, but if and to the extent that a representation or warranty set forth herein has been determined to be inaccurate or breached, such materiality, material adverse effect and other similar materiality type qualifications shall be ignored and not given any effect for purposes of determining whether the Indemnification Thresholds have been surpassed and/or determining the amount of any Indemnified Losses.

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(g) No information or knowledge acquired, or investigations conducted, by Parent or its representatives, of the Company or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification by Parent or any Parent Indemnified Person under or pursuant to this Agreement, the Indemnification Escrow Agreement, the Side Agreement or any other agreement ancillary hereto.

(h) In connection with an Indemnified Person’s rights under this Article 8 in connection with any Third Person Claim, an Indemnified Party shall be entitled to recover all damages that are recovered by third parties in connection with Losses suffered by the Indemnified Person. In connection with an Indemnified Person’s rights for any other claim under this Agreement (other than for fraud), an Indemnified Person may not seek punitive, remote or speculative damages and shall only be entitled to recover Losses that are probable and reasonably foreseeable on the date of this Agreement.

(i) The amount of any Losses for which indemnification is provided to any Parent Indemnified Person under this Article 8 shall, from and after the Closing, be adjusted to take into account (i) any reduction in Taxes actually realized by the Parent Indemnified Person as a result of the Loss giving rise to the payment or indemnity, and (ii) subject to Section 8.2(c), any Taxes that will be actually incurred by the Parent Indemnified Person with respect to such payment or indemnity.

(j) The amount of any Losses for which indemnification is provided to any Parent Indemnified Person under this Article 8 shall, from and after the Closing, be net of any amounts actually recovered under insurance policies maintained by the Company in effect immediately prior to the Closing and applicable to such Losses, net of reasonable out-of-pocket expenses actually incurred by the Parent Indemnified Person in obtaining recovery. Parent will use its commercially reasonably efforts to promptly seek full recovery under the insurance policies referenced in the foregoing sentence; provided, however, that the Parent Indemnified Person (including Parent) shall have no obligation to first submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Losses therefor, and the Parties hereto agree, without limiting any other rights any Indemnifying Party may have against Parent, not to delay in any manner the payment to Parent or any Parent Indemnified Person of such indemnification based on Parent’s non-fulfillment of the foregoing obligation at the time any such claim is made. To the extent that any insurance payment is actually recovered by a Parent Indemnified Person after the related indemnification payment has been made pursuant to this Agreement; the Parent Indemnified Person will pay over to the Indemnification Escrow Agent (to the extent that (a) amounts have been paid to Parent out of the Indemnification Escrow Account and (b) the Indemnification Escrow Agreement remains in effect) or to the Exchange Agent (or, if the Exchange Agent is no longer engaged, to Parent) for distribution to the applicable Securityholders (in any other circumstance) the amounts of such insurance payments promptly after they are actually recovered. If permitted under the terms of the applicable insurance policies, in lieu of the foregoing, the Parent Indemnified Person may subrogate or assign its rights to recover under such insurance policies to the Representative (on behalf of the Securityholders) or their designee.

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(k) From and after the Closing, and without prejudice or limitation to any other remedies available to the Parent, in the event that Parent or any Parent Indemnified Person is entitled to any indemnification pursuant to this Agreement, Parent may set-off the amount of such indemnification claim against any amounts of Earnout Consideration due under Section 1.13 (the “Remaining Payments”), subject to the limitations set forth in this Section 8.6(k) and such set-off shall be allocated pro-rata for each Securityholder among cash and Parent Common Stock in accordance with the percentage of Parent Common Stock and cash to the total Earnout Consideration payable to each such Securityholder, provided that such common stock shall be valued at the Parent Common Stock Value. With respect to the right of Parent to set-off any Earnout Consideration due under Section 1.13, Parent shall have the right withhold any Earnout Shares or any cash portion of the Earnout Consideration (in an amount equal to the amount to be set-off under this Section 8.6(k)) from any Earnout Consideration due under Section 1.13. In the event any Parent Indemnified Person has made a claim for indemnification hereunder and any indemnifying Party disputes its obligation to make such indemnification, Parent may nonetheless withhold, or cause to be withheld, the amount of such Parent Indemnified Person’s claimed indemnification from the Remaining Payments until such dispute is resolved and such withholding shall not be deemed a default by Parent hereunder.

(l) The Securityholders or Parent, as applicable, shall have no liability with respect to any Indemnified Losses to the extent that Securityholders or Parent, as applicable, received a credit on account of such Indemnified Losses in determining an adjustment to the Merger Consideration pursuant to Section 1.10 or with respect to any item for which there has been a Final Determination in accordance with Section 1.10.

(m) For the avoidance of doubt, nothing herein shall be deemed to restrict the ability of the Indemnified Party to select the representation, warranty, covenant or agreement upon which to base any claim by such Indemnified Party, including instances where more than one representation, warranty, covenant or agreement may have been breached or where the facts giving rise to any such claim may constitute a breach under one representation, warranty, covenant or agreement, but not another.

8.7 Exclusive Remedy. Subject to the proviso below, from and after the Effective Time, the rights to indemnification, set-off, compensation and reimbursement set forth in or contemplated by this Article 8 shall be the sole and exclusive remedy of any Person (whether at law or in equity) with respect to the transactions contemplated by this Agreement (except that the foregoing shall in no way limit any rights or remedies of a Person under or pursuant to the Side Agreements, the Indemnification Escrow Agreement, any Non-Competition and Confidentiality Agreement or any other agreement entered into in connection with the transactions contemplated hereby), and no Person shall have any other claims, rights or remedies against any other Person after the Closing Date, whether under this Agreement or under any applicable Law or otherwise, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, no Person shall be deemed to have waived any rights, claims, defenses, causes of action or remedies (i) arising under federal or state securities laws, (ii) if and to the extent such rights, claims, defenses, causes of action or remedies may not be waived under applicable Law, or (iii) arising out of or based upon fraud.

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ARTICLE 9

TERMINATION

9.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time only as follows, whether before or after the Company Shareholder Approval:

(i) by mutual consent of the Company and Parent;

(ii) by either the Company, on the one hand, or Parent, on the other hand, if the Closing shall not have occurred on or before October 2, 2010, provided that no Party may terminate this Agreement pursuant to this clause if such Party’s failure to fulfill any of its obligations under this Agreement shall have directly or indirectly resulted in the failure of the Closing to occur on or before said date;

(iii) by Parent, at any time after the date which is fifteen (15) days after the date that the Company first sends the Information Statement to the Shareholders, if the Company has not obtained the Company Shareholder Approval on or prior to the date which is fifteen (15) days after the date that the Company first sends the Information Statement to the Shareholders;

(iv) by Parent, if (A) an Adverse Recommendation Change shall have occurred or the Board of Directors of the Company authorizes the Company to enter into a definitive agreement concerning a Superior Proposal or (B) the Board of Directors of the Company shall have failed to publicly confirm the Company Recommendation within five (5) Business Days of a written request by Parent that it do so;

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(v) by the Company prior to the receipt of the Company Shareholder Approval, if the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 10.7(b) in accordance with the terms, and at the times specified therein; and provided, further, that, prior to any such termination, (A) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), (B) Parent is given the opportunity to meet with the Board of Directors of the Company and its financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith possible modifications of the terms and conditions of this Agreement, such that Parent can provide the binding written proposal described in (C) below, and (C) Parent does not make, within three (3) Business Days of receipt of such written notification, a binding written proposal by Parent in the form of a proposed amendment to this Agreement that can be accepted by the Company by countersignature that is at least as favorable to the shareholders of the Company as such Superior Proposal in the good faith judgment of the Board of Directors of the Company (it being understood that the Company shall not terminate this Agreement or enter into any such binding agreement during such three (3) Business Day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three Business Day period);

(vi) by Parent if the Company shall have breached in any material respect any of its obligations under Sections 4.5 or 4.7;

(vii) by Parent if (A) there shall have been a breach in any material respect (individually or in the aggregate) of any representation or warranty on the part of any of the parties (other than Parent) set forth in this Agreement or the Side Agreement, or (B) there shall have been a breach by any of the parties (other than Parent and Acquisition Subsidiary) of any of its covenants or agreements hereunder or under the Side Agreement, and such party has not cured such breach within twenty (20) Business Days after notice by Parent thereof, provided that, with respect to clauses (A) and (B) above, Parent has not materially breached any of its obligations hereunder and failed to timely cure such breach; or

(viii) by the Company if (A) there shall have been a breach in any material respect (individually or in the aggregate) of any representation or warranty on the part of Parent set forth in this Agreement, or (B) there shall have been a breach by Parent or Acquisition Subsidiary of any of their respective covenants or agreements hereunder, and neither Parent nor Acquisition Subsidiary has cured such breach within twenty (20) Business Days after notice by the Company thereof, provided that, with respect to clauses (A) and (B) above, the Securityholders and the Company have not materially breached any of its obligations hereunder and failed to timely cure such breach.

The party desiring to terminate this Agreement pursuant to the preceding clauses (ii) through (viii) shall give written notice of such termination to the other party in accordance with Section 10.1, below.

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(b) Procedure Upon Termination. In the event of termination pursuant to this Article 9, the transactions contemplated hereby shall be abandoned without further action by the Parties hereto, provided that the agreements contained in Sections 6.2, 9.1(b) and 10.7 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each Party shall use its reasonable best efforts to return all documents, work papers and other material (including any copies thereof) of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any breach of any representation, warranty or covenant contained herein prior to termination.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 10.1 for, or such other address as may be designated in writing hereafter by, such Party:

If to Parent (or, after Closing, the Company):

MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O’Fallon)

Post Office Box 8

St. Peters, MO 63376

Attn: General Counsel

Facsimile: (866) 773-0791

with a copy to:

Bryan Cave LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, MO 63102

Attention: Steven M. Baumer

Facsimile: (314) 259-2020

If, prior to Closing, to the Company:

Solaicx

5102 Calle del Sol

Santa Clara, CA 95054

Attn: Guy Anthony

Facsimile: (408) 492-9880

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with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Robert P. Latta

Facsimile: (650) 493-6811

If to the Representative:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Email: deals@shareholderrep.com

Facsimile No.: (415) 962-4147

Telephone No.: (415) 367-9400

10.2 Entire Agreement. This Agreement, the Indemnification Escrow Agreement, the Side Agreements and the Schedules and Exhibits hereto and thereto embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

10.3 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise). Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by Parent without the prior written consent of the Representative (which consent shall not be unreasonably withheld) or by the Representative or the Company without the prior written consent of Parent (which consent shall not be unreasonably withheld); provided, however, that Parent shall have the right to transfer and assign its and Acquisition Subsidiary’s rights hereunder to any entity which is controlled by Parent.

10.4 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.5 Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.

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10.6 Definitions. For purposes of this Agreement:

(a) “Accredited Investor” shall have the meaning ascribed to such term in Rule 501 of Regulation D promulgated under the Securities Act.

(b) “Affiliate” of a Person shall mean any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person;

(c) “Business Day” shall mean any day which is not a Saturday, Sunday or a legal holiday in the State of California, United States of America.

(d) “Company Material Adverse Effect” shall mean any effect, circumstance, change, event or development (each an “Effect”, and collectively, “Effects”), individually or in the aggregate, and taken together with all other Effects, that has (or have) a material adverse effect on the business, operations, financial condition or results of operations of the Company, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) resulting from or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions in the United States, China or any other country (or changes therein), general conditions in the financial markets in the United States, China or any other country (or changes therein) or general political conditions in the United States, China or any other country (or changes therein), in any such case to the extent that such conditions or changes do not affect the Company in a disproportionate manner relative to other participants in the industries in which the Company conducts business;

(ii) general conditions in the industries in which the Company conducts business (or changes therein) to the extent that such conditions or changes do not affect the Company in a disproportionate manner relative to other participants in the industries in which the Company conducts business;

(iii) any conditions arising out of acts of terrorism, war or armed hostilities to the extent that such conditions do not affect the Company in a disproportionate manner relative to other participants in the industries in which the Company conducts business;

(iv) the impact of the announcement of this Agreement or the pendency of the transactions contemplated hereby on the Company’s relationship (contractual or otherwise) with SunPower;

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(v) any action that is taken, or any failure to take action, by the Company which Parent has requested in writing;

(vi) any changes in Laws or GAAP (or the interpretation thereof); or

(vii) any failure by the Company to meet any projections, forecasts or estimates of revenues or earnings in and of itself (it being understood that the underlying cause of, and the facts, circumstances or occurrences giving rise or contributing to such failure may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Company Material Adverse Effect).

(e) “Company’s Knowledge” shall mean the actual knowledge of those Persons set forth on Schedule 10.6(e).

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(g) “Indebtedness” shall mean, without duplication (i) all indebtedness for borrowed money, whether current or funded, secured or unsecured, including, without limitation, all indebtedness outstanding under that certain Promissory Note, issued September 19, 2008 by the Company for the benefit of the State of Oregon, provided that (x) the principal amount of loans to the Company from Securityholders during the period from April 4, 2010 through the Closing Date to the extent the same are included in the term New Investment Adjustment Amount and/or any Post-Execution Investment Amount, shall not be included (but any interest thereon shall be included), and (y) and the long term portion of any capital leases shall not be included; (ii) notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable and checks payable to the Company, which have been endorsed by the Company for collection in the Ordinary Course of Business); (iii) guaranties securing indebtedness for borrowed money; (iv) all amounts drawn under outstanding letters of credit; (v) all costs and obligations incurred in connection with a change of control of the Company (including payments to be made under the Management Carveout Plan at the Effective Time in excess of $2,442,000), but excluding (A) the Transaction Payroll Taxes, (B) all Transaction Expenses, and (C) payments to be made under the Management Carveout Plan at the Effective Time of up to $2,442,000); (vi) all interest rate swap, derivative and similar arrangements; (vii) any amounts paid or payable for the Tail Policy in excess of $60,000; (viii) all Losses incurred by the Company prior to the Effective Time or agreed by the Company prior to the Effective Time to be incurred at any time (whether before or after the Effective Time) in connection with any Securityholder Claims; and (ix) all interest (unless irrevocably waived by the holders of such Indebtedness), any premiums payable or any other costs or charges (including any prepayment penalties) on any instruments or obligations described in clauses (i) through (viii) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.

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(h) “made available” shall mean (i) for purposes of Article 2 of this Agreement, with respect to any material a copy of such material has been (A) posted on or before 9:00 p.m. (Pacific time) on May 20, 2010 to the electronic data room at https://datasite.merrillcorp.com, and (B) memorialized in electronic format on a CD-ROM delivered to Parent promptly following the execution of this Agreement (but in no event later than 2 Business Days thereafter) and (ii) for purposes of Article 3 of this Agreement, such information has been filed by Parent on EDGAR.

(i) “Net Working Capital” shall mean, as of any date, the excess of the current assets of the Company (excluding any deferred Tax assets of the Company) over the current liabilities of the Company, including any payroll or employment taxes incurred by the Company on or prior to the Closing Date (the “Transaction Payroll Taxes”) and excluding (i) any deferred Tax liabilities of the Company, (ii) the current portion of any Indebtedness of the Company, and (iii) any Transaction Expenses), in each case as reflected on the balance sheet of the Company as of such date and as calculated in accordance GAAP applied in a manner consistent with accounting principles, policies, methodologies, practices and procedures applied in the preparation of the Annual Financial Statements and, where applicable, the accounting principles, policies, methodologies, practices and procedures set forth on Schedule 1.10(a)(i) (it being understood and agreed that in the event of a conflict between the accounting principles, policies, methodologies, practices and procedures applied in the preparation of the Annual Financial Statements and the accounting principles, policies, methodologies, practices and procedures set forth on Schedule 1.10(a)(i), accounting principles, policies, methodologies, practices and procedures set forth on Schedule 1.10(a)(i) shall supersede, govern and control). For purposes of determining the Net Working Capital, the Post-Execution Investment Amount shall be deducted from the amount of Net Working Capital as otherwise determined in accordance with the terms of this Agreement.

(j) “New Investment Adjustment Amount” shall mean the face amount of all amounts invested into the Company by the Securityholders (whether in the form of equity, debt or a combination of the foregoing) on or after April 4, 2010 and prior to the Closing Date, if and only if any such investments have been converted into equity prior to the Closing, plus $500,000. As of the date hereof, the New Investment Adjustment Amount would be equal to Ten Million Three and 20/100 Dollars ($10,000,003.20) as set forth on Schedule 1.10(a)(ii).

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(k) “Parent Material Adverse Effect” shall mean any Effect individually or in the aggregate, and taken together with all other Effects, that has (or have) a material adverse effect on the business, operations, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from or arising out of any of the following shall be deemed to be or constitute a “Parent Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) resulting from or arising out of any of the following shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions in the United States, China or any other country (or changes therein), general conditions in the financial markets in the United States, China or any other country (or changes therein) or general political conditions in the United States, China or any other country (or changes therein), in any such case to the extent that such conditions or changes do not affect Parent in a disproportionate manner relative to other participants in the industries in which Parent conducts business;

(ii) general conditions in the industries in which Parent conducts business (or changes therein) to the extent that such conditions or changes do not affect Parent in a disproportionate manner relative to other participants in the industries in which Parent conducts business;

(iii) any conditions arising out of acts of terrorism, war or armed hostilities to the extent that such conditions do not affect Parent in a disproportionate manner relative to other participants in the industries in which Parent conducts business;

(iv) any changes in Laws or GAAP (or the interpretation thereof); or

(v) any failure by Parent to meet any projections, forecasts or estimates of revenues or earnings in and of itself (it being understood that the underlying cause of, and the facts, circumstances or occurrences giving rise or contributing to such failure may be deemed to constitute a “Parent Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Parent Material Adverse Effect).

(l) “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Government and any other entity.

(m) “Post-Execution Investment Amount” shall mean the face amount (i.e., not including any accrued interest thereon) of all amounts invested into the Company by the Securityholders (in the form of debt) on or after the date hereof and prior to the Closing Date, if each such investments has been made in accordance with the terms of Section 4.1 and has not been converted into equity of the Company prior to the Closing. For purposes of determining the Net Working Capital, the Post-Execution Investment Amount shall be deducted from the amount of Net Working Capital as otherwise determined in accordance with the terms of this Agreement.

(n) “SEC” shall mean the United States Securities and Exchange Commission.

(o) “Securities Act” shall mean the Securities Act of 1933 and the rules and regulations thereunder, as amended.

(p) “Securityholders” shall mean collectively the Shareholders, holders of Company Warrants and holders of Company Options.

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(q) “Securityholder Claim” means any claims (including claims against any of Parent, the Company, the Surviving Company or their respective directors or officers) made, whether before or after the date hereof of before or after the Effective Time, by current (i.e., those as of the date of this Agreement or those who become such between the date of this Agreement and the Closing Date) or former direct or indirect holders of equity or debt securities of the Company or by any participant in the Management Carveout Plan of any kind or nature whatsoever (including, without limitation, all of the Securityholders), in their capacity as, or related to, their status as a current or former direct or indirect holder of equity or debt securities or participant in the Management Carveout Plan, or as an assignee or based upon any relationship or arrangements with any of the foregoing, and whether any such claim arises under a contract, instrument, agreement, understanding or otherwise (other than claims against Parent or Acquisition Sub for breach of this Agreement or any of the other agreements executed and delivered by Parent in connection herewith) and whether arising under law or under equity (other than claims for which the facts or circumstances giving rise to such claim first occur following Closing); provided however, Securityholder Claims do not include any claim for appraisal or dissenters’ rights with respect to the shares of capital stock under California law or any other applicable Law.

(r) “Securityholder’s Percentage” means, with respect to each Securityholder, the quotient obtained by dividing (x) the aggregate amount of the Merger Consideration which such Securityholder is entitled to receive hereunder by (y) the aggregate amount of the Merger Consideration payable to all Securityholders hereunder, in each case expressed as a percentage. The Spreadsheet shall set forth each Securityholder’s Percentage, and the sum of the Securityholder’s Percentage shall be 100%. The Parties understand and agree that each Securityholder’s Percentage may be different at the Closing and at any time thereafter when additional Merger Consideration is paid hereunder, and the Spreadsheet shall be revised to reflect each Securityholder’s revised Securityholder’s Percentage after any such payment of additional Merger Consideration hereunder.

(s) “Shareholder” shall mean a holder of Shares of the Company as of immediately prior to the Effective Time.

(t) “Target Net Working Capital” shall mean zero.

(u) “Transaction Expenses” shall mean all costs and expenses incurred or to be incurred by the Company in connection with or as a result of (i) the preparation, negotiation and execution of this Agreement, the Indemnification Escrow Agreement, the Expense Escrow Agreement and/or any other agreements contemplated hereby, and/or (ii) the consummation of the transactions contemplated hereby (including, without limitation, the Merger), and in any case, including, but not limited to, (A) all accounting, legal, investment banking fees and commercial banking fees and expenses related thereto (but excluding any expenses incurred by the Company in connection with audits of the Company’s financial statements undertaken at the written request of the Parent), and (B) all change of control or other payments (including bonus acceleration payments) paid to directors, officers and employees of the Company as a result of the consummation of the Merger.

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(v) “Warrant Holder” shall mean a holder of Company Warrants as of immediately prior to the Effective Time.

10.7 Expenses.

(a) Except as set forth in Section 10.7(b), Parent shall pay the fees and expenses of its counsel, accountants, experts, other representative and all other expenses incurred by any of them incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and the performance by it of its obligations hereunder. All fees and expenses incurred by the Company (and any fees and expenses of any Securityholders and the Representative for which the Company is liable) incident or relating to the negotiation, preparation and execution of this Agreement and/or the transactions contemplated hereby, and the performance by the Company of its obligations hereunder (including, without limitation, all fees and expenses of counsel, accountants (excluding any expenses incurred by the Company in connection with audits of the Company’s financial statements undertaken at the written request of the Parent), experts and other representatives) shall be deemed to be Transaction Expenses.

(b) If a Payment Event occurs pursuant to clause (y) or (z) below, the Company shall pay Parent (by wire transfer of immediately available funds) simultaneously with the occurrence of such Payment Event, a fee equal to $2,500,000 (the “Termination Fee”). In addition, if a Payment Event occurs pursuant to clause (y) or (z) below, the Company shall, in addition to making any payment required to be made in accordance with the preceding sentence (by wire transfer of immediately available funds), simultaneously with the occurrence of such Payment Event, reimburse Parent for all of its out-of-pocket costs and expenses incurred by or on behalf of Parent (or its Affiliates) in connection with this Agreement and the transactions contemplated hereby and thereby, including, without limitation, financing costs and the fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers up to an aggregate maximum amount of $1,250,000.00. In the event that this Agreement is terminated pursuant to Section 9.1(a)(vi), payment of the Termination Fee plus the expenses referenced in the preceding sentence (together with any amounts payable under Section 10.7(c)) shall be deemed to be and constitute liquidated damages for any and all damages arising out of the breach giving rise to such termination.

For purposes of this Agreement:

“Payment Event” means the termination of this Agreement pursuant to (y) Section 9.1(a)(iii) if, there has been any public statement by any Person with respect to a Qualifying Acquisition Proposal prior to such termination and within twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to a Qualifying Acquisition (and subsequently consummates such Qualifying Acquisition, whether or not within the preceding 12 month period), or consummates a Qualifying Acquisition, or (z) Sections 9.1(a)(iv), 9.1(a)(v) or 9.1(a)(vi).

“Qualifying Acquisition Proposal” has the same meaning as “Acquisition Proposal” except that all references to 15% in the definition of “Acquisition Proposal” shall, for purposes of this definition, be deemed to be references to fifty percent (50%).

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(c) The Company acknowledges that the agreements contained in this Section 10.7 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Acquisition Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent or Acquisition Subsidiary pursuant to this Section 10.7, it shall also pay any costs and expenses (including attorneys’ fees) incurred by Parent or Acquisition Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on any amount of the Termination Fee at a rate per annum equal to five percent (5%) over the prime rate (as published in The Wall Street Journal) in effect on the date such payment should have been made.

10.8 Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

10.9 Specific Performance. The Parties agree that, in the event of any breach or threatened breach of any covenant, obligation or other provision set forth in this Agreement: (a) each party hereto shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) no party hereto shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action.

10.10 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of California, without reference to its choice of law rules.

10.11 Submission to Jurisdiction; Waivers. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns may be brought and determined in the federal or state courts located in the State of California, County of Santa Clara or the federal courts located in San Jose, California, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that a Party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 10.11, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed telecopy directed to such Party at the address specified in Section 10.1 hereof; and service made by certified mail shall be complete seven days after the same shall have been posted.

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10.12 No Waiver. Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other Party or Parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

10.13 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

10.14 Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the Parties hereto.

10.15 No Third Party Beneficiaries. The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than (i) Parent Indemnified Persons and Shareholder Indemnified Persons and, (ii) with respect to Section 5.4, the Persons benefiting therefrom, who are expressly intended to be third party beneficiaries thereof and entitled to enforce their rights hereunder.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties and is effective as of the date first herein above written.

MEMC ELECTRONIC MATERIALS, INC.

By:	/s/ Ken Hannah
Name:	Ken Hannah
Title:	Executive Vice President and President – Solar Materials

OSCAR ACQUISITION SUB, INC.

By:	/s/ Ken Hannah
Name:	Ken Hannah
Title:	President

SOLAICX

By:	/s/ David A. Ranhoff
Name:	David A. Ranhoff
Title:	President and CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

/s/ Paul Koening

Paul Koening

Manager

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Schedule 1.13(a)

Earnout Calculation

1.	For purposes of this Agreement, “Revenue” shall mean consolidated revenue recognized by Parent, in accordance with United States GAAP applied by Parent on a basis consistent with past practice, from sales of monocrystalline prime ingot or prime slabbed ingot within the Earnout Period (including sales to subsidiaries and other affiliates of Parent); provided, however, that notwithstanding Parent’s application of United States GAAP to the determination of “Revenue”, “Revenue” for purposes hereof shall be determined prior to any netting of the cost and associated markup of the poly raw material used to produce the monocrystalline prime ingot or prime slabbed ingot. Revenue shall be calculated as the product of (a) quantity (Kg) of ingot shipped and (b) price of such ingot based on the purchase order applicable thereto. With respect to such calculation relating to sales to third parties, the same price per Kg that is used in the most recent applicable purchase order (whether to SunPower or otherwise) for the price should be used for purposes of the calculation (i.e., cropped Kg or slabbed Kg, as applicable).

2.	For purposes of this Agreement, the “Revenue Baseline” shall be equal to $60,000,000. The “Revenue Target” shall be equal to $71,800,000. The “Actual Revenue” shall be the dollar value of the Revenue during the time period covered by such Earnout Statement, and shall be the total amount of Revenue earned during the entire Earnout Period and not the Revenue for any particular period during the Earnout Period.

3.	With respect to any Earnout Statement, if the Actual Revenue is in excess of the Revenue Baseline, then the Preliminary Earnout Consideration shall be an amount in cash and shares of Parent Common, as determined in accordance with this Agreement and the Earnout Escrow Agreement, equal to the product obtained by multiplying (A) $27,642,000 and (B) a fraction, the numerator of which is the lesser of (i) applicable Actual Revenue and (ii) 71,800,000, and the denominator of which is 71,800,000, less any amount of Earnout Consideration previously paid or payable to the Stockholders (including, for the avoidance of doubt, any such Earnout Consideration that may have been payable but was not paid as a result of the exercise of set-off rights of Parent under the Merger Agreement).

4.	In the event that during the Earnout Period, Parent causes the Surviving Company to sell in another product form factor or type and/or in combination with other products of Parent or Parent’s Subsidiaries, such as monocrystalline wafers (“Wafers”), instead of monocrystalline prime ingot or prime slabbed ingot, the Parties hereto agree that the conversion factor of revenue from the sale of Wafers into “Revenue” for the purposes of determining the “Actual Revenue” shall be a product equal to (a) the quantity (in Kg) of ingot shipped to be converted into Wafers and (b) the price of the most recent similar sale (based on specifications, customer requirements, etc.) to a third party of moncrystalline prime ingot or prime slabbed ingot. In the event that during the Earnout Period Parent causes the Surviving Company to sell monocrystalline prime ingot or prime slabbed ingot in a form or manner other than as monocrystalline prime ingot, prime slabbed ingot or Wafers, Parent agrees to negotiate in good faith with the Representative to establish a mutually acceptable revenue conversion factor to apply to revenue derived from the sale of any such products.

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Schedule 1.13(f)

Certain Earnout Covenants

(a)	Except as Parent and the Representative may otherwise agree in writing, from the Closing Date through and including the last day of the Earnout Period, Parent shall cause Surviving Company to, and Surviving Company shall, operate the business of the Surviving Company as conducted by the Company on the Closing Date prior to the Effective Time (the “Business”) in good faith, and Parent shall use commercially reasonable efforts to cause the Revenue Target to be achieved.

(b)	During the Earnout Period, Parent shall:

(i)	Make available to the Surviving Company a commercially reasonable amount of materials (including normalized levels of working capital).

(ii)	Fund the Surviving Company’s requirements for cost of goods sold for Q3’10 to Q4’11 in an amount up to $[*****] million and operating expenses for Q3’10 to Q4’11 in an amount up to $[*****] million, to be used in the manner set forth in the business plan of the Surviving Company with respect to the Business as set forth on Exhibit A hereto (the “Business Plan”), provided that this covenant shall not be deemed to have been breached if Parent causes the build out, materials provisioning and staffing of [*****] pullers, regardless of whether the full amounts set forth above are funded or expended.

(iii)	Fund the Surviving Company’s requirements for capital expenditure and capital equipment for Q3’10 to Q4’11 in an amount up to $[*****] million, to be used in the manner set forth in the Business Plan, provided that this covenant shall not be deemed to have been breached if Parent causes the build out, materials provisioning and staffing of [*****] pullers, regardless of whether the full amount of capital expenditures set forth above is funded or expended.

(iv)	Ensure that there are sufficient orders to support the Surviving Company’s production capacity.

(c)	The Parties agree that the none of the foregoing provisions relating to the achievement of the Revenue Target shall be deemed to be breached, and in no event shall subsection (d) of this Schedule 1.13(f) be deemed to be triggered, in the event of either of the following (each, “Cause”):

(i)	In the event of any material infringement arising out of Company Intellectual Property, Company Software, Company Manufacturing Tools or any other Intellectual Property owned or used by the Company prior to Closing for which a Third Person Claim is made that results in, or is reasonably likely to result in, Losses to Parent or the Surviving Company that make the Business commercially unviable as measured against the Business Plan; provided, however, that, for the avoidance of doubt, changes to the Company Intellectual Property, Company Software, Company Manufacturing Tools or any other Intellectual Property owned or used in connection with the Business made by Parent or any of its affiliates (including the Surviving Company) after Closing that are responsible for having caused or created such material infringement shall not constitute Cause hereunder; or

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(ii)	If (A) the Business cannot be run in a commercially viable manner with the resources agreed upon in subsection (b) of this Schedule 1.13(f) and the Business Plan and (B) Parent actually terminates the operations of the Business as result thereof.

(d)	If, during the Earnout Period, in the absence of Cause, (i) Parent materially breaches its obligations to provide support to the Surviving Company with respect to the Business in accordance with the express terms of any of the provisions above (including, for the avoidance of doubt, Parent’s obligation under clause (b)(iv) of this Schedule 1.13(f)) or (ii) Parent fully terminates the operations of the Business, then the Revenue Target shall be deemed to have been fully met as of the date of the occurrence of the event in (i) or (ii) above and the full Earnout Consideration shall be due and payable pursuant to the payment and allocation provisions of Section 1.13 and Schedule 1.13(f).

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Schedule 1.13(g)

Dispute Resolution

(a)	Disputes. In the event any dispute arises between the Representative and Parent (or any of its Subsidiaries which expressly includes the Surviving Company and its Subsidiaries and the respective successors and assigns of each of the foregoing) (each an “Earnout Party”) in connection with the Earnout, any Earnout Statement or any of the covenants, agreements or calculations set forth on this Schedule 1.13(g), the Earnout Parties agree that such dispute will be resolved as follows:

(i)	Mediation. The Earnout Parties shall first attempt to resolve the dispute by themselves through the participation in such endeavor of the Executive Vice President – Solar Materials of Parent and the Representatives. In the event that the Earnout Parties are unable to resolve such dispute themselves within ten (10) Business Days from when an Earnout Party has provided notice to the other Earnout Parties of such dispute (the “Initial Period”), then, within three (3) Business Days following the end of the Initial Period, the Earnout Parties shall submit the dispute to non-binding mediation through a neutral mediator selected by mutual agreement. In the event that the Earnout Parties are unable to resolve such dispute by mediation within fifteen (15) Business Days following such submission (the “Mediation Period”), unless the Earnout Parties mutually agree to extend the Mediation Period at the conclusion of the initial period, such dispute shall be resolved by binding arbitration as set forth below.

(ii)	Rules. Except as expressly provided herein to the contrary, the arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration is made. To the extent that there is any conflict between the rules of the American Arbitration Association and this Schedule 1.13(g), this Schedule 1.13(g) shall govern and determine the rights of the Earnout Parties.

(iii)	Location; Selection of Arbitrators. The arbitration will take place in Palo Alto, California (or such other place as the Earnout Parties shall mutually agree), before a single arbitrator, which arbitrator shall have experience in matters and industries relevant to such dispute; provided, however that if the amount in controversy exceeds $10 million, then either the Parent or the Representatives shall have the right to require that three arbitrators be used. In the event that the Earnout Parties cannot agree on a single arbitrator within five (5) Business Days following the end of the Mediation Period, then the arbitrator shall be selected as follows: either Earnout Party may request the American Arbitration Association to provide a list of at least five (5), but no more than nine (9) proposed arbitrators, all of whom must be retired judges with at least ten (10) years of judicial experience, but who may still be active in the practice of law; provided that any such prospective arbitrator shall have experience in earnout matters relevant to such dispute. If the Earnout Parties are unable to mutually select an arbitrator from such list, the Earnout Parties to such dispute shall then take turns crossing off the names one at a time until one name remains, who shall thereupon be appointed the arbitrator. The Earnout Parties to such dispute shall select by lot which of them strikes the first name from the list of proposed arbitrators. If the person selected in this method to be the arbitrator declines or is otherwise unavailable to serve as the arbitrator of the dispute, the arbitrator shall be selected from the same list of proposed arbitrators selected in the reverse order to which those proposed arbitrators’ names were struck from the list until one of those individuals elected to be the arbitrator accepts the appointment and is able to serve as the arbitrator.

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(iv)	Arbitration Procedures. The arbitrator selected in the manner set forth herein (the “Arbitrator”) shall be requested to honor the intention of the Earnout Parties hereto to resolve the dispute quickly and in accordance with the intent of the parties expressed in this Schedule 1.13(g). All decisions shall be made with this intention in mind. The decision of the Arbitrator shall be final and binding on all Earnout Parties, their successors and assigns as applicable. Except as expressly set forth in this Schedule 1.13(g), the Arbitrator shall determine the manner in which the arbitration proceeding is conducted, including, without limitation, the time and place of all hearings, the order or presentation of evidence and all of the questions that arise with respect to the arbitration proceeding. The arbitration shall entitle both parties to conduct discovery consistent with the applicable rules of civil procedure for federal courts situated in San Jose, California. If deemed necessary by the Arbitrator, the Arbitrator shall have the right to retain a nationally recognized accounting firm to aid in the Arbitrator’s consideration of the dispute which accounting firm must be reasonably acceptable to both Earnout Parties. The Arbitrator shall be required to determine all issues in accordance with California law. The arbitration shall be conducted in “baseball arbitration” style, whereby each Earnout Party shall submit their proposed result, and the Arbitrator may only choose one or the other proposed result. Either Earnout Party to the arbitration may seek a judgment from a court of competent jurisdiction to enforce the award of the Arbitrator.

(v)	Costs. The cost of mediation and, if applicable, arbitration, including administrative fees, fees for recording a transcript, and the mediator’s and, if applicable, the Arbitrator’s fees, shall be borne equally by Parent and the Securityholders party to the mediation and, if applicable, arbitration. Each of Parent and the Securityholders shall bear the costs of the fees charged such party or parties, as applicable, by its own counsel; and the Arbitrator shall not have the discretion or the right to award reasonable attorneys’ fees to either Parent or the Securityholder